REVIEW OF THE MINERAL
RESOURCES AND MINERAL
RESERVES OF THE MCCREEDY
WEST MINE PROPERTY,
SUDBURY AREA, ONTARIO
PREPARED FOR FNX MINING
COMPANY INC.

REVIEW OF THE MINERAL
RESOURCES AND MINERAL
RESERVES OF THE MCCREEDY
WEST MINE PROPERTY,
SUDBURY AREA, ONTARIO
PREPARED FOR FNX MINING
COMPANY INC.

Authors:-
Richard Routledge, M.Sc. (Appl.), P.Geol.
Graham G. Clow, B.Sc. P.Eng.

LIST OF TABLES

LIST OF FIGURES
Figure 22	Cross Section of the Inter Main West Contact Deposit showing
	Wireframe and Block Model	80

SUMMARY

Roscoe Postle Associates Inc. (RPA) was requested by FNX Mining Company Inc. (FNX) to review and audit FNX-Dynatec Corporation (Dynatec) prepared Mineral Reserve estimates for the McCreedy West Mine Property nickel-copper-cobalt-Pt-Pd-Au-bearing deposits and to prepare an independent report conforming to National Instrument (NI) 43-101 and Form 43-101F1 reporting requirements. On March 5, 2003, RPA prepared an independent report on the Mineral Resources of the McCreedy West Mine Property for FNX (Routledge, 2003). This current report updates information provided in the earlier report and in addition to a revised estimate of Mineral Resources, it reviews the Mineral Reserves estimated by the FNX - Dynatec Sudbury Joint Venture.

FNX has an option agreement with Inco Limited (Inco) under which FNX may undertake exploration and mining of five Inco properties in the Sudbury area. FNX has formed a Joint Venture with Dynatec Corporation of Richmond Hill, Ontario (75% and 25% interests respectively) to carry out exploration, mining development and eventually mining on the Inco properties on behalf of the Joint Venture. FNX is responsible for exploration and resource estimation. A separate, non-public, agreement between FNX and Inco, the "Off-Take Agreement", grants Inco the right to purchase FNX/Dynatec mine production and defines the payment terms.

The McCreedy West Mine property is located in Levack Township within the Sudbury Mining District on the North Range of the Sudbury Intrusive Complex (SIC), some 34 km northwest of the city of Sudbury and about 400 km northwest of Toronto. The property encloses the town of Levack and totals 804.24 acres (325.46 hectares) held under eight freehold patented parcels: 544SWS, 1971SWS, 5586SWS, 5591SWS, 8675SWS, 8784SWS, 8785SWS and 22185SWS. The patents include surface and mining rights.

The four deposits for which FNX and Dynatec have estimated Mineral Reserves to date on the McCreedy West Mine property include "Contact" deposits and a "Footwall Vein Complex" deposit typical of others mined by Inco from 1970 to 1997 on the property and elsewhere at mines located along the SIC North Range. Combined past production by Inco from the McCreedy West Mine to 1997 totals 15.76 million tons (14.3 million tonnes) averaging 1.44% Ni, 1.70% Cu, and 0.043 oz/ton total precious metals (Pt, Pd, Au). Cobalt and rhenium were also recovered.

The Mineral Resources and Reserves are located from 200 ft. depth to about 1,450 ft. depth. They are delineated in pipe-like, lenticular and tabular "contact deposits" occurring along the SIC footwall contact hosted by sublayer dark norite and late granitc breccias, or in "Foot Wall Vein Complexes" located in the Archean footwall rocks and hosted in Sudbury Breccias and brecciated Levack Complex granitic gneisses. Resources are estimated for contact deposits: Inter Main, Inter Main West, East Main and Upper Main and Upper Main Hanging Wall as well as for the footwall vein deposits, the 950 Complex and the 700 Complex. Mineral Reserves are estimated for the Inter Main, East Main, and Upper Main deposits and the 700 Complex.

Inco has mined portions of the Upper Main, 700 Complex and the 950 Complex. Dynatec has rehabilitated the McCreedy West Mine decline and recently completed five raises on veins in the 700 Complex.

From mid January to mid February 2003, FNX estimated Indicated and Inferred Mineral Resources for the contact deposits and the 950 Foot Wall Vein Complex. Dynatec estimated Measured, Indicated and Inferred Mineral Resources for the 700 Footwall Vein Complex in late 2002. FNX updated resources, after additional drilling, for the Inter Main, East Main and 700 Complex and, together with Dynatec, estimated Mineral Reserves for the Inter Main, East Main, Upper Main and 700 Complex (Table1).

In RPA's opinion the data collection (drilling, sampling, assaying) and quality control and assurance (QA/QC) work by FNX is above industry standard and conforms to best practices guidelines set by the OSC/TSE Mining Standards Task Force (1999). The FNX QA/QC program has been reviewed, and a report prepared, by Ms. Lynda Bloom, M.Sc., P.Geo., of Analytical Solutions Inc. (Bloom, 2003). RPA has reviewed the Bloom report, has examined the data used in the report and agrees with its conclusions and recommendations. RPA has also reviewed an earlier report, dated July 27, 2001, prepared by Spiteri Geological & Mining Consultants (SGM) entitled "Fort Knox Project Sudbury, Ontario Independent Check Sampling and Assaying Program". RPA has accepted and relied on the Bloom (2003) and SGM reports for the assaying QA/QC information described in this report.

The drilling and assay database, consisting of past Inco surface and underground drilling and recent FNX holes, is extensive and adequate for Mineral Resource estimation, and supports the classification assigned to the resources by FNX and Dynatec. Assaying core for precious metals and cobalt was not done for some Inco holes used in the resource estimation of contact deposits. Historically, precious metals and cobalt values have been low in contact deposits and are not significant in terms of mine viability. Consequently these metals are not reported in the contact deposits' resources.

McCreedy West Mine property Mineral Resources and Mineral Reserves, as estimated by FNX and Dynatec, are summarized in Table 1.

The contact and 950 Complex deposits were wireframed and 3-D block modelled using Datamine software in a conventional fashion. Inverse distance (ID2 and ID4 respectively) was employed for block grade interpolation using specific gravity and length-weighted assay composites. Nearest neighbour interpolation validated the models.

The resource estimation database consists of Inco and FNX surface and underground drilling, core sampling and assaying. The resource modelling is based on a 1% Ni cut-off grade and a minimum mining width of 8.0 ft. true width for the contact deposits. For the 950 Complex, the cut off grade is 0.75% Ni equivalent over the same minimum mining

TABLE 1 SUMMARY OF MINERAL RESERVES AND MINERAL RESOURCES
FNX - Dynatec Joint Venture     McCreedy West Mine Property     Sudbury Area, Ontario

SUMMARY OF MINERAL RESERVES
	Reserve		Short			Au	Pt	Pd	Recovery
Deposit	Classification		Tons	Ni (%)	Cu (%)	(oz/ton)	(oz/ton)	(oz/ton)	Factor
Inter Main	Probable	1,070,000	1,070,000	1.88	0.21	-	-	-	87%
East Main	Probable	131,400	131,000	2.27	0.35	-	-	-	93%
Upper Main	Probable	36,120	36,100	1.61	0.36	-	-	-	93%
Subtotal:	Probable	1,237,520	1,237,100	1.91	0.23	-	-	-	88%

700 Vein Complex	Probable	118,900	119,000	0.75	6.83	0.04	0.05	0.08	85%
Reserve Total:	Probable	1,356,420	1,356,100	1.81	0.81	-	-	-	87%

SUMMARY OF MINERAL RESOURCES
Resource					Au	Pt	Pd
Classification		Short Tons	% Ni	% Cu	(oz/ton)	(oz/ton)	(oz/ton)
Contact Deposits
Indicated	1,199,223	1,199,000	2.25	0.26	-	-	-
Inferred	315,644	316,300	1.70	0.44	-	-	-

Footwall Vein Complexes
Indicated*	662,652	663,000	0.37	2.60	0.03	0.06	0.07
Inferred**	8,219	8,220	0.85	7.44	0.06	0.08	0.12

SUMMARY OF MINERAL RESOURCES BY DEPOSIT
	Resource		Short			Au	Pt	Pd
Deposit	Classification		Tons	Ni (%)	Cu (%)	(oz/ton)	(oz/ton)	(oz/ton)
Inter Main	Indicated	1,020,000	1,020,000	2.23	0.23	-	-	-
Inter Main West	Inferred	111,748	112,000	2.31	0.53	-	-	-
East Main	Indicated	131,228	131,000	2.55	0.40	-	-	-
	Inferred	76,300	76,300	1.26	0.51	-	-	-
Upper Main	Indicated	47,995	48,000	1.87	0.46	-	-	-
Upper Main HW	Inferred	127,596	128,000	1.44	0.31	-	-	-
700 Vein Complex	Indicated**	142,652	143,000	0.72	6.81	0.04	0.05	0.09
	Inferred**	8,219	8,220	0.85	7.44	0.06	0.08	0.12
950 Vein Complex	Indicated	520,000	520,000	0.27	1.44	0.02	0.07	0.07

* Includes a portion of the resources (700 Complex) that incorporates mining dilution
** Includes mining dilution	Source data from FNX Mining Company Inc.

These cut-off grades and widths are reasonable in RPA's opinion.

The 700 Complex was modelled on 25 ft. spaced cross sections with resources estimated by the cross sectional polygon method employing ACAD software for area measurement on section. Minimum mining width is 6.0 ft. true width for vein dips =50° and 7.0 ft. for dips <50°. The indicated resources are based on drilling and some underground development and sampling. Inferred Resources are based on drilling alone.

Cut-off grades were determined from anticipated costs of applicable mining methods in conjunction with the Inco Off-Take Agreement (May 2003 criteria) and a three year forecast of metal prices by Dynatec as outlined in this report, except for the 950 Complex which remains unchanged from that reported in Routledge (2003). In essence, FNX accountable metals (content subject to Inco payment) are defined in the Off-Take Agreement based on Clarabelle mill and Inco smelting and refining recoveries.Metal pricing is based on LME prices. FNX has submitted material mined from the 700 Complex veins for metallurgical testing by Inco, results are pending. Inco, per letter dated May 14, 2003, has agreed to purchase mine production from the McCreedy West Property under the Inco Off-Take Agreement.

There has been limited production from raises and breasting in the 700 Footwall Vein Complex and sill development in the Upper Main contact deposit by the Joint Venture partners since April 2003 but mining has been suspended until resolution of the strike by Inco workers that has shut down Inco's Sudbury's drilling and smelting operations.

The FNX estimation of Mineral Resources for the contact deposits and the 950 Footwall Vein Complex, by 3 -Dimensional computer block modelling, has been done to industry standards and is reasonable, in RPA's opinion.

The resource block modelling and estimation methodology and parameters are reasonable for estimation of Indicated and Inferred Resource grade and tonnage for the contact deposits and global estimation of Indicated Resources grade for the 950 Complex.

Some refinements to the modelling of the 950 Complex should be considered for future resource updates

FNX estimated the 700 Complex Indicated and Inferred Resources in keeping with industry standards by the cross sectional polygonal method. Copper, PGM and gold grades are capped the resource estimate incorporates internal and mining dilution and mining recovery. Mineral Reserves are estimated by application of economic criteria; NSR based on the Inco Off-Take Agreement and estimated operating mining costs. In RPA's opinion the 700 Complex Mineral Resource and Mineral Reserve estimate is reasonable.

Conversion of Mineral Resources to Mineral Reserves was done as part of a Life of Mine Plan (LOMP) prepared by Dynatec for the FNX-Dynatec Joint Venture. In RPA's opinion the LOMP has been prepared in sufficient detail that, in combination with the Inco Off Take Agreement, the requirements for NI43-101 for a feasibility study have been met.

The LOMP shows that at present metal prices, the 4.5 year project returns a NPV of C$22.3 million at a discount rate of 10%.

By comparison to Inco's past production and McCreedy West the current FNX-Dynatec grade for total Mineral Reserves is 26% higher for nickel but 110% lower for copper. The differences likely reflect differences in the relative proportion of contact and footwall zones in the FNX-Dynatec reserves with respect to that mined by Inco and as well as higher dilution from Inco's use of less selective, vertical retreat mining methods. No detailed information is available to permit grade reconciliation for the 700 Complex, 950 Complex and the Upper Main deposit where Inco mined in the past. Such work requires production records for individual stopes and stoped areas, which are not available in this case since McCreedy West Mine ores were shipped and blended with various other Inco mines to feed the Clarabelle concentrator. Reconciliations for dilution and grade control were done using cavity monitoring systems in the late part of the mine life for some work areas. Combined with muck sampling for some of these areas, it should be possible to reconcile mine production with original Inco reserve estimates. FNX is investigating the possibility of obtaining and analyzing mine monthly and annual reports from Inco archives. At present, however, there may be some risk of achieving somewhat lower nickel grades in mining than those predicted in the Mineral Reserves estimate.

RPA has minor concerns that do not affect the Mineral Resource and Reserve estimates in any material way. RPA's recommendations concerning resource estimation are discussed in the various sections of this report. They are summarized as follows:

GENERAL AND CONTACT DEPOSITS

  RPA recommends more regularized core sampling with a maximum of interval of 5 ft. or less in potential resources intercepts. This will facilitate compositing for block modelling and offer better local grade resolution in the grade block model.

  The maximum number of samples for block interpolation at 10 to 20 combined with ID2 interpolation may over smooth grade somewhat. Interpolation parameters, lower number of maximum samples/octant search etc., should be examined for future resource and reserves estimation where better local grade resolution will be required for mine planning.

950 COMPLEX

  RPA recommends that additional studies be undertaken to determine how sensitive the block model grade estimate is to capping levels, and what capping levels would be appropriate for this deposit. In RPA's opinion, the Pt and Pd grades in the 950 Complex should probably be capped at something closer to 15 g/t, while for Au the cap should be in the order of 10 g/t.

  RPA recommends that additional work be carried out to refine the grade interpolation search parameters employed. Variography for PGEs and Au within the 950 Complex may be warranted and should be considered by FNX in future resource updates.

  RPA notes that the search orientation is not optimal for some portions of the 950 Complex volume model owing to the variations in dip of the mineralization and will result in poor local grade estimation, even though the global resource estimate may not be affected too much. RPA recommends that this be rectified as soon as possible. One possible means of correcting the problem would be to divide the wireframe model into a number of smaller, less complex, domains, each with their own search ellipsoid and sample dataset.

  RPA recommends that, unless some resource classification scheme is tied to the use of the 50 ft. x 50 ft. x 5 ft. grade interpolation search, that this ellipsoid be discarded. RPA further suggests that the minimum sample number constraint of 5 seems somewhat restrictive, while the maximum sample limit at 20 seems a bit too high. RPA recommends that additional work be carried out to refine the search parameters employed.

  RPA agrees with the Mineral Resource classification for the 950 Complex currently made on a purely geologic basis but recommends that further work be done on the estimation parameters to develop a more formal set of criteria.

700 COMPLEX

  For future resource updates RPA recommends that 700 Complex resources be reported separately from reserves and that resources include only internal dilution as necessary to achieve minimum mining width. External mining dilution and recovery factors should be applied to report reserves. Reporting resources and reserves as a subset of resources will be consistent with NI 43-101 guidelines.

  A small number of resource polygons with zone composite lengths at or slightly less than the minimum mining width may not be sufficiently diluted for expected overbreak. RPA recommends that these polygons be identified and mining dilution reviewed to ensure consistent application of the 1.5 ft. overbreak factor.

INTRODUCTION AND TERMS OF REFERENCE

Roscoe Postle Associates Inc. (RPA) was requested by FNX Mining Company Inc. (FNX) to review and audit FNX-prepared Mineral Reserve estimates for the McCreedy West Mine property nickel-copper-cobalt-Pt-Pd-Au-bearing deposits and to prepare an independent report conforming to National Instrument (NI) 43-101 and Form 43-101F1 reporting requirements. On March 5, 2003, RPA prepared an independent report on the Mineral Resources of the McCreedy West Mine Property for FNX (Routledge, 2003). This current report updates information provided in the earlier report and in addition to a revised estimate of Mineral Resources, it reviews the Mineral Reserves estimated by the FNX - Dynatec Sudbury Joint Venture.

FNX has an option agreement with Inco Limited (Inco) under which FNX may undertake exploration and mining of five Inco properties in the Sudbury area. FNX has formed a joint venture (The Sudbury Joint Venture) with Dynatec Corporation of Richmond Hill, Ontario (75% and 25% interests respectively) to carry out exploration, mining development and eventually mining on the Inco properties on behalf of the Joint Venture. FNX is responsible for exploration and resource estimation.

Combined past production by Inco Limited (Inco) from the McCreedy West Mine to 1998 totals 15.76 million tons (14.3 million tonnes) averaging 1.44% Ni, 1.70% Cu, and 0.043 oz/ton total precious metals (Pt, Pd, Au) (Patterson, 2001). Cobalt and rhenium were also recovered. Down dip along the Sudbury Intrusive Complex (SIC) to the southeast are adjacent Falconbridge Limited properties on which are located the former Onaping Mine, the currently producing Craig Mine and the Onaping Depth deposit that is under consideration for development.

The deposits for which FNX has estimated Mineral Reserves to date are on the McCreedy West Mine property located on the North Range of the Sudbury Intrusive Complex (SIC). The FNX-Dynatec Joint Venture deposits occur from surface to 1,435 ft. depth and have been explored by Inco surface and underground drilling and by FNX drilling from surface. Exploration drilling and underground development have been ongoing and the FNX resource estimates published in March 2003 (Routledge, 2003) have been revised and updated to reflect additional results from exploration and fill-in drilling.

Exploration and mine development for 2003 includes the installation of a drill drift on the 950 ft. Level from which advanced exploration and fill-in drilling has been conducted as well as the development and mining of the 700 Footwall Vein Complex and the Upper Main and Inter Main contact deposits.

Mineral Resources have been estimated for the following deposits on the McCreedy West Mine property:
  Inter Main, Inter Main West
  East Main
  Upper Main and Upper Main Hanging Wall
  700 Footwall Vein Complex
  950 Footwall Vein Complex

The estimates were prepared by FNX in late January to mid February 2003. Dynatec estimated the resources for the 700 Footwall Vein Complex in 2002. Mineral Resources were reviewed and audited by RPA (Routledge, 2003).

Resources were updated following additional drilling on the Inter Main and East Main deposits, and additional drilling and raising on the 700 Footwall Vein Complex. For the latter deposit, estimation parameters were changed from the previous estimate. Minimum mining widths were increased and grade capping carried out.

A LOMP was prepared Dynatec and FNX from mid April 2003 to mid June 2003 to determine the feasibility of economically mining the deposits with established resources.

Based on this study, the Joint Venture partners have estimated Mineral Reserves for the following deposits on the McCreedy West Mine property:
  Inter Main
  East Main
  Upper Main
  700 Footwall Vein Complex

The Mineral Reserve estimates were reviewed and audited by RPA from mid June to mid July 2003.

UNITS OF MEASUREMENT AND CURRENCY

Historically, the operating measure for exploration data, mine operations and mineral processing at the McCreedy West Mine property and the Sudbury Camp has been the Imperial System under which length is expressed in feet and tenths of feet, volume is expressed as cubic feet, mass expressed as short tons (tons), nickel and copper grades are expressed as percent. Precious and platinum group metals grades are expressed in grams per tonne in current assay reports and maintained in the database as such with conversion to Imperial units for consistency of measure made during resource estimate calculations. RPA confirmed this procedure in Datamine with FNX.

Metals and mineral acronyms in this report conform to mineral industry accepted usage. The tonnage factor, for volume conversion to tons, is short tons per cubic feet. Mineral Resources and Mineral Reserves were reported in SI (metric) and Imperial units. FNX has retained this system for its ongoing exploration work and resource reporting to maintain consistency with older data. To avoid confusion with older public information and recent FNX public releases, RPA has retained the Imperial System for reporting to be consistent with historical practice except for generalized geographic references which are SI.

Grid north for the McCreedy West Mine grid is 322.36° astronomic. "Grid" and "mine grid" directions, as referenced in this report, will thus be rotated counterclockwise approximately 38° from true.

Dollars are expressed in Canadian currency unless otherwise noted. Nickel, copper and cobalt prices are stated as US$/lb whereas gold and platinum group metals prices are stated in US dollars per troy ounce. A conversion factor of 1.50 is used for US -Canadian dollar exchange for the purpose of resources and reserves estimation and this is approximately US$0.67/C$1.00. The currency exchange is approximately US$0.73/C$1.00 at the time of writing this report and reflects the weakening US dollar over the past six months.

The reserve estimates reviewed by RPA are based on average metal prices expected by Dynatec (per A. P. Makuch) over the next three years as follows:
Metal	Reserves Estimation Price	May- July 2003
	(US$)	Prices(US$)
Nickel	$3.50/lb	$3.77/lb - $4.21/lb
Copper	$0.90/lb	$0.75/lb - $0.77/lb
Cobalt	$5.00/lb	$9.00/lb - $10.25/lb
Gold	$350/oz	$345/oz - $372/oz
Platinum	$525/oz	$665/oz - $685/oz
Paladium	$350/oz	$172/oz - $194/oz

SOURCES OF INFORMATION

R. E. Routledge, M.Sc., P.Geol., RPA Consulting Geologist, visited the FNX

Sudbury office and the McCreedy West Mine and Levack sites from February 3, 2003 to February 7, 2003, April 17, 2003, June 3 to June 4, 2003, July 24 and 25, 2003 and August 6, 2003. RPA reviewed various reports and other documents supporting FNX's resource and reserves estimation and LOMP. An FNX drill site on surface was visited and the 700 Footwall Vein Complex was visited underground on the 570 and 750 Levels during February.

FNX drill core was examined and checks on basic data were performed to verify that drilling, sampling, assaying and other exploration data have been acquired by mining industry accepted standards and under Mining Standards Task Force Final Report (TSC/OSC, 1999) best practices guidelines. FNX and Dynatec provided an ASCII digital database of drill holes and assay data, digital resource wireframes, digital maps and other digital data by email transfer or on compact disk (CD). Various resource reports, FNX exploration procedure guidelines and spreadsheet working files were also provided. RPA has reviewed and audited resources on a confidential basis for another property on the North Range near the FNX properties and is familiar with the geology, exploration, resource estimation criteria and mining for SIC contact and footwall type deposits.

The FNX assaying quality control and assurance program (QA/QC) has been reviewed and a report prepared in February 2003 for FNX by Ms. Lynda Bloom, M.Sc., P.Geo., of Analytical Solutions Inc. (Bloom, 2003). The FNX QA/QC program continues to be monitored by Ms. Bloom (pers. com L. Bloom, June 2003). RPA has reviewed the Bloom February 2003 report, has examined the data used in the report and agrees with its conclusions and recommendations. RPA has also reviewed an earlier report, dated July 27, 2001, prepared by Spiteri Geological & Mining Consultants (SGM) entitled "Fort Knox Project Sudbury, Ontario Independent Check Sampling and Assaying Program" submitted to Fort Knox Gold Resources Inc., the precursor company to FNX. The SGM report has been largely superceded by the Bloom (2003) report, in RPA's opinion, and RPA has accepted and relied on Bloom (2003) for the QA/QC information as described Routledge (2003).

Discussions in connection with reserves were held with FNX personnel including Dr. James Patterson, Ph.D, P.Geo., Vice President of Exploration (FNX); Mr. James Lavigne, M.Sc., P. Geo., FNX Resource Senior Project Geologist; Mr. James Muir, B.Sc., P. Geo., FNX Chief Geologist; Mr. John Everest, M.Sc., FNX Senior Project Geologist; and Mr. Andrew Brown B.SC., P. Geo., FNX Project Geologist. RPA also consulted Dynatec staff Mr. Anthony P. Makuch, P.Eng., Vice-President Sudbury Joint Venture Operations;

Richard B. Smith, B. Eng, P. Eng., Chief Engineer, William Hocevar, P.Eng., at the Levack operations site. These personnel cooperated with RPA to the fullest extent.

The review and audit of Mineral Resources and Mineral Reserves was carried out by R. E. Routledge, M.Sc., P.Geol., RPA Consulting Geologist, who together with Graham G. Clow, P. Eng., RPA Principal Mining Engineer, also reviewed the FNX-Dynatec LOMP supporting the conversion of Mineral Resources to Mineral Reserves.

Documentation reviewed and other sources of information are listed at the end of this report under References and Sources of Information.

DISCLAIMER

This report was prepared for FNX Mining Company Inc. by RPA. The information, conclusions and recommendations contained herein are based on: i) information available to RPA at the time of report preparation, ii) data supplied by FNX and available from outside sources and, iii) assumptions, conditions and qualifications set forth in this report. RPA is not responsible for any omissions in, and RPA does not guarantee, and makes no warranty as to the accuracy of, information received from outside sources. Any use of, or reliance on, this report by any third party, without written permission of RPA, is at the party's sole risk.

RPA has conducted this review and audit in accordance with the methodology and format outlined in NI 43-101 and Form 43-101F1.

The Mineral Resources of the McCreedy West Mine property are not exposed at surface to allow independent sampling. Practice at this former Inco mine was to assay whole drill core samples so that virtually nothing remains of the original mineralized intersections of core that can be independently sampled and assayed. Some core rejects from Inco drilling were acquired and assayed by SGM (2001) but difficulty in repeating values was encountered due to oxidation of sulphides in the samples.

FNX core is available for sampling, however, RPA did not perform any independent verification sampling and assaying of core. The decision not to sample was taken because FNX sawn core for deposit key intercepts and photographic records were examined by RPA (7 holes) at Sudbury and Levack storage facilities and visual estimates of nickel and copper grades by RPA agreed well with recorded assays. RPA's examination of 700 Footwall Vein Complex veins underground on February 6, 2003 corroborated mapping and assaying of veins in drifts and raises. Based on the good quality work by FNX, as judged by RPA, RPA has no reason not to accept as reliable the assaying results as presented by FNX and Inco.

RPA has not researched Inco title to the properties.

PROPERTY DESCRIPTION AND LOCATION

The McCreedy West Mine property is located in Levack Township within the Sudbury Mining District on the northwest rim of the SIC, some 34 km northwest of the city of Sudbury and about 400 km northwest of Toronto (Figure 1). The center of the property lies at 46 37' north latitude, 81 23' west longitude. UTM coordinates are Zone 17,469,000 East, 5,167,000 North (NAD 27).

The McCreedy West Mine property encloses the town of Levack and totals 804.24 acres (325.46 hectares) held under eight freehold patented parcels: 544SWS, 1971SWS, 5586SWS, 5591SWS, 8675SWS, 8784SWS, 8785SWS and 22185SWS (Figure 2). The patents include surface and mining rights.

The mineral titles for the FNX Sudbury area properties, including McCreedy West Mine, are held by Inco. Under an agreement with Inco dated January 2002, FNX has the option to earn 100% of the mining rights to five property parcels that total 1,813 hectares (4,480 acres). The properties subject to the agreement are the McCreedy West Mine, Levack Mine, Norman (Whistle Mine), Victoria Mine and Kirkwood Mine. Descriptions of the other FNX properties are available in Patterson (2001).

The general terms of the agreement are:
  FNX issued 5.5 million common shares to Inco.

  FNX committed to spend C$14 million in aggregate on exploration of the properties by May 2003, agreed to further spending of C$30 million in aggregate by May 2006.

  Inco granted the right to nominate up to 20% of the directors to the FNX Board.

  Inco has the right to earn up to 51% interest in any newly discovered deposit that contains at least the equivalent, in value, of 600 million pounds of nickel. A "newly discovered deposit" is defined as one in an area where there has been no previous drilling.

FIGURE 1
PROPERTY LOCATION MAP
FNX - DYNATEC JOINT VENTURE
McCreedy West Mine Property
Sudbury Area, Ontario

August 2003

FIGURE 2
DISPOSITION OF PATENTED PARCELS AND PROPERTY
GEOLOGY
FNX - DYNATEC JOINT VENTURE
McCreedy West Mine Property
Sudbury Area, Ontario

Levack Property
N
McCreedy West Property
8784SWS
8785SWS
5586SWS
544SWS
8875SWS
1971SWS
McCreedy West Portal
2218SWS
5591SWS
Proterozoic Diabase Dyke
Sudbury Igneous Complex - Upper Zone
Sudbury Igneous Complex - Middle Zone
Sudbury Igneous Complex - Lower Zone
Sudbury Breccia
Archean Diabase Dyke
Migmatites
Felsic Plutonic Rocks
Gneisses
All parcels are freehold patents with surface and mining rights.

FNX MINING COMPANY INC

Sudbury Basin Property Map

1:25,000

UTM Zone 17, NAD 1927

0 0.5 1
Kilometers

Source: F N X Mining Company Inc.	August 2003

  FNX grants Inco the pre-emptive right to participate in up to 20% of all public and private distributions of FNX common shares, as long as Inco holds >10% of the issued and outstanding shares of FNX.

  Inco has the right but not the obligation to purchase mineral product from the Properties.

  Inco has the right of first refusal on any future sale of the mining rights to the properties, other than the sale of a 25% interest to Dynatec Corporation.

A separate, non-public, agreement between FNX and Inco, the "Off-Take Agreement", defines the payment terms for Inco purchase of FNX/Dynatec ore. In essence, FNX accountable metals (content subject to payment) are defined based on Clarabelle mill and Inco smelting and refining recoveries in addition to LME metal prices.

ACCESSIBILITY, LOCAL RESOURCES INFRASTRUCTURE, CLIMATE AND PHYSIOGRAPHY

ACCESSIBILITY

The property is readily accessible from Sudbury via all weather blacktop Provincial Highway 144 and Regional Road 8 to Levack. Commercial scheduled air service is available at Sudbury Airport located northeast of the city. A Canadian Pacific Rail single line spur crosses the McCreedy West Mine property south of Regional Road 8 and currently transports McCreedy East Mine ore to Inco's Clarabelle concentrator at Copper Cliff.

LOCAL RESOURCES

With 93,000 inhabitants in the city and a total population of 166,000 in the surrounding district, Sudbury is a ready source of skilled labour, equipment and supplies for the mining industry. The city is also a major center in northeastern Ontario for commerce, government administration, education and medical facilities. Inco concentrating and smelting facilities are located on the southwest side of Sudbury at Copper Cliff and the Falconbridge smelter is located at Falconbridge northeast of Sudbury. Levack is a residential town with some restaurants and retail outlets, and a few community services including a sewage treatment plant. The McCreedy West mine workings in part underlie the Levack town site.

SITE INFRASTRUCTURE

Surface installations at the mine site adjacent to the McCreedy West ramp portal, are temporary buildings (trailers) that include shop, compressor shack, office and mine dry. FNX and Dynatec also maintain offices, maintenance and core logging and sample preparation facilities at a separate site in Levack. FNX Sudbury project offices and alternate core logging, preparation and storage facilities are located in the Kelly Lake Road industrial area of Sudbury.

Electrical power at the McCreedy West Mine property is supplied by a 6.9 KV line from the main Inco Crean Hill transmission line to a substation on the McCreedy West Mine property. The substation provides 4,160 V to the mine site and powers recharge pumps for the Levack potable groundwater supply wells.

Potable water on the property is delivered by a 6 inch diameter pipe to the mine site from the Falconbridge pump house south of Regional Road 8. Mine process water is pumped from the existing pump house on the Onaping River via a 6 inch diameter pipe to a 1,000 gallon (4,540 liter) tank at the mine compressor building with underground service water delivered by a 4 inch diameter line.

Natural gas is available from a main line running south of Regional Road 8 at Levack. Current gas piping serves the No. 1 and No. 2 fresh air raises and the shop area of the mine buildings.

Mine infrastructure includes a 20 ft. by 16 ft. decline at -20% grade to the 1,600 ft. Level haulage drift with average level development at 150 ft. vertical intervals. The ramp can handle production of about 1,500 tons per day. Mine water is drained along the 1,600 Level to the Levack Mine then east where it is pumped out through the McCreedy East/Coleman shaft.

Dynatec conducted inspections of the McCreedy West Ramp in July 2002 for ground control and conditions of ground support as part of the mine re-opening plan. Previously installed ground support was found to be corroded and ineffective consequently the ramp and main mine levels were re-supported by rock bolting, or rock bolting and wire mesh screening, from surface to the 1600 Level.

There are no tailings ponds or waste treatment facilities on the McCreedy West Mine site and none are planned.

PHYSIOGRAPHY AND CLIMATE

Terrain in and surrounding the McCreedy West Mine property is fairly typical of the Canadian Shield with moderate to subdued topographic relief, second growth northern boreal forests and small lakes and swamps. The Onaping River flows south through the west side of the property. Elevations range from 230 m (755 ft.) to 460 m (1,500 ft.) ASL. The intrusive rocks of the SIC North Range stand out in relief on the south side of the property forming low rocky hills trending east-northeast. Bedrock is poorly exposed in lower relief areas. East of the SIC North Range, within the interior of the Sudbury Basin, are farmlands underlain by flat-lying sedimentary and epiclastic rocks covered by Quaternary glacial deposits.

The climate is northern continental temperate with warm summers and cold winters. Seasonal temperatures average 24.8° C in summer and -8.4° C in winter. Average annual precipitation is 62.2 mm of rain and 247.5 mm of snow (Patterson, 2001).

HISTORY

SUDBURY CAMP

The following information is taken from "The Winning of Nickel" written by Joesph R. Boldt, Jr.

"In 1865 A. P. Salter, Provincial Land Surveyor, was engaged in base survey work in northern Ontario. While running the meridian line he noted a marked deflection in his compass readings. His report, with the opinion that the deflections were caused by the presence of a large iron deposit nearby, was investigated by Alexander Murray, who was making a geological survey of the district. Examining the land on both sides of Salter's meridian line, Murry took samples from a gossan-stained ridge. One of these samples assayed about 2 per cent copper and 1 per cent nickel - the first ore discovery in the Sudbury area. The gossan-stained ridge, we know now, ran along the hanging wall of what was to be the Creighton Mine orebody."

"In 1865 no one was interested in a mineral deposit in an area that, on account of its roughness and lack of communications, was almost inaccessible. Consequently Murray's discovery and the assay which showed that the sample contained nickel as well as copper, was forgotten. The Creighton orebody was rediscovered in 1886 in the intensive exploration that followed the mineral outcropping discovery of 1883, incident to the railway construction in the Sudbury area. Fourteen years later, in 1900, an open-pit mining operation was started at Creighton by the Canadian Copper Company. The first shipment of Creighton ore was made in August, 1901."

"In 1907 underground mining began. By 1911 it appeared that the Creighton orebody was pinching out at the sixth mine level, but a drilling program proved that the narrowing was only local and that the orebody swelled again below. Later additional orebodies were found at greater depths."

The Canadian Copper Company eventually became part of Inco. Inco built an integrated mining, metallurgical, smelting and reefing complex in Sudbury that produces nickel, copper, platinum, palladium, gold, silver and other metals for world markets.

Since the 1800's historic metal production from the Sudbury Basin from over 100 mines is in the order of 8.5 million tonnes of nickel and 8.4 million tonnes of copper.

Total reserves and production in the camp are estimated at 1.6 billion tonnes (Patterson, 2001).

MCCREEDY WEST MINE DEVELOPMENT AND PRODUCTION

The McCreedy West Mine property was originally owned by J. Stobie and the Dominion Mineral Company at which time it was known as Levack West. The Mond Nickel Company acquired the property in 1913, and in 1929 it merged with Inco. In 1939, the Main Zone was discovered. Development of an access ramp and connecting haulage drift on the 1600 ft. Level to the Levack Mine began in 1970.

The McCreedy West Mine produced 15,763,000 tons of ore at grades of 1.7% Cu, 1.44% Ni, 0.043 oz/ton Pt+Pd+Au ("TPM's) from 1970 to 1997 (Patterson, 2001). The vast majority of this tonnage came from the contact-type deposits. The McCreedy West Mine was shut down in 1997 concurrent with the cessation of hoisting activities at Levack No. 2 Shaft. Much of the buildings were removed but some mine infrastructure remains as described previously.

FNX exploration began in March 2002 with a budget of $7.8 million for a 16 month program that involved the rehabilitation of the McCreedy West Mine decline and some underground workings, assessing the potential for near term production from five resource targets and diamond drilling and evaluation of six advanced exploration targets. By year end 2002, the Joint Venture spent $4.7 million on exploration on the McCreedy West Mine property. An additional $7.9 million was spent on the property on exploration and development to the end of June 2003 bringing the total expenditure to $12.6 million.

The McCreedy West decline was rehabilitated in late 2002 by Dynatec to service underground exploration, resource delineation drilling and for production. Dynatec has completed five new raises in the 700 Vein Complex to explore vein continuity and also driven drifts and a ramp for access to deposits and drill sites. Development in 2003 to date is as follows:
Development	January to May	June Estimated	Total
East Main Drill Drift (15'x15')	390	-	390
Inter Main By-Pass (17'x17')	407	-	407
950 Inter Main Ramp (17'x17')	534	246	780
1450 Inter Main Access Drift (17'x17')	756	243	999
Upper Main Lower Access (18'x17')	359	-	359
Upper Main Upper Access (10'x12')	152	-	152
Upper Main Sill (10'x12')	122	99	221
700 Complex Raises (6'x6')	93	-	93
800232 Raise (8'x8')	33	-	33
700 Complex Sub Drifts/Breasting	311	399	710
Totals	3,157	987	4,144

A 100 ton per hour mobile crushing plant has been stationed adjacent to the McCreedy West ramp portal. The plant consists of a primary jaw crusher (-6 inch), vibrating scalping and finer screens, secondary cone crusher (-5/8 inch), a sampling tower and conveyor-stacker. After sampling, crushed run-of-mine material is stockpiled for later loading and trucking to the Inco Clarabelle mill at Coppercliff.

Inco, via a letter dated May 14, 2003, agreed to purchase mine production from the McCreedy West Property under the terms of the Off-Take agreement. Limited production to date by the Joint Venture has come from sill development in the Upper Main deposit, and raises, sub drifts and breasting in 700 Complex veins. Mining at McCreedy West has been suspended until resolution of the strike by Inco workers that has shut down Inco's Sudbury milling and smelting operations. FNX has submitted material from the 700 Complex production to Inco for metallurgical testing, however, results are pending at the time of writing this report.

GEOLOGICAL SETTING

The five FNX project areas, including the McCreedy West Mine property, lie within the confines of the SIC and footwall geologic environment (Figure 3). The Sudbury Basin straddles the boundary between the Archean-aged Superior Geologic Province to the north and west, and the Southern Province of early Proterozioic age to the south and east. The Grenville Front, the northern margin of the Grenville Province, lies about 10 km to the southeast of the SIC.

Superior Province rocks consist of granitic intrusives and gneisses and minor volcanic rocks of the Levack Gneiss Complex that have been dated at 2,700 Ma. These were deformed and metamorphosed at 2,640 Ma and subsequently intruded by northwest trending Matachewan dikes. The Southern Province metavolcanic and metasedimentary formations were deposited between 2,490 Ma and 2,200 Ma and extensively intruded by sills and dikes of Nipissing Diabase circa 2,200 Ma.

FIGURE 3
GEOLOGY OF THE SUDBURY BASIN
FNX - DYNATEC JOINT VENTURE
McCreedy West Mine Property
Sudbury Area, Ontario

Source: F N X Mining Company Inc.	August 2003

REGIONAL GEOLOGY

The SIC is an elliptical, layered intrusive body forming the walls of the Sudbury Basin that is 60 km along a NE-SW trend and 28 km wide at surface. The SIC itself is 2.5 km to 3 km thick at surface. SIC igneous rocks dip about 35° to 45° towards the center of the basin on the north side and up to vertical on the south. Geologic relationships and age dating indicate an emplacement age of 1,850 Ma subsequent to a meteor impact that caused extensive brecciation of the SIC footwall rocks, and which may have initiated the intrusive event and associated contact metamorphism of the footwall rocks. The original structure exceeded 150 km in diameter. Later tectonic compression, faulting and thrusting at the margins, and deep erosion has modified to its present shape. More extensive thrusting in the South Range has exposed deeper portions of the SIC compared to the North and East ranges and is reflected in differences in the lithologies, mineralogies and ore deposit metal contents.

The three main geologic components related to the meteor impact are the SIC emplacement, deposition of the Whitewater sedimentary rocks occupying the center of the Sudbury Basin, and the Sudbury Breccia.

The SIC itself is composed of an irruptive suite of coarse-grained felsic norites succeeded upwards into the basin by a transition layer of quartz gabbro, and granophyric micropegmatites (Figure 4).

The Whitewater Group consists of synformal, Aphebian age epiclastic and sedimentary rocks comprising the Onaping Tuff and Onwatin Slate topped by the Chelmsford Sandstone in the center of the basin. The Whitewater Group was deposited after emplacement of the irruptive. The tuffs, related to volcanic activity associated with intrusion, were laid down and followed by erosion of the SIC and sedimentation within the basin.

FIGURE 4
LOCATION OF THE PROPERTY IN THE SUDBURY BASIN
FNX - DYNATEC JOINT VENTURE
McCreedy West Mine Property
Sudbury Area, Ontario

Norman Property
Lake Wanapitei
N
McCreedy West Property
Levack Property
Levack
Capreol
Hanmer
Windy Lake
Chelmsford
Azilda
Kirkwood Property
Garson Mine
Vermilion Lake
Sudbury
Ramsey Lake
Copper Cliff
Lively
Victoria Property
Deposits

FNX MINING COMPANY INC.

Sudbury Basin Property Map

1:250,000

UTM Zone 17, NAD 1927

0 2.5 5

Kilometers

Source: F N X Mining Company Inc.	August 2003

The Sudbury Breccias occur as dikes, stringers and irregular bodies of pseudotachylite that is commonly developed between contacts of contrasting rock types within the footwall of the SIC. The breccias have an aphanitic matrix bearing xenoliths of local rocks, with matrix colour progressively lighter gray and bleached as the footwall is approached.

LOCAL AND PROPERTY GEOLOGY

The McCreedy West Mine area lies at the west end of the well-mineralized portion of the North Range along which some 16 mines have been developed with production and reserves in excess of 200 million tons. Stratigraphy of the SIC North Range in the McCreedy-Levack area is summarized (Coats and Snajdr, 1984) in descending order from youngest to oldest as follows:
  Olivine diabase dikes

  Diabase dikes

  Footwall breccia (late granite breccias)

  SIC
       - Upper Zone micropegmatite
       - Middle Zone transition layer
       - Lower Zone
                           - Felsic norite
                           - Mafic norite
       - Contact sublayer
  Sudbury Breccia
  Footwall gneisses

The geology of the McCreedy West Mine property is typical of the North Range. Basal mafic norite and felsic norite of the SIC Lower Zone overlie sulphide and inclusion-rich sublayer norites and granitic breccias that host the deposits mined at McCreedy West Mine. Brecciated granodiorite, granodiorite gneiss, migmatites and urtramafic layers of the Levack complex form the footwall rocks of the mineralized horizon. The lower SIC contact dips southeast at about 42° on the property. Figure 5 shows a general cross section of the McCreedy West Mine rocks and deposits mined by Inco.

The contact sublayer consists of brecciated dark norites and late granite breccias, in mine terminology, that are heterogeneous fine to medium-grained rocks having a variety of inclusions and matrix compositions including a sulphide component as disseminations, irregular blebs and stringers. The sublayer may be locally separated from the SIC lower zone by a septum of footwall gneisses. Matrix partial melting and re-crystallization, variable geometry and composition of the sublayer makes its discrimination from footwall lithology difficult in core logging at times.

DEPOSIT TYPES

Three main types of ore deposits are recognized in the SIC: contact, footwall and offset dike. Of these, the resources on the McCreedy West Mine property have been estimated for contact and footwall deposits. The generalized description of the deposits is adapted from Patterson (2001).

CONTACT DEPOSITS

The Contact Deposits on the North Range of the SIC occur within embayments in the footwall contact where sublayer is preserved under the lower contact of the SIC felsic norites and dark norite breccias. The Strathcona and Hardy Embayments are local examples. The embayments are topographic depressions that may represent troughs in the original wall of the meteor impact crater. These depressions have acted as traps for sublayer breccia material and account for the pipe-like cross section and irregular lenticular plan geometry of many of the Sudbury ore bodies. Thickening of the sublayer is thus an exploration guide to deposits in the camp. Lateral steps or terraces formed where the footwall dip flattens have also concentrated sulphides. The contact deposits commonly penetrate into the brecciated granitic gneiss footwall forming a granite breccia type ore below the sublayer. Copper and precious metals tend to concentrate in vein complexes in the granite breccia type ore.

FIGURE 5
GENERALIZED GEOLOGIC CROSS SECTION OF CONTACT AND
FOOTWALL DEPOSIT
FNX - Dynatec Joint Venture
McCreedy West Mine Property
Sudbury Area, Ontario
(view looking east)

Felsic Norite
Inclusion-bearing altered Felsic Norite
Mafic Norite
Sublayer Norite
Mixing zone (Sublayer Norite and Granite Breccia)
Granite Breccia
Sulphide Bearing Granite Breccia
Granite Gneiss
Sudbury Breccia
Disseminated Sulphide in Sudbury Breccia
Massive Sulphide
Zone Boundaries
Overburden
Upper Main Zone
Footwall Zone
Middle Main Zone
Lower Main Zone
12000 El
Baseline
1000 South
2000 South
N

Source: F N X Mining Company Inc.	August 2003

FOOTWALL DEPOSITS

Footwall deposits are offshoots of contact deposits. They tend to occur more on the North Range than the South Range. Brecciated footwall rocks adjacent to contact Ni-Cu sulphide deposits can act as a conduit for mineralizing fluids and as a medium for deposition of sulphides. There is a distinct metal zoning between Contact Deposits and the accompanying Footwall Deposits in that the Contact Deposits have low Cu/Ni ratios and low PGM content compared to the high Cu/Ni ratios and enriched PGMs and gold in the Footwall Deposits. These observations can be applied in exploration. A contact deposit with low Cu/Ni ratios and PGM content indicates the possibility of a high Cu, high PGM footwall deposit in adjacent footwall breccia.

MCCREEDY WEST CONTACT DEPOSITS

The contact deposits for which resources have been estimated by FNX are roughly pipe-like to tabular with pinch and swell morphology along strike and dip typical of such deposits in the North Range. Figure 6 and Table 2 summarizes each deposit's location.

The Inter Main Zone is located east of the mine workings. There is no previous development or mining in the Inter Main Zone. The Inter Main West zone is interpreted as the western and up dip extension of the better-defined Inter Main Zone.

The East Main Zone is located near surface east of the mine workings and is undeveloped. A crown pillar to 200 ft. depth will sterilize a portion of the East Main resource.

TABLE 2 LOCATION OF MCCREEDY WEST MINE PROPERTY RESOURCES

FNX Mining Company - Dynatec Joint Venture    Sudbury Project
Deposit/	Mine Grid	Mine Grid	RL Elevation	Strike	Dip	Dip
Modelled	Easting (ft.)	Northing (ft.)	(ft.)*	Length	Length	(°)
Zone				(ft.)	(ft.)
Inter Main
& HW	3,600 to 4,755	-1,034 to 1,662	12,131 to 11,602	1,155	760	42
Inter Main
West	3,100 to 3,450	-1,070 to -1,275	12,160 to 12,038	350	210	42
Upper Main	2,225 to 2,480	-593 to -772	12,537 to 12,383	255	230	42
Upper Main
HW	2,076 to 2,650	-751 to -1114	12,530 to 12,334	574	295	30
East Main	2,650 to 3,055	-130 to -855	13,032 to 12,388	405	965	42
700
Complex	1,650 to 2,380	200 to -525	12,625 to12,273	730	645	40
950
Complex	2,300 to 2,625	139 to -622	12,470 to 11,974	325	825	37

* RL Surface at about 13,000 ft.

The Upper Main Zone lies directly below a portion of the Upper Main mined out by Inco. The Upper Main Hanging Wall zone is located approximately 75 ft. in the hanging wall relative to the Upper Main Zone. It forms a significantly larger body than the Upper Main extending down dip and across strike of the Upper Main.

950 FOOTWALL VEIN COMPLEX

The 950 Complex is a diffuse zone composed of vein, stringer and disseminated sulphides dominated by chalcopyrite (Cu and PGE rich) mineralization with weak Ni in pentlandite. The zone lies in the Levack footwall gneisses down plunge from the 750 Complex and stratigraphically below the Upper Main deposit and has a shallow dip of about 37° to 39° grid south. The zone continues down plunge to the PM zone. Inco has mined the lower, south portion of the 950 Complex.

FIGURE 6
SKETCH 3-D LOCATION (RELATIVE) OF DEPOSITS
WITH ESTIMATED RESOURCES AND RESERVES
FNX- Dynatec Joint Venture
McCreedy West Mine Property
Sudbury Area, Ontario

Source: F N X Mining Company Inc.	August 2003

View Looking Northwest from Hanging Wall

700 FOOTWALL COMPLEX

Footwall deposits occur, and have been mined, on the McCreedy West Mine property. Resources for the 700 Footwall Complex lie mostly between the 500 ft. and 700 ft. levels. The 700 Complex is a structural zone, composed of high-grade Cu-PGE-Au-Ni veins, that dips grid south and plunges east. The zone is hosted by Sudbury Breccia that extends from surface to 3,000 ft. depth. Veins have shallow to moderate dips that vary along strike. Inco mined deeper portions of the 700 Complex Vein to 1997 as part of a narrow vein test-mining program the results of which were applied by Inco at other footwall deposits. In the mined area veins were somewhat wider than they are up dip in the FNX resource.

Davis and Bray (2001) describe the characteristics of the veins as follows:
  The veins consist of massive chalcopyrite with accessory pentlandite and pyrrhotite.

  Vein widths range from ¼ inch to 13 ft. with an average mineable vein width of 4.3 ft.

  The strike and dip lengths of the veins range from 25 ft. to 350 ft.

  The average vein dip is 50° south.

  The veins have an average in-situ grade of 25.5% Cu, 2.2% Ni, 0.138 oz/ton Pt, 0.257 oz/ton Pd and 0.087 oz/ton Au. This based on a compilation of all diamond drill intersections.

  The average precious metals distributions in a massive vein are 29% Pt, 53% Pd, and 18% Au.

  The veins typically bifurcate and split in the strike and dip directions.

Recent raising by Dynatec on the 700 Complex veins confirms vein splays but also disclosed offsets and dip roll-overs. A conjugate north-striking sub vertical vein set was also recognized that is not well tested by past drilling.

Geologic cross sections for the deposits are illustrated in Figures 7 to 12.

MINERALIZATION

The mineral assemblage typical of the North Range contact deposits is, in order of abundance, pyrrhotite (Fe1-xS), pyrite (FeS2), pentlandite ((Fe,Ni)8S9) with lesser amounts of chalcopyrite (CuFeS2) and minor millerite (NiS). Pentlandite contains 34% to 35% Ni whereas millerite carries up to 65% Ni and has a higher specific gravity. Contact deposit mineralization is typically high in nickel (0.5% to 5%+ Ni) but low in copper (<0.5%) and cobalt, and very low in platinum, palladium and gold. Increases in precious metal content and Cu/(Cu+Ni) ratios above 0.5 may indicate the footwall of the contact deposit or footwall vein mineralization.

Contact deposit mineralization occurs as disseminated sulphide blebs, aggregates, net-textured veining, and semi massive to massive sulphides. Commonly the mineralization progresses through these styles from hanging wall to footwall with often a sharp lower contact and assay cut-off for the resource hanging wall.

Footwall veins are typically massive chalcopyrite and are typically high in copper, PGM's and gold, but low in nickel.

FIGURE 7
GEOLOGIC CROSS SECTION OF THE INTER MAIN DEPOSIT
FNX - Dynatec Joint Venture
McCreedy West Mine Property
Sudbury Area, Ontario
(view looking east)

Felsic Norite
Mafic Norite
Sublayer Norite
Granite Breccia
Footwall
Sudbury Breccia
Massive Sulphide
Ni %
[0.00 , 0.10]
[0.10 , 0.50]
[0.50 , 1.00]
[1.00 , 2.00]
[2.00 , 5]
[5 , +]
12000 El
11800 El
1000 S
1200 S
1600 S
N

Source: F N X Mining Company Inc.	August 2003

FIGURE 8
GEOLOGIC CROSS SECTION OF THE INTER MAIN WEST
DEPOSIT
FNX - Dynatec Joint Venture
McCreedy West Mine Property
Sudbury Area, Ontario
(view looking east)

N
Felsic Norite
Mafic Norite
Sublayer Norite
Granite Breccia
Footwall
Sudbury Breccia
Massive Sulphide
Ni%
[0.00 , 0.10]
[0.10 , 0.50]
[0.50 , 1.00]
[1.00 , 2.00]
[2.00 , 5]
[5 , +]
12200 El
12000 El
1000 S
1200 S
1600 S

Source: F N X Mining Company Inc.	August 2003

FIGURE 9
GEOLOGIC CROSS SECTION OF THE EAST MAIN DEPOSIT
FNX - Dynatec Joint Venture
McCreedy West Mine Property
Sudbury Area, Ontario
(view looking east)

N
Felsic Norite
Mafic Norite
Sublayer Norite
Granite Breccia
Footwall
Sudbury Breccia
Massive Sulphide
Ni%
[0.00 , 0.10]
[0.10 , 0.50]
[0.50 , 1.00]
[1.00 , 2.00]
[2.00 , 5]
[5 , +]
13000 El
12800 El
12600 El
200 S
400 S
600 S

Source: F N X Mining Company Inc.	August 2003

FIGURE 10
GEOLOGIC CROSS SECTION OF THE UPPER MAIN DEPOSIT
FNX - Dynatec Joint Venture
McCreedy West Mine Property
Sudbury Area, Ontario
(view looking east)

N
Felsic Norite
Mafic Norite
Sublayer Norite
Granite Breccia
Footwall
Sudbury Breccia
Massive Sulphide
Ni%
[0.00 , 0.10]
[0.10 , 0.50]
[0.50 , 1.00]
[1.00 , 2.00]
[2.00 , 5]
[5 , +]
Mined Out
12600 El
12400 El
600 S
800 S
1000 S

Source: F N X Mining Company Inc.	August 2003

FIGURE 11
GEOLOGIC CROSS SECTION OF THE 950 FOOTWALL VEIN
COMPLEX
FNX - Dynatec Joint Venture
McCreedy West Mine Property
Sudbury Area, Ontario
(view looking east)

N
12400.0 Elev
12200.0 Elev
12000.0 Elev
Felsic Norite
Mafic Norite
Sublayer Norite
Granite Breccia
Footwall
Sudbury Breccia
Massive Sulphide
CU%
[0.00 , 0.10]
[0.10 , 0.50]
[0.50 , 2.00]
[2.00 , 5.00]
[5.00 , 10]
[10 ,+]
TPM%
[0.00 , 0.10]
[0.10 , 0.50]
[0.50 , 2.00]
[2.00 , 5.00]
[5.00 , 15]
[15 ,+]
400 S
600 S

Source: F N X Mining Company Inc.	August 2003

FIGURE 12
GEOLOGIC CROSS SECTION OF THE 700 FOOTWALL VEIN
COMPLEX
FNX - Dynatec Joint Venture
McCreedy West Mine Property
Sudbury Area, Ontario
(view looking east)

12600 El
12400 El
12200 El
Felsic Norite
Mafic Norite
Sublayer Norite
Granite Breccia
Footwall
Sudbury Breccia
Massive Sulphide
Mined Out
[0.00 , 0.10]
[0.10 , 0.50]
[0.50 , 2.00]
[2.00 , 5.00]
[5.00 , 15]
[15 , +]
N

Source: F N X Mining Company Inc.	August 2003

FIGURE 13
GEOLOGIC CROSS SECTION SHOWING Cu-Ni-PGE-Au
BEARING MASSIVE SULPHIDE VEINS OF THE 700 FOOTWALL
VEIN COMPLEX
FNX - Dynatec Joint Venture
McCreedy West Mine Property
Sudbury Area, Ontario
(view looking east)

12600 El
12400 El
12200 El
Felsic Norite
Mafic Norite
Sublayer Norite
Granite Breccia
Footwall
Sudbury Breccia
Massive Sulphide
Mined Out
CuNi%
[0.00 , 0.10]
[0.10 , 0.50]
[0.50 , 2.00]
[2.00 , 5.00]
[5.00 , 10]
[10 , +]
TPM%
[0.00 , 0.10]
[0.10 , 0.50]
[0.50 , 2.00]
[2.00 , 5.00]
[5.00 , 15]
[15 , +]

Source: F N X Mining Company Inc.	August 2003

EXPLORATION

MCCREEDY WEST MINE GENERAL

FNX executed an Option to Purchase Agreement with Inco and the Sudbury Basin Exploration and Mining Joint Venture Agreement with Dynatec effective January 10, 2002. FNX completed an $8 million financing on January 10, 2002 to fund FNX's share of initial expenditures on the Sudbury properties. By late 2002 the FNX-Dynatec Joint Venture had spent in excess of $14 million to fulfill the option agreement terms for 2002. Dynatec subscribed for 50% of the initial $14 million spent with expenditures thereafter being FNX 75%, Dynatec 25% in keeping with Joint Venture interests.

During 2002, the Joint Venture spent in excess of $2.8 million on exploration and diamond drilled approximately 113,000 feet in 107 holes on the McCreedy West Mine property. The Joint Venture has spent $12.6 million to June 30th in 2003 on drilling, underground development, limited mining and resources and reserves estimation. FNX diamond drilling now totals 206,356 feet in 250 holes.

FILL-IN DRILLING, DEPOSIT AREA FOLLOW UP AND EXPANSION

In February 2003 FNX planned and budgeted fill-in drilling for the year to upgrade Inferred Resources to Indicated Resources, to provide more confidence in the interpretation of the contact deposits and vein sets of the 700 Complex, as well as to do advanced exploration drilling and expand the present limits of mineralization at the McCreedy West Mine deposits. This drilling included surface and underground totalling 120,000 ft. in 178 holes for the Inter Main, East Main, 950 Complex and 700 Complex deposits. Of this, 95,000 ft. was proposed from the 1,600 ft. drift underground. An additional 52,500 ft. in 65 holes was scheduled for the resource definition drilling at the Boundary and PM zones on the McCreedy West Mine property.

DRILLING

DRILLING DATABASE

The resource estimation database for the contact deposits and the 950 Footwall Vein Complex is composed entirely of diamond drilling and core sample assays. The 700 Footwall Vein Complex has limited underground chip sampling to supplement drilling. The FNX drilling database includes information for 2,022 Inco surface and underground diamond drill holes provided to FNX under the option agreement. Including 250 FNX series holes, the McCreedy West Mine drill hole database contains records for 2272 holes totalling 1,017,399.6 ft. at the effective date of June 24, 2003, the time of preparation of the last resource models (Figure 14).

FNX engaged SGM to audit the Inco database and it was found to be of good quality (Paterson, 2001).

The digital Central Database is maintained by Century Systems Software with drill log information uploaded from DH Logger software and assay laboratory digital results uploaded using FUSION software. The latter conducts error checking and reports problems before writing data to the Central Database. This system minimizes data transcription error. Similar to Inco, FNX uses Datamine software for resource block modelling and reporting and Central Database records are downloaded to Datamine for this work.

For the purpose of RPA's review, the McCreedy West Mine property datamine database was exported to ASCII and AUTOCAD DXF file formats and imported into Gemcom Systems International software (Gemcom).  RPA's validation of the database, as provided, disclosed a number of assay records that were not supported by collar and length data. Additional "header" records were obtained. Some incomplete records for holes were for other FNX properties and were deleted from the RPA database whereas

N
700 COMPLEX
950 COMPLEX
EAST MAIN
UPPER MAIN
UPPER MAIN HANGING WALL
INTER MAIN WEST
INTER MAIN
-1000N
1,000 ft.
3800E
Source: FNX Mining Company Inc.
August 2003

FIGURE 14
SKETCH PLAN OF DIAMOND DRILLING IN AREA OF RESOURCES AND RESERVES
FNX-DYNATEC JOINT VENTURE
McCREEDY WEST MINE PROPERTY
Sudbury Area, Ontario

others were new holes for which data collection was still in progress. RPA found and corrected about 11 holes that did not have matching lengths and end-of-hole down hole survey depths occurring as either entry or rounding errors.

FNX DRILLING

FNX has drilled 250 holes totalling 206,355.79 ft. of NQ (47.6 mm core surface) and BQ (36.5 mm core underground) exploration and resource definition diamond drilling on the McCreedy West Mine property since project inception in 2001. A single contractor has been used, Bradley Brothers, of Rouyn, QC.

The FNX staff surveyor spots the hole collars and does the final coordinates pick up at the casings after hole completion. Hole spotting (collar and sighters) and casing surveying is done in "real time" by differential GPS (Trimble GPS, Model 5700) with base station that permits ± 1cm accuracy. Some checking and verification has been done by a registered Ontario land surveyor. UTM coordinates are recorded by GPS under the North American Datum 1927 system (NAD 27) consistent with local published topographic maps and then converted to MBS (Modified Basin System) for integration with Inco's MEBS (Mine Exploration Borehole System) database. MBS survey coordinates are used by Inco and Falconbridge as well as others exploring and operating in the Sudbury Basin. The MBS coordinate system is all positive latitudes and departures within the SIC to facilitate computer work. Final conversion from MBS to the McCreedy West Mine/Levack Mine local mine grid (McCreedy 12 grid) is made for the property and resource estimation database. Grid north for the McCreedy West Mine grid is 322.36° astronomic. Mine grid zero latitude runs through the property and location of the deposits and thus "Y" coordinates drill for hole collars may be negative. Elevations for the mine grid are set relative to "sea level" datum of 12,000 ft. (3,658.5m) with the McCreedy West Mine decline portal at about 13,080 ft.

All FNX surface holes have been surveyed down-hole under contract by Sperry-Sun Drilling Services of North Bay, ON. A gyro-based instrument is used to take azimuth and dip measurements at nominal 50 ft. or 100 ft. intervals with a final recording at the toe. Drilling is monitored while in progress using Reflex EZ-Shot instrumentation at 100 ft. intervals. Down-hole surveys compare closely with post drilling Sperry-Sun gyro results except where rock magnetic susceptibility increases near, and in, nickel and copper-bearing sulphides and pyrrhotite to distort the EZ-Shot readings. The Sperry-Sun gyro instrumentation is accurate to ۪.05° on azimuth and ۪.12° on dip, which for a steeply inclined hole of 1,600 ft. such as at the Inter Main deposit, places the toe to within 䔸 ft., assuming no recording or transcribing error. RPA has not examined Sperry-Sun survey records, however, drill holes defining the resources were examined for obvious hole deviation irregularities and none were noted.

INCO DRILLING

The McCreedy West Mine drill hole database contains 2,022 Inco surface holes and underground holes totaling 811,044 ft. Some 1,573 of these holes have been surveyed downhole but 1,151 holes of these have only dip measurements, no azimuths. Inco drill holes that intersect the current resources are BQ diameter core (36.5 mm) collared from surface and underground. Inco holes in the Inter Main deposit are all drilled underground. Collar locations were picked up from drift survey stations by Inco mine surveyors. Down-hole inclinations for underground holes were measured by Tropari (magnetic instrument) and acid dip tests. Tests were generally done below the casing (䔮 ft.) and thence at 50ft.or 100ft. intervals. No azimuth deviations were determined for most holes; consequently, there is uncertainty in toe deviation and zone intercepts, particularly for longer holes.

ASSAY DATABASE

The McCreedy West Mine database contains 42,067 assays over 300,945.30 ft. of which FNX drilling accounts for 11,332 assays over 48,353.55 ft. There are 19 holes with 1,271 assays over 5,554.20 ft. pending in the database. FNX routinely assays for Ni, Cu, Co, Pt, Pd, Au, Fe, S, Pb, Zn and As. The latter three elements are not used in the resource estimation database.

FNX has established quality assurance and quality control (QA/QC) procedures according to best practices as established by the OSC/TSE Mining Standards Task Force (1999). Review by RPA confirms that QA/QC is followed to ensure good assaying quality. Repeat assays for QA/QC precision and accuracy monitoring are kept in separate digital files but are not averaged with original values in the database. Assay values less than detection limit are entered at one half the detection limit.

Inco drilling and assaying comprises a large portion of the McCreedy West Mine database and spans decades during which time assaying methods evolved at Inco's internal Process Technology Laboratory and the suite of elements routinely analyzed varied over time. Since 1990 Inco has used a commercial laboratory (ALS Chemex) with assay methods similar to FNX. Elements assayed for Inco holes within the resource estimation portion of the McCreedy West Mine database, therefore, may lack some or all of Co, PGEs, Au, Fe and S for the contact deposits and Co, Fe and S for the footwall vein deposits. RPA has reviewed Inco proprietary drilling, data collection and assaying procedures and found them to be industry standard or better.

In RPA's opinion the FNX drilling and assay database is adequate for resource and reserves estimation but the lack of PGE and gold analyses for some of the contact deposits, tested by a significant proportion of Inco holes, does not allow reporting of PGE and gold grades.

SAMPLING METHOD AND APPROACH

The sampling method is NQ (surface) and BQ (underground) diameter diamond coring, halving the core that has intersected Ni-Cu mineralization by diamond sawing, and shipping the core for assay at an independent, accredited, commercial laboratory.

Standard logging and sampling conventions have been used for the recording of drill hole information and data. FNX has developed a detailed exploration sampling procedures manual (FNX, 2002). The manual outlines core alignment and scribing by China marker, core recovery and RQD measurements, lithologic and mineralization logging, sample interval preparation, core photography, data entry by laptop computer, upload/download procedures for digital assay reports and digital drill logs to the Central Database.

Geological data recorded includes lithology, sulphide minerals and percentage of each, alteration minerals and abundance, veining type and orientation, and structures. Sample intervals are defined on the basis of lithology and sulphide abundances by the geologist and are marked at each end with China markers and the sample indicated, by convention, at the start of each sample. Drill logs are entered directly into DH Logger (Century Systems Software) on a laptop computer at each logging station. All mineralized intersections are digitally photographed, both for wet and dry core.

RPA notes that longer sample lengths may be taken in thick sections of similar mineralization and in waste. This historic practice, while practical for manual resource estimation methods, tends to reduce flexibility in block modelling in that the choice of composite lengths is limited which affects local grade estimation. RPA recommends more regularized sampling with a maximum of interval 5 ft. or less

SAMPLE PREPARATION, ANALYSES AND SECURITY

The marked core sample is sawed in half with half returned to the core box and half placed in a cloth sample bag. A sample tag from the sample tag booklet is stapled into the core box at the beginning of the sample interval and another tag is placed in the sample bag with the core for shipment. The third tag remains in the book for reference.

Diamond saw coolant water is continually flushed at the Sudbury core facility to avoid any sample carry-over in the fluid. At Levack, water is recycled but the bath is changed frequently to avoid contamination. Whole core for BQ underground drilling is submitted for assay and core boxes are recycled. To eliminate any contamination, the sampled core is rinsed with water before being bagged

Sample numbers are independent of the hole number and clearly marked on sample bags in keeping with best practices. Hole numbers were also put on the bag until March 2003 when this practice was discontinued. To facilitate administration, given the high volume of assay reports from the laboratory, hole numbers are included on the laboratory submittal form. While there is some risk, albeit low, of a third party being able to link good assay results to a particular hole before public release, the procedure now in place limits the exposure to very few laboratory personnel

Core samples are shipped by via a commercial trucking company to the assay lab in locked cubical plastic containers on palettes.

SAMPLE PREPARATION AND ANALYSES

Sample preparation is carried out at SGS Lakefield Research Limited. in Sudbury and pulps are shipped for assay via Purolator courier to ALS Chemex in Vancouver. Sample preparation until the end of April 2003 had been carried out by ALS Chemex in Mississauga and pulps shipped to Vancouver. ALS Chemex holds ISO 9002 accreditation and participates in the proficiency testing that is required to achieve ISO 17025 accreditation. SGS Lakefield Research has ISO 9002 accreditation, conforms with requirements of ISO/IEC 17025 and is accredited under the Standards Council of Canada.

ALS Chemex crushed core to 75% -2 mm (10 mesh) in a Rhino jaw crusher and then riffle split 200 g to 225 g. Crushers were cleaned with coarse quartz after high sulphide samples. The sample split is milled to 90% -63 microns (200 mesh) in one of three Essa or one of three T.M. Engineering ring pulverizers. Because of the multiple use of the mills, samples were not ground in sequence. The pulp was rolled and then split to a 100 g packet by taking four scoops of the homogenized material; the residual 𫏥 g were retained in Mississauga.

SGS Lakefield Research crushes the core sample to a minimum of 85% passing 10 mesh in a TM Engineering Rhino crusher. A riffle split of approximately 150 grams is then pulverized by TM Engineering STLX ring pulverizer to 90% passing 150 mesh (106 microns). Crushers are cleaned with coarse quartz after each sample. The entire -150 mesh pulp sample is bagged and sent to Chemex in Vancouver. All crushed rejects are inventoried and then stored in sealed 205 litre (45 gallon) drums except for (high Ni grade/pyrrhotite rich) samples that are selected by FNX and sent to Lakefield for freezer storage.

At ALS Chemex in Vancouver, 0.2 g of the pulps are fused with 2.6 g of sodium peroxide at 650°C. When cooled, the resulting melt is dissolved in 250 ml of 10% HCl and the solution analysed by ICP-AES spectrometry for Ni, Cu, Co, Pb, Zn, As, Fe and S. Detection limits are 0.005% for Ni and Cu; 0.002% for Co.

For Pt, Pd and Au determinations, 30 g (1 assay ton) are fused by fire assay furnace with lead collection. The lead matte is cupelled to a precious metal bead. After digestion of the bead in 2% HCL, the solution is analyzed by ICP-AES. Detection limits are 0.03 g/t (0.001 oz/ton) for Pt, Pd and Au.

FNX stores all pulps but keeps coarse rejects only for mineralized sections, the rest are discarded. Inco currently employs the same assay procedures.

ASSAY QUALITY CONTROL/QUALITY ASSURANCE

Analytical Solutions Inc. was contracted by FNX to review and audit FNX's assaying and make improvements to QA/QC procedures where warranted (Bloom, 2003). The FNX QA/QC procedures include the insertion of control blank core samples (1 per 100 samples) and reference standards (1 per 40 samples) for both precious and base metals. Pulp check assaying and limited rejects assaying has been done at Lakefield Research, Lakefield, Ontario and Activation Laboratories, Ancaster, Ontario (ACTLAB).

ALS Chemex performs standard internal QA/QC to ensure reliable results. Bloom (2003) reports pulp assay precision of ۯ% for Cu and Ni. For 80% to 99% of the precious metals assays precision is 䕖%. This reproducibility is within expected ranges for these metals. Check assays at Lakefield Research (pyrosulphate fusion and XRF) and indicates an accuracy of ۯ% within exceptional agreement for Pd (Bloom. 2003). A minor bias to low Cu reporting was discovered from check assaying by FNX (Bloom, 2003) and 548 pulp samples (<5% of total) are being re-run by ALS Chemex.

Sixteen sample rejects from hole FNX 3022 in the low sulphide PM precious metals zone were assayed at ACTLAB. The differences from original assays were within 䔽% for Pt, Pd and Au and similar to variances for pulps indicating that splitting rejects does not introduce significant bias (Bloom, 2002).

Core duplicates (quarter splits) are not routinely assayed, however, assay results for eight quartered samples are available. Nickel is within 10% and low grade copper within 25% of the mean assay grade of original and quarter split, or within 21% and 60% for absolute differences respectively. Nickel in quartered core was somewhat lower (4%) but this is not statistically significant given the few samples and may relate to oxidation.

Bloom (2003) has recommended additional test work on rejects and core duplicates for precious metals zones. RPA agrees with this recommendation.

SECURITY

At the drill site core box and lids are fibre taped shut after filling and core boxes are retrieved by FNX technicians on a timely basis and delivered to the core logging facility.

After core processing, sulphide-mineralized intersections key to resource estimation remain racked in the core facility buildings that are locked when unattended by FNX personnel. Footwall and hanging wall sublayer core is stored in outside racks enclosed within barbed wire-topped chain link fence compounds under lock and key. Permanent core storage is at the Inco Frood-Stobie core farm. Core for upper sections of holes intersecting barren Upper and Middle layer SIC units (waste) is dumped at Inco's core disposal site at Frood-Stobie.

Bagged samples, and container-packed samples tamper-proof sealed for shipping to ALS Chemex, are kept within the core facility buildings until loaded for commercial trucking. The high degree of digital integration and software verification for data transfer eliminates most human error and makes tampering of sample results difficult.

DATA VERIFICATION

RPA checked original assay certificates with a number of drill logs and corresponding database entries and found no errors in the FNX work. Sampled intervals of core in core boxes for resource intercepts were checked against drill logs for seven holes and RPA's visual estimates of Cu and Ni grades in core were in line with recorded assays. Core sampling is well-managed to reduce sample length measurement error at the primary data collection stage. Core recovery is generally very good with broken, ground or lost core in sulphide sections infrequent. The sampling is better than industry standard, in RPA's opinion. Only one error of 0.1 ft. in a recorded sample interval was noted and this was due to a smeared footage block

ADJACENT PROPERTIES

Included in the FNX option of Inco properties is the adjacent former Levack Mine property adjoining the McCreedy West Mine property on the east. Down dip from the FNX McCreedy West Mine property is Falconbridge's former Onaping Mine with Falconbridge's active Craig Mine to the East. Inco deep drilling on the far eastern portion of the McCreedy West Mine property intersects the west portion of Falconbridge's Onaping Depth Deposit, a major contact deposit.

On the Levack property, the 1300 and 1900 zones have been explored recently by FNX drilling to delineate resources. Mineral inventory prepared by Inco at the close of the mine is being assessed by FNX for resources and reserves potential. The inventory is includes material being mined at closure, reserves identified at that time and scheduled for mining, and remnants of deposits including extensions of bodies and pillars.

MINERAL PROCESSING AND METALLURGICAL TESTING

Only limited metallurgical testing has been carried out by FNX. A metallurgical sample from the 700 Complex was requested by Inco and was provided in mid January 2003. This sample consisted of 163 lbs of muck obtained from recently developed raise muck piles on the 570 and 730 Levels.

A second metallurgical sample from the 700 Complex was submitted to Inco by the Joint Venture in August 2002. The sample consisted of 156 lbs of massive chalcopyrite, Levack Gneiss, and Sudbury Breccia in proportions anticipated for production from the 700 Complex. The sample was taken from several veins and cross-cuts located on the 570 Level. Effort was made to minimize the inclusion of oxidized rock. Bench-scale metallurgical test work was performed by Inco at its Sheridan Park facility, Mississauga, Ontario. FNX reports that the test work has been completed, but the results, which were due for formal acceptance by the parties in mid May, have not yet been received from Inco.

Metallurgical samples for the Upper Main, East Main and Inter Main Zones have also been sent to Sheridan Park. These samples were compiled from FNX exploration drill core material. Additional metallurgical samples will be provided as required

The metallurgy of the deposits has been well established by previous mining on the property, on similar deposits in the North Range and in the Sudbury Camp in general. Expected metal recovery from milling to refining is defined in the FNX-Inco Off-Take agreement.

Metallurgical samples of all ore zones are required in advance of shipment of the material to Inco in order to determine metal accountability curves for the various ore types as part of the treatment terms in the Off-take Agreement.

MINERAL RESOURCES ESTIMATE

FNX and Dynatec estimated Mineral Resources for five principal deposits at the McCreedy West Mine property in early 2003 (Routledge, 2003). The contact deposits with their associated hanging wall zones, Inter Main, East Main and Upper Main, and the 950 Footwall Vein Complex, variously include Indicated and Inferred Mineral Resources based on diamond drilling. These resources were estimated by FNX and include internal dilution but not planned or external mining dilution. Resources for the Inter Main and East Main deposits were updated to reflect the results of additional drilling. A change in minimum mining width parameters, additional drilling and raising were incorporated in the 700 Footwall Vein Complex resource update.

Changes in deposit geometry for the Inter Main and East Main are shown in Figures 15 to 17.

McCreedy West Mine property resources prepared by FNX are summarized in Table 3.

ESTIMATION METHODOLOGY AND PARAMETERS

FNX has estimated Mineral Resources for the contact deposits and the 950 Complex by 3-dimensional computer block modelling and inverse distance (IDX) grade interpolation using Datamine software. ID2/ID1 and ID4 were used for the contact deposits and 950 Complex respectively. FNX has produced resource estimation summary reports for each deposit that describe the number of drill holes used in the estimate, assay and composite statistics, estimate methodology and parameters, volume-tonnage validation, model validation by nearest neighbour interpolation, and a tabulation of resource tonnage and grade with classification (Appendix 1).

FIGURE 15
CROSS SECTION OF THE INTER MAIN DEPOSIT SHOWING
WIREFRAME AND BLOCK MODEL
FNX - Dynatec Joint Venture
McCreedy West Mine Property
Sudbury Area, Ontario
(view looking east)

Felsic Norite
Mafic Norite
Sublayer Norite
Granite Breccia
Footwall
Sudbury Breccia
Massive Sulphide
Ni%
[0.00 , 0.10]
[0.10 , 0.50]
[0.50 , 1.00]
[1.00 , 2.00]
[2.00 , 5]
[5 , +]
12000 El
11300 El
1000 S
1200 S
1600 S

Source: F N X Mining Company Inc.	August 2003

FIGURE 16
CROSS SECTION OF THE EAST MAIN DEPOSIT SHOWING
WIREFRAME AND BLOCK MODEL
FNX - Dynatec Joint Venture McCreedy
West Mine Property
Sudbury Area, Ontario
(view looking east)

Felsic Norite
Mafic Norite
Sublayer Norite
Granite Breccia
Footwall
Sudbury Breccia
Massive Sulphide
Ni %
[0.00 , 0.10]
[0.10 , 0.50]
[0.50 , 1.00]
[1.00 , 2.00]
[2.00 , 5]
[5 , +]
N
13000 El
12800 El
12600 El
200 S
400 S
600 S
Area of Crown Pillar

Source: F N X Mining Company Inc.	August 2003

FIGURE 17
CROSS SECTION OF THE UPPER MAIN DEPOSIT SHOWING
WIREFRAME AND BLOCK MODEL
FNX - Dynatec Joint Venture
McCreedy West Mine Property
Sudbury Area, Ontario
(view looking east)

Felsic Norite
Mafic Norite
Sublayer Norite
Granite Breccia
Footwall
Sudbury Breccia
Massive Sulphide
Ni %
[0.00 , 0.10]
[0.10 , 0.50]
[0.50 , 1.00]
[1.00 , 2.00]
[2.00 , 5]
[5 , +]
N
12600 El
12400 El
600 S
800 S
1000 S

Source: F N X Mining Company Inc.	August 2003

TABLE 3 SUMMARY OF MINERAL RESOURCES
FNX - Dynatec Joint Venture McCreedy West Mine Property Sudbury
Area, Ontario

SUMMARY OF MINERAL RESOURCES
Resource	Short			Au	Pt	Pd
Classification	Tons	% Ni	% Cu	(oz/ton)	(oz/ton)	(oz/ton)
Contact Deposits
Indicated	1,209,000	2.22	0.26	-	-	-
Inferred	316,300	1.70	0.44	-	-	-

Footwall Vein Complexes
Indicated*	663,000	0.37	2.60	0.03	0.06	0.07
Inferred**	8,220	0.85	7.44	0.06	0.08	0.12

SUMMARY OF MINERAL RESOURCES BY DEPOSIT
	Resource	Short			Au	Pt	Pd
Deposit	Classification	Tons	Ni (%)	Cu (%)	(oz/ton)	(oz/ton)	(oz/ton)
Inter Main	Indicated	1,030,000	2.20	0.23	-	-	-
Inter Main West	Inferred	112,000	2.31	0.53	-	-	-
East Main	Indicated	131,000	2.55	0.40	-	-	-
	Inferred	76,300	1.26	0.51	-	-	-
Upper Main	Indicated	48,000	1.87	0.46	-	-	-
Upper Main HW	Inferred	128,000	1.44	0.31	-	-	-
700 Vein Complex	Indicated**	143,000	0.72	6.81	0.04	0.05	0.09
	Inferred**	8,220	0.85	7.44	0.06	0.08	0.12
950 Vein Complex	Indicated	520,000	0.27	1.44	0.02	0.07	0.07

* Includes a portion of the resources (700 Complex) that incorporates mining dilution
** Includes mining dilution

Source data from FNX Mining Company Inc.

CONTACT DEPOSITS AND 950 COMPLEX

The various deposits were wireframed in a conventional manner by identifying the zone boundaries (1% Ni for contact deposits 0.75% Ni equivalent for 950 Complex) and "snapping" to assay boundaries. The resulting wireframes are fairly regular in plan but are somewhat irregular in cross section due to variable thickness of contact deposits. The 950 Complex wireframe is complex with the zone splitting on the fringes.

Wireframes for the contact deposits were modelled geologically using a cut-off grade of 1% Ni over a minimum mining width of 8.0 ft. true width. Zone intercepts less than the minimum mining width were diluted to 8 ft. using complete assay intervals. Where dilution to minimum width encountered large assay intervals of waste, dilution was taken at zero grade to the minimum true width. Cut-off grade for the 950 Footwall Vein Complex is 0.75% Ni equivalent over 8 ft. true width. RPA notes that within the wireframe models there are a few zone intercepts (<2%) grading less than cut-off that are included to maintain continuity within the zone.

Mining costs are for blasthole mining in thick portions of the contact deposits; more selective conventional and mechanized cut and fill mining in the narrower areas.

The resource estimate for the 950 Complex was prepared in February 2003 at differing metal prices and has not been updated. Prices for copper, gold and palladium are lower than the LOMP price assumptions but nickel is the same and platinum is higher.

Appendix 2 summarizes drill holes, assay intervals composites used to define the contact and 950 Complex deposits and for resource grade and tonnage estimation.

700 COMPLEX

Dynatec's initial resource estimate for the 700 Complex reported in Routledge (2003) was based on updating and modifying an earlier Inco estimate (Hitchins, 2002; Davis and Bray, 2001). The cross sectional polygon method was used based on 25 ft. sections. 3-D interpretation was done using SURPAC software after importing the Inco McCreedy West Mine Datamine drilling database and updating with FNX drill holes. Each vein was assigned a number based on its northing coordinate relative to other veins. Vein polygonal resource area on section was established in ACAD and exported to an Excel spreadsheet. In keeping with past Inco practice, resource grades were uncut and a universal tonnage factor of 10.2 ft.3/ton (0.098 ton/ft.3) was used.

From April to May FNX re-estimated the 700 Complex resources using the same sectional polygonal methodology, however, the minimum mining width was increased from 5 ft. to 6.0 ft. (true) for veins dipping at greater 50° and from 6.0 ft. to 7.0 ft.than (true) for shallower dipping veins. Minimum widths are based on use of cut and fill for steep veins and panel mining for shallow dips. Volume to tons conversion, mineability, mining recovery (85%), internal, external mining and sill dilution were applied at the resource estimation stage polygon by polygon. As such the resources include internal and external mining dilution, unlike those for the contact deposits which include only internal dilution.

CUT-OFF GRADE

CONTACT DEPOSITS

Dynatec reviewed with RPA the 1% Ni cut-off grade for the contact deposits' resource estimation and concludes that it is adequate, after co-product metals credit, to cover the anticipated range of mining costs of $50/ton to $60/ton and take into account the Off-Take Agreement metal recoveries and resource/reserve metal prices.

700 COMPLEX

Mining cut-off was applied to resource polygons by estimation of the polygon's NSR on a fully diluted grade basis, with reference to direct mining cost of C$82.77/ton and treatment charge of US$19/ton. NSR and treatment are based on the executed Inco Off-

Take Agreement metals accountability and the three year metals prices forecast and exchange rate forecasts. Using the same accountability, costs, prices and exchange rate, RPA estimates a mining cut-off grade of 6.00% Cu.

950 COMPLEX

FNX reports that a nominal nickel equivalent (NiEq) cut-off of 0.75% was used to construct the 950 Complex wireframe model, as it appears from RPA's inspection to be a natural cut-off for the deposit and concurs with its use for construction of the volume model. Cut-off grades are determined from mining method costs, the Off-Take Agreement accountable metal and February 2002 metal prices of:
  Cu US$0.70/lb

  Ni US$3.50/lb

  Pt US$600/oz

  Pd US$250/oz

  Au US$340/oz

The above metal prices are 9% lower in terms of gross value per ton than those used for the latest resource updates and reserves estimate for the other deposits. RPA considers these metal prices to be reasonable and slightly conservative for the estimation of a NiEq grade and concurs with the use of a 0.75% NiEq cut-off for construction of the 950 Complex volume model.

A dollar-value cut-off of C$87/ton was applied to the block model in order to discriminate resource blocks from waste. This value was estimated by FNX personnel using their own assumptions of mining costs and economic constraints imposed by the Off-Take agreement.

GRADE CAPPING

Lack of high-grade outliers and the relatively small range and nearly normal distribution of assay and composite grades for Ni and Cu do not warrant grade capping in the contact deposits (Inter Main, East Main, Upper Main and associated zones). PGM and Au assay values are low and are not reported in the Mineral Resources for these deposits.

For the 950 Complex, RPA noted (Routledge, 2003) that FNX cut Pt to 25 g/t, Pd to 29 g/t, and Au to 18 g/t. RPA further noted that, when these grade caps are applied, only one Au value was affected and only four Pt and Pd assays. The histograms suggest that these capping levels may be somewhat too high. RPA notes that the effect of this level of cutting on the global resource estimate was virtually nil. In RPA's opinion, the Pt and Pd should probably be capped at something closer to 15 g/t, while for Au the cap should be in the order of 10 g/t. RPA carried out preliminary sensitivity studies of cutting for these three elements. Non-zero samples with nickel-equivalent (NiEq) values greater than 0.75% were selected from holes in the vicinity of the 950 Zone. The Pt, Pd, and Au assays were capped at the above-mentioned 15 g/t (Pt and Pd) and 10 g/t (Au) values, and summary statistics were generated from the uncut and cut data for comparison. A comparison of the means is shown in Table 4.

TABLE 4 COMPARISON OF CUT AND UNCUT AVERAGE GRADES
FOR THE 950 COMPLEX
FNX- Dynatec Joint Venture McCreedy West Mine Property Sudbury
 Area, Ontario
Element	Uncut	Cut Average	Difference	Percent
	Average (g/t)	(g/t)	(g/t)	Difference
Pt	1.76	1.52	-0.24	-13.6%
Pd	2.02	1.81	-0.21	-10.4%
Au	0.76	0.66	-0.10	-13.2%

The means for all three elements show similar reductions with the more severe capping levels applied. Table 4 results suggest that capping of high assays will have a modest but measurable affect on the overall resource estimate grades. In RPA's opinion, there could be a slight overstatement of the block model estimate grades for these elements, in the range of 5% to 10%. This is not considered to be prohibitively severe at this stage of development, but RPA recommends that additional studies be undertaken to determine how sensitive the block model grade estimate is to capping levels, and what capping levels would be appropriate for this deposit.

The resource estimate for the 700 Complex reviewed in Routledge (2003) was based on uncut grades in keeping with past Inco practice. RPA recommended that FNX examine the impact of grade capping on resource estimation for the 700 Complex. For the current FNX reserve estimate, copper assays were capped at 25%, and gold, platinum and palladium assays were cut to 0.50 oz/ton (17 g/t). About 10% of the copper assays, 1% of the gold and 0.5% of the PGM's were cut. RPA examined the log cumulative frequency probability distribution of the assay grades composing the resource polygons.

In RPA's opinion, the capping level used by FNX is consistent with current capping practice in the industry in that the grade distributions show typical lognormal distribution, i.e. straight line plots, up to the capping level indicating a single grade population.

MINIMUM MINING WIDTH

The 8 ft. minimum true width for the contact deposits and 950 Complex was determined in consultation with Dynatec as the minimum width needed for rock bolting stope backs that will be necessary because of the shallow dip and width of the stopes. In general FNX uses minimum true widths of 8 ft. for dip <50° 7 ft. for dip >50° and <65° and 6 ft. for dip >65°. RPA notes that several intercepts in the 950 Complex do not make grade-width minimums and recommends that future resource updates examine this issue to determine the impact of removing these holes. As previously described, minimum mining widths for the 700 Complex are 6 ft. true for dips =50° and 7 ft. true for dips <50°.

BULK DENSITY

The variation in sulphide mineralization style from disseminated to massive and the correspondence of higher grades with higher SG material results in grade being proportional to SG. This relationship indicates that assays and composites should be weighted by SG, as well as interval lengths, and SG related to block grade be used for volume to tonnage conversion of resource blocks in the block model. The impact of SG weighting was examined by RPA and FNX for the Inter Main deposit and found that proper SG weighting increases the Ni grade by 3% and the tonnage by 1%, thus the Ni metal content by about 4%. Since tons were already weighted by SG in the model, the small increase in tons is attributed to the over all increase in block grades caused by SG weighting the composites.

SG weighting applied to compositing and volume-tons conversion for the Inter Main and Inter Main West deposits relied on a SG vs. Ni% grade linear regression formula derived from SG tests. Wet pycnometer specific gravity (SG) tests were carried out on assay pulps by ALS Chemex and a few check bulk SG tests were done that compare closely with the pycnometry. The formula derived from 38 Inter Main samples is:

SG=(0.3305*Ni%) + 2.8563

Similarly for the East Main deposit the SG formula developed from 58 pycnometer tests is:

SG=(0.3323*Ni%) + 2.8534

More density data has been accumulated (currently 94 tests for the Inter Main and 121 for the East Main), however, the additional SG versus grade regression work has not been done.

For the other contact deposits where SG tests are lacking, the formula

SG=100*(100/2.88+0.0166*Cu%-0.1077*Ni%-0.328*S%)

was used. In this case the copper and overall sulphide contents affect the result. Where sulphur analyses are lacking in Inco holes, the SG may be slightly overestimated.

The use of "formula weighting" is standard practice for Inco and Falconbridge in the Camp. Care must be exercised in formula application since its reliability depends on constant mineral modal composition, generally pyrrhotite-pentlandite-chalcopyrite. At higher Ni grades (4%+) denser millerite may occur and the SG vs. grade relationship then shows considerable scatter. Similarly camp-wide formulas may not account for the presence of pyrite in massive sulphides (or increased chalcopyrite near the footwall) that lowers Ni grade while maintaining high SG and introduces more scatter in calculated SG values at higher Ni grade.

For the 700 and 950 Complexes, the bulk density of the rock mass has been estimated from the results of 101 pycnometer measurements using a linear regression relationship between density and Cu assay grade. The formula used to estimate the bulk density is:

SG = (0.415 x Cu%) + 2.8056

The SG is converted to a tons/ft.3 value for use in compositing and tonnage estimation. For the 700 Complex, wall rock dilution is taken at 11.4 cubic ft./ton or 0.0877 tons/cubic ft. (2.81 SG) at zero grade.

The SG weighting approach used by FNX is considered to be reasonable and conforms to industry practice, in RPA's opinion, but in order to improve the reliability of SG weighting in resource estimation at McCreedy West Mine, RPA recommends that SG tests be done routinely for core samples where higher Ni and Cu grades are anticipated and for semi massive to massive sulphides mineralization.

RPA notes that all SG work is related to small samples. Areas of fracturing, faulting and porosity all contribute to an in-situ bulk density that will vary somewhat, and generally be lower, than SG modelling predicts.

ASSAY INTERVAL COMPOSITING

CONTACT DEPOSITS

The irregular sample intervals present a challenge to compositing. Datamine software optimizes composite length to best honour the selected target length. FNX targeted 5 ft. composite lengths for all contact deposits except the Inter Main West deposit which was 7 ft. Datamine software attempts to equalize sample support by compositing to the nearest length to the targeted length and avoids residual sub-length composites. Composites were length and SG weighted downhole within the wireframe models. Internal waste, including sub cut-off grade material and occasional narrow diabase dikes, is assayed and incorporated into composites.

950 COMPLEX

The drill results were composited to 5 ft. lengths using density-weighting. RPA concurs with the use of density-weighting since the grade is observed to be proportional to sulphide content, and hence density. RPA notes that the average sample length for the data set used in grade estimation is 4.7 feet. RPA further notes that the sample lengths in the database are quite variable, similar to those for the contact deposits, and that there are many in excess of 5 ft. In RPA's opinion, the 5 ft. composite length is within an acceptable range, and should not be any shorter.

MINERALIZATION CONTINUITY AND VARIOGRAPHY

Sulphide mineralization and grade continuity within the resource wireframe outlines is reasonably well established by drilling. FNX has undertaken grade variography for the contact deposits, but has been unable to develop well-defined variograms. Variography is a statistical exercise that requires a large number of sample composites for definitive results, necessitating much drilling and sampling that is generally not justified to reliably estimate grade in contact deposits.

Variography for PGEs and Au within the 950 Complex may be warranted and should be considered by FNX in future resource updates.

MODELLING APPROACH

CONTACT DEPOSITS

Table 5 summarizes FNX block modelling parameters for the contact deposits.

TABLE 5 SUMMARY OF MODELLING PARAMETERS FOR CONTACT DEPOSITS
FNX- Dynatec Joint Venture McCreedy West Mine Property Sudbury Area, Ontario
			Deposits
	Inter Main	Inter Main	East Main	Upper	Upper Main
		West		Main	Hanging
					Wall
No. Drill Holes	40	6	24	18	7
Composite Target	5	7	5	5	5
Length (ft.)
Composite	4.97	7	4.85	4.97	4.9
Average (ft.)
Block Size ft. (XYZ)	40x10x10	40x20x10	20x10x10	20x10x20	40x20x10
Method	ID2	ID1	ID2	ID2	ID2
Search Type	Ellipse	Ellipse	ellipse	ellipse	ellipse
Search	-45° , 0° , 35°	-45° , 0° , 35°	-45° , 0° , -10°	-45° , 0° , 0°	-20° , -5° , 20°
Orientation*
Search Ellipse XYZ	250, 100, 20	250, 100, 20	50, 200, 50	50, 100, 20	300, 100, 20
Axes (ft.)
Search Pass 2nd,	1.5x, 2x	1.5x, 2x	2x, 3x	1.5x, 2.5x	1.5x, 2.5x
3rd (x primary)
Octant Search	No	No	No	yes	No
Minimum No.	5	5	5	5	5
Samples
Maximum No.	10	10	20	20	20
Samples
NN Model %	3.88%	12.5%	-	1.6%	1.4%
Variance Ni
NN Model %	0.01%	2.3%	-	0.5%	0.1%
Variance Tons
* Rotation from XYZ axes

FNX selected nominal block dimensions appropriate to the drill hole spacings and thickness of the deposits. General industry rule of thumb for block size is ¼ to ½ the drill hole spacing. Search distance was adjusted to the geometry of the deposit e.g. East Main pipe-like geometry differs from the broad, lenticular Inter Main deposit, and search orientation was matched to thickness trends within the deposits supported by grade-thickness contouring and footwall modelling that shows depression trends. RPA agrees with this approach.

Datamine sub-cells blocks to honour the wireframe outlines and maintain volumetric control. The FNX block models' XYZ directions are horizontal and vertical and have not been rotated to the dip plane of the deposits. Filling the wireframes with blocks results in a range of block sizes that differ significantly from the nominal dimensions particularly for deposit thickness.

In RPA's 2 interpolation method is a reasonable choice to model gradeopinion the ID and tonnage for the contact deposits. Ordinary kriging interpolation should work well, however, it depends on definitive variography which has not been established and is expected to only result in marginal benefits given the relatively small Ni grade ranges within the resource outlines.

The maximum number of samples for interpolation of 10 to 20 combined with ID2 interpolation results in grade smoothing that is acceptable for global resource estimation. FNX compared block model nickel grades to composites for the Inter Main Deposit. Results indicate minor conditional bias in that block model grades somewhat overestimate low grade and under-estimate high grade with respect to composites that inform the blocks. This level of smoothing and conditional bias is acceptable for Indicated Resource estimation.

RPA examined the number of interpolation passes required to fill the resource wireframes for the contact deposits: Inter Main, East Main and Upper Main (Table 6).

TABLE 6 SUMMARY OF BLOCK MODEL INTERPOLATION PASSES FOR CONTACT DEPOSITS
FNX- Dynatec Joint Venture McCreedy West Mine Property Sudbury Area, Ontario

Deposit	1st Pass	2nd Pass	3rd Pass	Model Date
Inter Main	92.8%	6.6%	0.6%	July 2003
East Main	82.2%	15.0%	2.8%	May 2003
Upper Main	85.9%	12.9%	1.2%	March 2003

Some 86% to 93% of the models were filled on the primary search, 7% to 15% on the second pass and less than 3% on the third pass. The high percentage of blocks interpolated in the first pass supports the classification of all or most of the resources as Indicated.

950 COMPLEX

A block model comprising 10 ft. x 10 ft. x 5 ft. blocks was used for grade estimation with sub-blocking along the boundary of the wireframe model. This model was oriented orthogonal to the north-south/east-west coordinate system. Grade was estimated into the blocks using Inverse-Distance weighting to the fourth power (ID4). A minimum of 5 and maximum of 20 samples were used for each block. RPA considers the block model configuration and extrapolation method to be appropriate for the 950 Zone, although some parameters could be refined. Grade was estimated into the block model in three passes, using successively larger search ellipsoids. The first pass employed a search ellipsoid measuring 50 ft. x 50 ft. x 5 ft., oriented along the east-west strike direction with the principal axis dipping at -500 to the south. The other two passes use ellipsoids measuring two and three times, respectively, the dimensions of the original. The ultimate search radii for this block model measured 150 ft. x 150 ft. x 15 ft. No discrimination in the final reported resource estimate was made between blocks estimated with the different search parameters.

RPA observes that the majority of the blocks appear to have been filled on the second and third grade runs, which suggests that the smallest search ellipsoid is not really useful.

The combination of the sample spacing and the 5-sample minimum on each block grade estimate appear to overly constrain the number of blocks estimated in the first pass, and RPA recommends that, unless some resource classification scheme is tied to the use of the 50 ft. x 50 ft. x 5 ft. search, that this ellipsoid be discarded. RPA further suggests that the minimum sample constraint seems somewhat restrictive, while the maximum sample limit seems a bit too high. RPA recommends that additional work be carried out to refine the search parameters employed.

RPA notes that the search orientation is not optimal for some portions of the volume model owing to the variations in dip of the mineralization. In addition, there are some instances where samples residing in one lobe or "leg" of the volume model have been captured by the search ellipsoid and used to estimate grade in another lobe. Strictly speaking, this is not appropriate and will result in inaccurate local grade estimation, even though the global resource estimate may not be affected much. RPA recommends that this be rectified for the next resource estimation following additional work on the zone. One possible means of dealing with this issue would be to divide the wireframe model into a number of smaller, less complex, domains, each with their own search ellipsoid and sample dataset.

The deliberate inclusion of lower grade material in the volume model in order to preserve geological continuity has resulted in a significant amount of "internal" dilution in the block model. RPA notes that there are a number of holes that do not make minimum grade-width criteria, but RPA considers this to be a reasonable and conservative approach to modeling this deposit.

The 950 Complex wireframe model was estimated to contain 736,000 tons grading 1.15% Cu, 0.22% Ni, 1.82 g/t Pt, 1.82 g/t Pd, and 0.63 g/t Au. On application of the $C87/ton dollar-value cut-off, with respect the NSR expected from the Off-Take Agreement, for resource blocks, the total Mineral Resource is estimated to be 520,000 tons grading 1.44% Cu, 0.27% Ni, 2.27 g/t Pt, 2.26 g/t Pd, 0.77 g/t Au.

Figures 17 to 21 show deposit block modelling in typical cross sections.

MODEL VALIDATION

FNX's modal validation consists of grade interpolation by the nearest neighbour method (NN). The NN results agree closely to within 13% on grade and 3% on tons with the IDx method. Note that resource block SG is a function of block grade. Whereas block dimensions are unchanged between methods, the differing interpolated block grades affects SG and thus block tons.

Close comparison of the resource total block volumes to the corresponding wireframe volumes for each deposit by done FNX validates the resource blocking of the models.

RPA examined the assay statistics, composite statistics and block model statistics prepared by FNX in its summary resource reports. RPA prepared zone composites for the East Main and Inter Main contact deposits and compared them to block model resource results. FNX assay statistics are length weighted but not by SG and as a result underestimate average grade by up to 10% and generally grade 1% to 6% less than the SG and length weighted assay composites. RPA weighted assays by length and SG for the Inter Main zone and this resulted in a somewhat higher grade that exceeds that of the composites and block model grade (Table 7). In general, average grade for assays>composites>block model and variance for their grade frequency distributions is the converse due to the volume-variance effect of progressively smoothing low and high grades ± internal dilution. This effect, if observed, in part validates the modelling or is cause for further investigation if not. FNX and RPA note that this typical trend confirms the deposits' grade modelling except for the Inter Main West and East Main deposits where the block model average grade exceeds the composites average grade. Inter Main West average deposit grade is only 2.7% higher than its composites' grade but East Main is 13.7% higher for Indicated and Inferred Resource blocks (Table 8). FNX explains that this appears to be an issue of support due to the distribution and orientation of drill holes.

The lower third to quarter of the East Main deposit has a number of holes that intersect the zone at a very low angle. The balance of the East Main Zone is characterized by holes with typical intersections much closer to perpendicular. The average Ni grade for assays in the lower part of the deposit is 1.4% Ni (length weighted) and the average Ni block grade is 1.25% Ni. The average assay grade for the upper part of the East Main is 2.71% Ni and the average block grade is 2.54% Ni. Given the lack of available information on the survey of the oblique holes, the lower portion of the East Main is considered by FNX to be Inferred Resource while the upper part is Indicated Resource.

Felsic Norite
Mafic Norite
Sublayer Norite
Granite Breccia
Footwall
Sudbury Breccia
Massive Sulphide
TPM%
[0.00 , 0.10]
[0.10 , 0.50]
[0.50 , 2.00]
[2.00 , 5.00]
[5.00 , 15]
[15 ,+]
N
12400 El
12200 El
12000 El
0
200 S
400 S
600 S

0 100
ft

August 2003

Source: FNX Mining Company Inc.

Felsic Norite
Mafic Norite
Sublayer Norite
Granite Breccia
Footwall
Sudbury Breccia
Massive Sulphide
Ni%
[0.00 , 0.10]
[0.10 , 0.50]
[0.50 , 1.00]
[1.00 , 2.00]
[2.00 , 5]
[5 , +]
N
12200 El
12000 El
1000 S
1200 S
1400 S
1600 S

0 100
ft

August 2003

Source: FNX Mining Company Inc.

FIGURE 20
PLAN VIEW OF THE INTERMAIN DEPOSIT SHOWING OUTLINES OF
THE ORIGINAL WIREFRAME (red) AND UPDATED WIREFRAME (black)
FNX - Dynatec Joint Venture
McCreedy West Mine Property
Sudbury Area, Ontario

FIGURE 21
ORIGINAL EAST MAIN RESOURCE WIREFRAME (black) AND
UPDATED WIREFRAME (red) SECTION 2900E, AS OF AUGUST 20, 2003
FNX -Dynatec Joint Venture
McCreedy West Mine Property
Sudbury Area, Ontario

FIGURE 22
PLAN VIEW OF THE INTERMAIN DEPOSIT SHOWING OUTLINES OF
THE ORIGINAL WIREFRAME (black) AND UPDATED WIREFRAME (red)
FNX - Dynatec Joint Venture
McCreedy West Mine Property
Sudbury Area, Ontario

N
Ni%
[0.00 , 0.10]
[0.10 , 0.50]
[0.50 , 1.00]
[1.00 , 2.00]
[2.00 , 5]
[5 , + ]
Plan View
Section 6 of 11
Scale 1" = 110.00'
Date : 21/08/03

Source: FNX Mining Company Inc.

August 2003

TABLE 7 SUMMARY OF RESOURCE INTERCEPTS FOR THE INTER MAIN DEPOSIT FNX - Dynatec Joint Venture Sudbury Project, Sudbury Area, Ontario
No.
Intercepts	Hole	From		Length
	No.	(ft)	To (ft)	(ft)	Cu%	Ni%	Pt g/t	Pd g/t	Au g/t	Co%	Fe%	S%	SG
1	103210 *	1053.30	1069.10	15.80	0.48	3.16	0.10	0.14	0.00	0.12	-	19.75	3.78
2	103210 *	1105.60	1115.90	10.30	0.41	3.69	0.07	0.16	0.00	0.15	-	20.33	3.99
3	520890 *	631.80	650.70	18.90	0.20	0.82	-	-	-	0.05	-	7.75	3.13
4	527470 *	1055.00	1070.00	15.00	0.07	1.26	-	-	-	0.04	-	8.51	3.19
5	527490 *	1098.40	1110.90	12.50	0.18	2.60	-	-	-	0.12	-	22.31	3.71
6	527500 *	1103.39	1111.70	8.31	0.09	2.39	-	-	-	0.11	-	22.62	3.85
7	567090 *	611.00	630.30	19.30	0.22	2.01	0.00	0.00	0.00	0.09	-	16.60	3.51
8	596390 *	500.00	520.30	20.30	0.47	1.04	0.22	0.12	0.00	0.04	16.61	8.14	3.17
9	FNX0085	576.00	611.50	35.50	0.25	1.40	0.03	0.04	0.02	0.07	23.03	11.96	3.30
10	FNX0086	540.40	553.00	12.60	0.07	1.02	0.02	0.02	0.02	0.04	16.21	7.21	3.19
11	FNX0087	468.50	505.00	36.50	0.17	2.38	0.03	0.04	0.02	0.08	30.40	17.35	3.58
12	FNX0091	380.00	395.00	15.00	0.25	1.47	0.05	0.09	0.02	0.04	20.53	10.44	3.34
13	FNX0098	551.80	568.80	17.00	0.28	2.03	0.02	0.03	0.02	0.10	30.11	17.23	3.51
14	FNX0104	546.00	568.00	22.00	0.30	2.91	0.05	0.11	0.02	0.07	32.87	19.41	3.70
15	FNX0112	489.70	512.60	22.90	0.09	1.14	0.02	0.02	0.02	0.06	18.35	9.43	3.21
16	FNX0122	501.20	516.50	15.30	0.22	3.19	0.10	0.15	0.03	0.08	36.41	21.37	3.84
17	FNX0123	461.20	495.00	33.80	0.23	3.30	0.02	0.06	0.02	0.11	39.14	23.61	3.91
18	FNX0124	477.70	506.30	28.60	0.24	3.55	0.03	0.08	0.02	0.13	41.54	25.58	4.01
19	FNX0125	467.00	502.00	35.00	0.16	3.03	0.02	0.04	0.02	0.14	37.28	24.07	3.85
20	FNX0126	456.80	497.40	40.60	0.28	3.02	0.02	0.04	0.02	0.11	35.15	21.47	3.77
21	FNX0127	453.30	475.40	22.10	0.18	1.63	0.04	0.05	0.02	0.05	21.04	11.75	3.30
22	FNX0128	467.10	495.00	27.90	0.28	2.82	0.04	0.09	0.02	0.07	35.83	19.60	3.77
23	FNX0128	514.00	535.00	21.00	0.38	1.68	0.20	0.28	0.04	0.04	22.82	11.70	3.36
24	FNX0138	567.60	576.20	8.60	0.21	1.19	0.03	0.04	0.01	0.05	19.03	10.24	3.19
25	FNX0148	379.00	425.00	46.00	0.31	3.24	0.09	0.18	0.02	0.08	36.03	20.61	3.83
26	FNX0149	440.00	450.00	10.00	0.18	0.71	0.06	0.06	0.02	0.03	14.13	6.74	3.09
27	FNX0156	484.40	548.30	63.90	0.14	1.76	0.02	0.04	0.02	0.06	23.85	12.92	3.40
28	FNX0157	494.40	523.30	28.90	0.13	0.95	0.02	0.03	0.05	0.03	14.75	7.27	3.16
29	FNX0174	466.80	490.90	24.10	0.34	2.43	0.08	0.20	0.03	0.07	28.67	16.67	3.58
30	FNX0176	408.80	417.70	8.90	0.30	2.27	0.06	0.11	0.02	0.06	23.38	14.56	3.49
31	FNX0177	401.70	418.10	16.40	0.35	4.18	0.11	0.21	0.02	0.11	45.68	27.45	4.17
32	FNX0182	501.60	535.00	33.40	0.25	3.42	0.05	0.07	0.02	0.10	40.26	23.08	3.92
33	FNX0183	480.70	525.00	44.30	0.20	3.29	0.04	0.07	0.02	0.11	39.13	23.00	3.91
34	FNX0184	434.30	458.60	24.30	0.21	1.47	0.06	0.08	0.02	0.03	16.83	4.04	3.31
35	FNX0187	526.50	544.20	17.70	0.24	4.02	0.02	0.04	0.02	0.14	43.28	28.13	4.18
36	FNX0188	441.40	471.50	30.10	0.46	3.01	0.11	0.18	0.02	0.06	37.43	21.41	3.78
37	FNX0206	546.30	567.40	21.10	0.32	2.64	0.03	0.06	0.02	0.10	32.91	19.57	3.66
38	FNX0207	501.60	519.60	18.00	0.18	1.95	0.02	0.03	0.02	0.11	27.41	15.80	3.45
39	FNX0218	505.10	521.30	16.20	0.29	2.76	0.09	0.14	0.03	0.09	34.96	19.00	3.73
40	FNX3001	1308.40	1339.20	30.80	0.16	1.90	0.05	0.10	0.02	0.04	22.02	12.41	3.41
41	FNX3002	1301.25	1330.25	29.00	0.14	1.42	0.05	0.08	0.02	0.03	18.09	9.67	3.28
42	FNX3002	1346.10	1393.10	47.00	0.41	2.39	0.08	0.13	0.02	0.07	31.39	17.44	3.59
43	FNX3005	1351.50	1361.40	9.90	0.30	0.96	0.07	0.10	0.07	0.04	20.04	9.67	3.17
44	FNX3007	1232.30	1239.80	7.50	0.22	1.24	0.05	0.07	0.02	0.03	16.44	8.80	3.23
45	FNX3007	1270.30	1283.40	13.10	0.18	1.64	0.05	0.07	0.02	0.06	21.09	12.44	3.37
46	FNX3008	1335.90	1345.50	9.60	0.11	0.89	0.02	0.03	0.02	0.05	15.63	8.24	3.14
47	FNX3009	1502.90	1531.50	28.60	0.28	3.20	0.07	0.09	0.02	0.11	39.91	23.75	3.88
48	FNX3010	1467.40	1522.70	55.30	0.20	1.72	0.04	0.09	0.02	0.05	24.88	13.07	3.37
49	FNX3013	1232.60	1242.00	9.40	0.38	2.15	0.06	0.04	0.02	0.08	27.37	17.79	3.49
50	FNX3014	1281.10	1311.30	30.20	0.29	2.85	0.03	0.05	0.02	0.08	34.35	19.43	3.76
51	FNX3016	1276.20	1303.40	27.20	0.29	3.84	0.05	0.09	0.02	0.11	47.85	25.91	4.11
52	FNX3020	1316.90	1379.00	62.10	0.34	3.03	0.06	0.12	0.01	0.09	36.27	20.21	3.78
53	FNX3022	1330.75	1337.00	6.25	0.38	1.31	0.08	0.11	0.02	0.04	20.50	10.60	3.29
54	FNX3023	1281.30	1294.70	13.40	0.73	1.23	0.07	0.06	0.03	0.06	15.79	10.17	3.19
55	FNX3026	1589.90	1646.70	56.80	0.31	2.25	0.04	0.10	0.02	0.06	30.36	13.83	3.51
56	FNX3027	1433.80	1450.00	16.20	0.34	1.58	0.05	0.17	0.02	0.04	21.93	11.29	3.32
57	FNX3029	1627.00	1638.40	11.40	0.37	1.28	0.06	0.10	0.02	0.03	19.01	9.41	3.25
58	FNX3036	1304.90	1338.40	33.50	0.25	1.73	0.03	0.04	0.02	0.08	25.72	14.87	3.41
59	FNX3040	1526.80	1556.60	29.80	0.17	3.03	0.02	0.03	0.04	0.13	36.87	22.77	3.82
60	FNX3042	1563.30	1580.50	17.20	0.10	1.21	0.03	0.07	0.02	0.03	15.21	7.77	3.21
61	FNX3043	1525.60	1533.90	8.30	0.20	2.11	0.03	0.05	0.02	0.08	28.01	15.96	3.48
62	FNX3045	1501.30	1526.00	24.70	0.09	1.13	0.03	0.04	0.02	0.03	16.26	8.06	3.18
63	FNX3049	1429.60	1437.60	8.00	0.11	2.32	0.06	0.04	0.02	0.07	27.17	15.43	3.56
64	FNX3052	1511.20	1545.30	34.10	0.21	2.53	0.04	0.06	0.02	0.12	34.20	19.74	3.66
65	FNX3053	1602.90	1614.00	11.10	0.18	2.25	0.12	0.17	0.02	0.07	29.92	15.99	3.55
66	FNX3054	1506.00	1527.20	21.20	0.33	1.81	0.07	0.08	0.02	0.04	24.73	13.43	3.43
67	FNX3056	1438.20	1452.30	14.10	0.10	1.40	0.02	0.02	0.02	0.06	18.59	11.16	3.28
Totals	63	-	-	1583.86	0.25	2.37	0.05	0.08	0.02	0.08	28.18	16.91	3.57
* Inco hole								Source data from FNX Mining Company Inc.

RPA agrees with this classification.

TABLE 8 COMPARISION OF ASSAY, COMPOSITE AND BLOCK
GRADES FOR CONTACT DEPOSITS AND THE 950 COMPLEX
FNX- Dynatec Joint Venture
McCreedy West Mine Property
Sudbury Area, Ontario
Deposit	Mean of Assays*	Mean of Composites	Mean of Blocks
Inter Main (Ni%)	2.16	2.23	2.23
East Main (Ni%)**	1.81	1.87	2.11
Upper Main (Ni%)	1.88	1.90	1.88
Inter Main West (Ni%)	2.21	2.25	2.31
Upper Main HW (Ni%)	1.44	1.46	1.44
950 Footwall (Cu%)	1.20	1.28	1.15
*Length weighted only; SG weighting will increase mean by 3 to 10%
**Indicated and Inferred

RECONCILIATION

Reconciliation of resource grade could be used for model validation where there has been previous mining such as at the 700 Complex and the Upper Main deposit. Such work requires production records for individual stopes and stoped areas, which are not available in this case since McCreedy West Mine ores were shipped and blended with various other Inco mines to feed the Clarabelle concentrator. Reconciliations for dilution and grade control were done using cavity monitoring systems in the late part of the mine life for some work areas. Combined with muck sampling for some of these areas, it should be possible to reconcile mine production with original Inco reserve estimates. FNX is investigating the possibility of obtaining and analyzing mine monthly and annual reports from Inco archives.

RPA CHECK ESTIMATE

In order to further validate the FNX resource estimation methodology, RPA estimated tonnage and grade of the Inter Main deposit using the grade-thickness contour (metal accumulation) method (Roscoe et al., 1991). This check estimate was undertaken in

February 2003 to obtain an order of magnitude confirmation of the FNX estimate and was reported in Routledge (2003).

The contour method estimated 1 million tons averages 2.08% Ni compared the FNX block model ID2 estimate of 927,000 tons at 2.02% Ni (combined Indicated and Inferred Resource reported by FNX in February and the FNX NN estimate of 928,000 tons at 2.12% Ni. (Routledge, 2003). The contour method is 13% to 14% higher in tons but the grade estimate falls between the ID2 and NN estimates. This small difference is within the expected range for different methods and confirmed the FNX estimate. RPA did not redo this exercise for the updated model because the FNX estimation methodology has not changed and the slight increase in tonnage and grade in the updated model are within the limits of accuracy of the different estimation methods. RPA compared the average of composited drill hole intercepts, from the updated database for the East Main and Inter Main deposits, with estimated average grades from block modelling and the close comparison validates the grade estimates, in RPA's opinion.

CLASSIFICATION

In RPA's experience, grade estimation for contact deposits modelled at 1% Ni and somewhat higher grade cut-offs, is generally reliable owing to a fairly consistent Ni grade range and lack of very high assay outliers. The geometry of the deposits, however, may be locally complex and based on both assay cut-off and sharp ore/waste contacts resulting in tonnage estimates being less reliable than grade estimates. In such cases, close spaced development drilling on 30 ft. to 50 ft. spacing may be required before stopes can be planned. At the resource stage, tonnage may be reasonably estimated globally at wider hole spacing and be classified as Indicated Resource, however, while resource tons and grade may not change materially with fill-in drilling, the shape of the resource may change. Additional drilling in the Inter Main (30 holes) and East Main (two holes) did alter the shape of both zones. Some of the Inferred Resources and low grade Indicated portions of the Inter Main resource were subsequently either eliminated from the resource or upgraded to Indicated. A portion of the East Main's east flank was reinterpreted to be non continuous ad some tonnage was lost compared to the estimate reviewed in Routledge (2003).

FNX classified resources based on geologic confidence in the deposit modelling that takes into account the number and spacing of drill intercepts in the deposit.

Average hole spacing within the Inter Main deposit averages approximately 95 ft. and intercepts are fairly uniform in spacing. The up dip eastern portion and contact area that could not be drilled from surface due to lack of drill sites in the Levack town site was tested from underground in 2003 and deposit contacts updated from that reported in Routledge (2003). Subsequent to remodelling after almost doubling the holes testing the zone, the previously classed Inferred Resources were either upgraded to Indicated or were eliminated. Average hole spacing for the East Main deposit Indicated and Inferred resources is approximately 112 ft. and the Upper main is approximately 55 ft.

The lower area of the East Main deposit is intersected at very acute angles by Inco underground holes, with less reliable downhole surveys, resulting in lower confidence in the modelling. FNX has classed this portion of the East Main resource as Inferred Resource.

The Inter Main West and Upper Main Hanging Wall deposits are tested by six to seven wide spaced holes (few FNX, mostly Inco holes) and are classed as Inferred Resources.

RPA agrees with the FNX classification for the contact deposits.

The Mineral Resources in the 950 Zone are classified as Indicated. FNX personnel consider the 950 Zone to be a reasonably well-drilled body of mineralization that is generally predictable, although locally complicated, and that lies immediately adjacent to an empty stope. For this reason, FNX considers the level of confidence for the estimate to be high enough to class the resource in the Indicated category. RPA agrees with this classification, but recommends that further work be done on the estimation parameters to develop a more formal set of criteria.

MINERAL RESERVES ESTIMATE

Portions of the Indicated Mineral Resources for the Inter Main, East Main, Upper Main deposits and the 700 Footwall Vein Complex were converted to Mineral Reserves by adding mining dilution and after consideration of the applicable mining methods and their respective mining recoveries as determined in the in-house LOMP prepared by Dynatec. Probable Mineral Reserves total 1.36 million short tons averaging 1.81% nickel and 0.81% copper including 1.24 million tons at 1.91% Ni and 0.23% Cu contained in the contact deposits and 119,000 tons at 0.75% Ni, 6.83% Cu, 0.04 oz/ton Au, 0.05 oz/ton Pt and 0.08 oz/ton Pd in the 700 Footwall Vein Complex. Table 9 summarizes the Mineral Reserves for the McCreedy West Mine Property as estimated by the FNX - Dynatec Joint Venture.

By comparison to Inco's past production at McCreedy West of 15.8 million tons averaging 1.7% Cu, 1.44% Ni and 0.043 oz/ton Pt+Pd+Au, the current FNX-Dynatec reserve grade is 26% higher for nickel but 110% lower for copper. The differences likely reflect differences in the relative proportion of contact and footwall zones in the FNX-Dynatec reserves with respect to that mined by Inco and as well as higher dilution from Inco's use of less selective, vertical retreat mining methods.  Lacking any detailed information on past Inco grade and tons reconciliation for workplaces, there may be some risk of achieving somewhat lower nickel grades in mining than predicted by reserves.

DILUTION

Dilution block model "shells" were created around the contact deposits and grade from low grade drill intercepts outside the resource wireframes used to interpolate grade to create a dilution block model. External mining dilution and sill dilution were applied to the sectional polygonal resource blocks for the 700 Complex veins.

CONTACT DEPOSITS

The following description by FNX is the process used for the estimation of block model dilution grades for the contact deposits:

  All assays occurring outside of the resource wireframe are isolated (i.e. the assays in the holes that intersect/inform the resource wireframe excluded).

  All assays are length and density composited as per the resource model parameters.

  Cu, Ni, Co and density interpolated into all blocks:

    Protomodel as per the resource block model.

    Estimation and search parameters as per the resource model.

    Grade estimated from blocks occurring immediately adjacent (both hanging wall and footwall) to the resource wireframe.

  Wireframe created that is extension of resource wireframe one 10 m block into the hanging wall and footwall.

  Blocks isolated that occur within the extended wireframe.

  Average grade of the isolated blocks estimated on 10 ft. lift by lift basis.

Grades of the dilution model blocks bordering the resource wireframes are used to dilute the resources lift by lift on the basis of 2 ft. external mining dilution expected on the hanging wall and 1 ft. on the footwall. Additional external dilution of 2% at zero grade is taken for back fill.

TABLE 9 SUMMARY OF MINERAL RESERVES
FNX - Dynatec Joint Venture McCreedy West Mine Property Sudbury Area, Ontario

	Reserve		Short			Au	Pt	Pd	Recovery	Mining
Deposit	Classification		Tons	Ni (%)	Cu (%)	(oz/ton)	(oz/ton)	(oz/ton)	Factor	Dilution
Inter Main	Probable	1,070,000	1,070,000	1.88	0.21	-	-	-	87%	20%
East Main	Probable	131,400	131,000	2.27	0.35	-	-	-	93%	17%
Upper Main	Probable	36,120	36,100	1.61	0.36	-	-	-	93%	23%
Subtotal:	Probable	1,237,520	1,237,100	2.03	0.24	-	-	-	96%	23%

700 Vein Complex	Probable	118,900	119,000	0.75	6.83	0.04	0.05	0.08	85%	73%
Reserve Total:	Probable	1,356,420	1,356,100	2.03	0.24	-	-	-	96%	23%

Source data from FNX Mining Company Inc.

700 FOOTWALL VEIN COMPLEX

For massive sulphide veins rock dilution was taken at zero grade where necessary to meet the minimum mining widths of 6 ft. or 7 ft. depending on dip. For veins exceeding minimum mining width, an external mining dilution envelope of 9 inches, or 1.5 ft. total, was applied at zero grade to dilute the resource polygon grades. This represents a maximum over break dilution factor of 21% to 25% for wide veins. Overall dilution for the reserve is about 72% and includes internal, mining external and sill dilution. The sill dilution, at zero grade, was applied for drifts to be driven in the veins at RL elevations 12,484 ft., 12,506 ft., 12,530 ft. and 12,554 ft. Dilution rock bulk density is taken as 11.4 cu. ft./ton (2.81 SG).

The differential methods used, primarily internal dilution for narrow veins and external dilution for veins exceeding minimum mining widths, may result in insufficient dilution applied to polygons where widths are close to the minimum. RPA, notes however, that these instances are rare as indicated by the overall dilution of 72%.

MINING RECOVERY

Table 10 lists the proportion of reserves to be mined by the various mining methods and respective dilution and recovery parameters.

TABLE 10 SUMMARY OF MINING METHODS, DILUTION AND MINING RECOVERY
FNX- Dynatec Joint Venture McCreedy West Mine Property Sudbury Area, Ontario

	Inter Main	East Main	Upper Main
Sub level Longhole	60%	_	_
Mechanized or Conventional	40%	100%	100%
Captive Cut & Fill
Mining Loss -Geometry	5%	5%	5%
Mining Loss -Pillars	5%	*	*
HW External Dilution per 10	2 ft.	2 ft.	2ft.
ft. lift
FW External Dilution per 10 ft.	1 ft.	1 ft.	1ft.
lift
Global Backfill Dilution	2%	2%	2%
Metal loss in Backfill Floors	1%	1%	1%

A 20 ft. crown pillar between the Upper Main reserves and the existing Inco stope was excluded from the reserve estimate. The 200 ft. crown pillar for the East Main body was excluded during resource estimation.

MINING CUT-OFF AND MINEABLE RESERVES

For the block-modelled contact deposits, a net smelter return (NSR) value in Canadian dollars was calculated for each block based on the block diluted grade, metal prices and accountable metals revenue and treatment cost from the Inco Off-Take Agreement. The mining cut-off grade for the various mining methods factors in the averaged costs of waste development, stoping and overheads and was applied to all blocks within a 10 ft. lift. Blocks for which the NSR minus the operating costs resulted in a positive margin were considered reserves. Blocks with negative margins were excluded from the reserve estimate. Mining costs for the contact deposits range from approximately $47/ton for longhole to approximately $70/ton for conventional cut and fill.

For the 700 Complex, metal prices as of April 2003 and accountable (payable) metals under the Off-Take Agreement were used to estimate a NSR for each resource polygon (diluted grade). Polygons for which the NSR provided a positive margin with respect to the estimated mining cost of C$82.77/ton were included in Mineral Reserves.

MINING OPERATIONS

LIFE OF MINE PLAN

Dynatec Mining Services Division (Dynatec), in conjunction with FNX, has prepared a Life of Mine Operating Plan (LOMP) for the present resources of the Joint Venture at McCreedy West. The LOMP covers, in detail, the mining methods, productivities, development, and infrastructure required in order to extract the reserves.

The LOMP assumes ore delivery commencing in April 2003, concluding in late 2007 with total ore extraction of 1.28 million tonnes over that period. The daily production rate is forecast initially at approximately 200 tonnes per day, reaching approximately 900 tonnes per day when all workplaces are in operation by 2005. The total waste mined during this period is approximately 300,000 tonnes. Ore production began in early May and continued until the commencement of the Inco labour dispute on June 1, 2003. Since that time, efforts at McCreedy have focused on development and infrastructure. Although no ore is being produced, the work on other facets of the mine should allow the ore production rate to rise more rapidly once the labour dispute is settled and Inco operations return to normal.

The LOMP forecasts ore production over the 4.5 year life from the Inter Main Zone (78%), the East Main Zone (10%), the 700 Zone (9%), and the Upper Main Zone (3%). Production will begin in the 700 and Upper Main Zones, with the Inter Main and East Zones scheduled to produce in late 2003.

The mining methods are a mix of cut and fill (67%), sub-level retreat longhole (25%), and shrinkage (8%). Cut and fill will be both mechanized and conventional and will be used in the flatter, narrower areas. In parts of the Inter Main Zone, where the dips are steeper and widths allow, longhole stoping will be used. Shrinkage will be used in the 700 Zone, where the deposit is both steep dipping and narrow.

Development will total 26,600 ft. during the mine life. Requirements will peak in late 2003 at approximately 1,500 ft per month, and declining after 2004. The development initially supports production stoping in the Upper Main, Inter Main, East Main deposits and ongoing access for the 700 Complex. The majority of footage is associated with development of the Inter Main Zone. The major headings include the Inter Main Ramp and 1450 Level Inter Main Access Drift.

Stopes will be filled with unconsolidated waste rock, or consolidated hydraulic fill as required. Dynatec retained Wardrop Engineering Inc. (Wardrop) to review the fill options available. Wardrop recommended that classified tailings be used as much as possible rather than rockfill or sand. As there are no mill tailings available at McCreedy, Wardrop recommended that the Joint Venture source classified tailings from Falconbridge's Strathcona Mill. This source is presentlty being used for fill at three Falconbridge mines (Onaping, Craig, and Lockerby). Initial fill requirements will be provided from waste rock. Commencing in 2004, hydraulic fill will be required, peaking at approximately 16,000 tonnes per month from 2005 to 2007.

To assess the rock mechanics and ground control aspects of the planned operation, Dynatec retained Wardrop. The Joint Venture has the considerable advantage of working in a previously operating mine where there is considerable empirical and physical knowledge of the ground conditions. Wardrop comments that the ore is the weakest rock type and the footwall gneiss is the strongest. The ground conditions to be expected in the ore are described by Wardrop as fair to good. Observations by Dynatec in the mine of old stoping areas, plus hanging wall and footwall development areas indicate that ground conditions are generally good. In its work, Wardrop prepared recommendations on drift and stope opening sizes, crown, sill, intermediate and abutment sizes, and overall support requirements. Wardrop also commented that little or no dilution should be expected from hanging wall failure.

ORE PROCESSING

Ore produced at McCreedy will be crushed and sampled on-site before being hauled by highway trucks in 20 to 40 ton loads to Inco's Clarabelle Mill.  The Joint Venture has purchased and installed a crushing plant and sampling tower at McCreedy. The sampling will determine the grade of the ore being shipped. Both the Joint Venture and Inco will use the sampled grade for settlement purposes under the Off-Take Agreement.

RECOVERABILITY AND CONTRACTS

Mining recovery has been applied to the Mineral Resources in conversion to Mineral Reserves. Mining recoveries estimated by Dynatec are expected to be the same or perhaps better than historic mine recovery in the Sudbury Camp. Mining losses depend on the selected mining method, pillar recovery, as well as blasting characteristics which impact on loss of sulphide fines as described above.

The FNX-Dynatec LOMP did not identify any title, legal, environmental and permitting, or political issues that would prohibit mining by the FNX-Dynatec Joint Venture at this time.

Metals recovery by milling, smelting and refining for the FNX Sudbury properties at Inco facilities are governed by the Inco Off-Take Agreement under which accountable or payable metals are defined based on recoveries determined from past Inco test work and production at the McCreedy West Mine property.

OFF-TAKE AGREEMENT

The Off -Take Agreement allows for Inco to treat the mined ore and in some cases to market the products. The following summarizes the basic terms of the agreement.

  Gives Inco the first right to treat FNX-Dynatec mined ore.

  Each orebody is governed by a specific agreement.

  Inco has the right to market the copper and nickel.

  FNX retains the right to market the precious metals.

  Specific treatment costs, accountable metals recoveries and terms of payment are defined.

  In the event Inco elects not to take FNX mine production, the Sudbury Joint Venture has the right to market it elsewhere.

Prior to ore shipment, metallurgical test-work is required to determine recoveries and treatment terms for the various ore types

A summary of total recovered metals is presented as Table 11. Arsenic is not shown since the weighted average grade is less than detection limits and is therefore not significant. MgO is not shown because no assay data exist. Contained metal refers to the quantity of metal produced by the mine prior to milling and smelting. Accountable metal refers to the quantity of payable metal produced after milling and smelting and under the terms of the Off-Take Agreement.

TABLE 11 SUMMARY OF TOTAL RECOVERED METALS
FNX- Dynatec Joint Venture McCreedy West Mine Property Sudbury Area, Ontario

Metal	Units	Contained Metal	Accountable Metal	% Recovery

Ni	lbs x 1000	5,876	4,318	73
Cu	lbs x 1000	5,690	4,769	84
Pd	Oz	3,729	2.288	61
Pt	Oz	2,224	1,436	64
Au	Oz	1,958	1,171	60
Co	Lbs x 1000	181	45	25

At present, accountably is determined by a set of recovery graphs that have been constructed following bench testing on generic material at Sheridan Park, Mississauga by Inco. The metals accountability is subject to further testing and will be refined from actual batch concentration at Clarabelle mill and smelting tests.

NICKEL, COPPER, PGM AND GOLD MARKETS

The metals in the estimated resources are readily sold in on open and liquid metals markets with metal prices available on the London Metals Exchange, Comex etc. The Off-Take Agreement provides for Inco taking direct mine production from the FNX-Dynatec Sudbury Projects and creates a specific market for the FNX-Dynatec Join Venture. Inco is responsible for marketing the base metals and currently has the capacity at Sudbury to handle material from the FNX - Dynatec Joint Venture projects.

The current market for nickel is relatively buoyant with elevated prices due to low inventories caused by:

  Current strong world demand

  Increasing demand for refined nickel and stainless steel from China and Asia

  Delay in development of Inco's Voisey's Bay and Goro deposits

  Delay in completion of expansions of several producers

  New production capacity is expected to just offset mine depletion

Release of nickel held against a collateral loan by Norilsk Nickel (CIS) eased market tightness and Norris and Sternby (2003) suggest Norilsk will attempt to stabilize tight markets with future releases to maintain a steady strong market. From the above, Goudie (2002) is forecasting tight nickel markets until 2006. Norris and Sternby (2003), expect extensive nickel supply deficits in 2004 and 2005.

Copper prices are low and stagnant from worldwide oversupply that has resulted in producer cutbacks. Cobalt prices are low because of expected oversupply from pressure acid leach mining of Australian Ni-Co laterites and resumed Cu-Co production from central Africa. Gold, platinum and palladium prices have all increased substantially over the late 1990's, with gold increasing the most over the last year.  The Canadian dollar has risen as high as US$0.75 (1.3 exchange rate) since February (US$0.65 or 1.5 exchange rate) when some of the resources were estimated and the exchange rate has shown considerable daily and weekly variability.

Metal spot, daily averages and producer/dealer price ranges from mid May 2003 to mid July 2003, (Northern Miner Press) are:

  Nickel: $3.77/lb - $4.21/lb

  Copper: $0.75/lb- $0.77/lb

  Cobalt: $9.00/lb - $10.25/lb

  Gold: $345/oz - $372/oz

  Platinum: $665/oz - $685/oz

  Palladium: $172/oz- $194/oz

Metal uses and markets are briefly described below.

NICKEL

The following information is taken from the Nickel Development Institute website.

"Nickel is of considerable economic and strategic importance because of its wide diversity of the end-uses. Producers sell nickel in many forms as sheets, powders, pellets, ingots, etc. About 85% of this nickel is used in combination with other metals to make alloys. Alloys that contain nickel include hundreds of different grades of stainless steels, hundreds of different nickel alloys, many alloy steels and a few copper-nickel alloys.

Plating on plastics has enjoyed considerable growth. Nickel can also be deposited from solution without using electric current. A major application of electrolitic nickel today is in computer hard discs. It forms an extremely uniform, smooth, stable, non-magnetic substrate for the magnetic recording layer, as well as providing corrosion protection for the underlying aluminum disc.

Nickel-based materials have a number of special properties. Nickel-iron alloys have low expansion, soft magnetic properties that are employed in electronic devices and for electromagnetic shielding of computers and communication equipment. Coins and tokens can be produced with a tailored electromagnetic response, which aids identification in vending machines. Nickel also plays a part in portable power provision. Nickel-cadmium rechargeable batteries containing nickel plates and nickel hydroxide have been in use for several years.

The number of existing and emerging applications of stainless steel is the reason for an expected growth rate of 5% to 6% per annum for these materials".

COPPER

The following information on copper was extracted from the Copper Development Institute website.

"The copper industry consists of: producers, smelting, refining companies; and fabricators-wire mills, brass mills, foundries, powder plants. The end products of the producers, the most important of which are refined cathode copper and wire rod, are sold almost entirely to the copper fabricators. The end products of the fabricators-copper and copper alloy mill and foundry products-consist of electrical wire, strip, sheet, plate, rod, bar, mechanical wire, tube, forgings, extrusions, castings, and powder.

Building wiring (aluminum is a substitute) and plumbing have been the two top markets in recent years. Plastics can be substituted for copper in plumbing applications. Automotive applications is copper's third largest market. Aluminum has made inroads into the radiator sector of the automotive industry but copper has gained far more due to the dramatic increase in wiring and electronics within the average car.

Optical fibers are another area of substitution for copper wire. Coinage is also susceptible to substitution by zinc.

For all metals the recycling of scrap is considerably more energy-efficient than recovery from ores, and here copper'sgh recycling rate-higher than any other engineering metal-makes it the material of choice. Each year in the USA more copper is recovered and put back into service from recycled material than is derived from newly mined ore. Copper'sis so great that premium-grade scrap normally has at least 95% of the value of primary metal from newly mined ore.

The is promise of new markets for copper including superconductivity applications, new marine uses such as ship hulls and sheathing of offshore platforms, electric vehicles, earth-coupled heat pumps, solar energy fire sprinkler systems, and nuclear waste disposal canisters, to name a few. All in all copper should be able to maintain its existing markets."

COBALT

Cobalt has many commercial, industrial and military uses. The largest use of cobalt is in superalloys (51%) that are used for gas turbine engines for aircraft and power generation. Cobalt is also used in the manufacture of magnets, corrosion and water resistant alloys; high speed steels; cemented carbides and diamond tools; catalysts for chemical and petroleum industries. Cobalt is also used as a drying agent in paints, varnishes and inks. It is used in the electronics industry for recording media.

PLATINUM

Platinum is used for jewellery, automobile exhaust treatment catalyst, and general industrial uses including chemical process catalysts, electrical and computer manufacture applications. Supply is reported to have been lower than demand for the last four years. The major producer, South Africa is expecting to increase its production in the near term while production from Russia is expected to decline. Demand by the auto industry is expected to remain constant in the near term as the auto companies reduce their inventory. Demand for jewellery has increased in recent years, particularly in China. The supply demand balance is expected to remain tight in the near term.

PALLADIUM

Palladium is used as an automobile exhaust treatment catalyst and in the electronics and dental industries. Palladium demand was expected to decline in 2002 as automakers and computer manufactures reduced palladium inventories. The automakers use platinum as a substitute and the computer industry demand for new computers declined. South African supply is expected to increase in the near term while Russian production was forecast to decline significantly in 2002. Palladium is expected to recover slightly in 2003. The inventory reduction programs should decline however the Russian based supplies may increase as sales from Russian inventories may be used to reduce Russian debt.

GOLD

Most gold that is fabricated currently goes into the manufacture of jewellery. In the late 20th century, gold emerged as an industrial metal as well because of its superior electrical conductivity and resistance to corrosion and other desirable combinations of physical and chemical properties. Gold has critical applications in computers, communications equipment, spacecraft, jet aircraft engines and other functions in other products. Until recently gold was considered a monetary metal and most of the metal went into the vaults of governments and banks to back paper currency.

ENVIRONMENTAL CONSIDERATIONS

Under the terms of the option agreement with Inco, The Sudbury Joint Venture is not liable for any of the previous mining that occurred on the property but it is responsible for all environmental obligations that results from its mining activities. Numerous permits and approvals are required to restart the mining operation.

PERMITTING AND APPROVALS

The critical permits in support of FNX-Dynatec Joint Venture mining at McCreedy West have been submitted and those needed to start mining operations are in place. Others permits are in preparation. Inco continues to be consulted for the permitting process and existing Inco permits are also being utilized.

In general, applications are required to various provincial and local authorities:

  the Ministry of Northern Development & Mines (MNDM)

  the Ministry of Labour (MOL)

  the Ministry of the Environment & Energy (MOE)

MINISTRY OF NORTHERN DEVELOPMENT AND MINES (MNDM) PERMITTING AND APPROVALS

Permitting under the MNDM forms a critical part of approvals to begin production. Approval is required in order to break rock, bring rock to surface, and install additional substantial surface facilities. The McCreedy West Mine falls under the joint Inco/Falconbridge Levack-Onaping Closure Plan and as such, is a part of an approved closure plan which has a considerable impact on how the permitting process is conducted.

MNDM has approved the installation of additional temporary surface facilities (trailers) and the development of new underground openings. Under this approval, underground mine operations may proceed except for bringing rock to surface and construction of the ore/waste containment pad.

From submittals of "Notice of Project Status - Mine Production" and "Notice of Material Change" in August, 2002, MNDM had determined that an amendment to Inco's existing Levack-Onaping Closure Plan would be required because the installation of the ore and waste containment pad by the Joint Venture constitutes a significant surface impact. The amendment was approved by Inco in late 2002 and then by MNDM in the first quarter of 2003.

LABOUR AND MINISTRY OF LABOUR PERMITTING

A collective agreement has been ratified between Dynatec Corporation and the United Steelworkers of America covering the period from July 8, 2002 through June 30, 2005.

All work at any Dynatec, FNX-Dynatec Joint Venture, or Inco property follows all applicable regulations under the Occupational Health & Safety Act and Regulations of Ontario. These regulations include a pre-development review, having emergency plans and Mine Design Package available on site, a joint Health & Safety Committee, properly equipped First Aid Station, etc.

MINISTRY OF ENVIRONMENT PERMITTING

The MOE permitting is required for dust and exhaust gas discharges, noise generation from equipment operation, mine water effluent discharge, the taking of water, or changes to surface water systems and septic system. Under the McCreedy West LOMP, MoE Certificates of Approval (C of A's) will be required in order to demonstrate compliance with noise emission standards and to operate a surface crusher. The Joint Venture currently is permitted under existing Inco's C of A's with respect to a septic system field bed. An application to renewal Inco's existing Permit to Take Water, which expired March 31, 2003, was submitted by Inco on December 2, 2002. The renewal application is the same as for previously approved for Inco and allows taking up to 720,000 gal/day from the Onaping River for a period of 10 years.

Applications for C of A'spreparation of a site-wide emissions dispersion model are in progress. These applications are not critical to current mine operations but will be required for the crushing of rock on surface. Additional technical information including surface equipment selection is required in order to complete the applications.

WATER MANAGEMENT AND TREATMENT

SURFACE WATER MANAGEMENT

Domestic waste water is managed under permit at the Class 4 tile bed located just west of the mine trailers.

Surface water at the McCreedy West site enters the highly permeable glacial deposits that underlie the site and flows northeast into the Onaping River.

Surface water runoff in the proposed ore/waste area will be collected by the pad, and diverted to underground workings and drained via existing interconnected mine workings off-site to the existing mine effluent treatment system at Strathcona.

Groundwater contamination from the McCreedy West site is not considered significant to overall metal loadings to the Onaping River and nickel loadings have decreased since the mid 1990s. Removal of the Inco waste rock pad located in the yard, as part of the Joint Venture closure plan, will likely result in further gradual improvement in groundwater quality leaving the site.

UNDERGROUND WATER MANAGEMENT

A series of collector sumps underground (one per level) collect groundwater, discharged mine process water, and sand fill decant, and feed this water via boreholes to one of two primary settling sumps on the 1550 Level. At the primary sumps the majority of the slimes settle out and the drainage water overflows into one of two secondary sumps for further settling. The overflow from the secondary settling sumps is delivered via a borehole to 1600 Level and either piped or allowed to flow by gravity to Levack Mine, where it is pumped to the Coleman Mine. From thence water is pumped to surface and Strathcona Lake and into the Strathcona Tailings Treatment System for treatment. A metering system will be installed to measure the volume of water drained from the McCreedy West Mine on the 1600 Level haul drift off-site.

CLOSURE AND SITE REMEDIATION

The baseline for site conditions to determine the respective impacts and resultant obligations is documented in a Levack-Onaping Closure Plan as well as by audit sampling and assessments as done by the FNX-Dynatec Joint Venture from time to time. Preparation of the closure plan involved a detailed site topographical survey conducted in August 2002 to record the distribution of waste rock remaining on surface from Inco's previous operations.

During Inco operations, ore was transported underground to the Levack Mine where it was hoisted to surface. No stockpiles of ore or concentrate are present at the site, with the waste pile from Inco operations having been removed in January 1997. Under the LOMP operating plan, ore will be temporarily stored on surface prior to being trucked for processing. Any waste rock brought to surface under the proposed operating plan will be backfilled prior to closure.

Closure activities will begin within one year of mine closure. Stockpile pads will be ripped, excavated to subgrade, and all pad materials hauled underground for disposal.

An estimated 78,000 tons of waste rock remains on-site as a 3 ft. to 6 ft. layer in the yard area and where the Inco waste rock pile was located. This waste rock will be removed and disposed under water in Fecunis Lake.

Any remaining stockpiles of sand and gravel will be utilized in the reclamation of the mine site. In the interim any piles that may be unstable will be graded to ensure stability.

The cost of remediation of Joint Venture installations is estimated at $434,400. FNX and Dynatec have provided a Letter of Credit to Inco covering this closure cost.

TAXES

Taxes payable to maintain title to the patented parcels have been made through exploration financing.

The discounted cash flow analysis carried out in the LOMP, to determine project viability and convert resources to reserves, was done on a pre-tax basis. The project when placed into production, will make individual Joint Venture partners FNX and Dynatec subject to Federal and Ontario Provincial corporate income taxes, Ontario Provincial mining tax and royalties.

CAPITAL AND OPERATING COST ESTIMATES

Dynatec has estimated mine life operating costs for the McCreedy underground operations based upon the physicals as forecast in the LOMP. The costs have been developed using both unit rates for production and development and first principles. For the Joint Venture, Dynatec will supply all operating, engineering, management, and support personnel, and FNX will supply all geological personnel. All labour supplied by each party is charged at cost, including burdens. Mobile equipment will be purchased by the Joint Venture, either new, or from Dynatec. Equipment purchased from Dynatec will be priced by an independent appraiser. The operating costs for the Joint Venture have been increased by an amount of 7% to allow for Dynatec's overall head office costs in its role as operating manager. The operating costs are summarized in Table12. In opinion the cost estimation methods are reasonably typical of those used in the mining industry and the costs are appropriate for the mining methods and production rate.

TABLE 12 SUMMARY OF OPERATING COSTS
FNX-Dynatec Joint Venture McCreedy West Mine Property
Cost Area	2003	2004	2005	2006	2007	Total
Gross costs (C$ '000)
Mining	5,931	16,255	17,746	16,365	11,504	67,801
Crush & Haul	632	1,979	2,194	2,173	1,384	8,362
Overhead	459	1,276	1,396	1,298	902	5,331
Sub-total McCreedy	7,022	19,510	21,336	19,836	13,790	81,494
Milling	2,358	8,521	9,422	9,396	5,702	35,399
Smelting & Refining	3,382	10,914	11,838	11,150	6,349	43,633
Sub-total Inco	5,470	19,435	21,260	20,546	12,051	79,032
Total	12,762	38,945	42,596	40,382	25,841	160,526

Tonnes Milled ( '000)	87	307	340	339	206	1,278

Unit costs (C$/ tonne milled)
Mining	68.57	52.95	52.24	48.32	55.95	53.07
Crush & Haul	7.31	6.45	6.46	6.42	6.73	6.55
Overhead	5.31	4.16	4.11	3.83	4.39	4.17
Sub-total McCreedy	81.18	63.55	62.81	58.57	67.07	63.79
Milling	27.26	27.76	27.74	27.74	27.73	27.71
Smelting & Refining	39.1	35.55	34.85	32.92	30.88	34.15
Sub-total Inco	66.36	63.31	62.58	60.66	58.61	61.86
Total	147.54	126.86	125.39	119.23	125.69	125.66

Capital costs for the mine life have been estimated by Dynatec (Table 13). The costs include development, plant and mobile equipment, and surface and underground installations. The surface installations include the ore pad, backfill plant, crusher and sampling tower (including a building), and other infrastructure. Costs include an estimated 15% salvage value on equipment at the end of the mine life.

TABLE 13 SUMMARY OF CAPITAL COSTS
FNX-Dynatec Joint Venture McCreedy West Mine Property
Cost Area	2003	2004	2005	2006	2007	Total
Plant & Mobile Equipment	10,420	801	-	-	(1,683)	9,539
Surface Installations	990	2,000	-	-	-	2,990
Underground Installations	-	1,000	-	-	-	1,000
Development	2,977	1,360	35	-	-	4,372
Total	14,387	5,162	35	-	(1,683)	17,901
Unit capital cost (C$/ tonne milled)						14.01

Also included in the LOMP, but excluded from this capital cost estimate are exploration costs of approximately C$10.8 million. These costs will be incurred in 2003 and 2004 to discover and define resources in addition to those covered in the LOMP.

ECONOMIC ANALYSIS

Dynatec has estimated the pre-tax operating cash flow for the 4.5 years of mine life at McCreedy based on the following parameters:

  Nickel price US$3.85 per pound

  Copper price US$0.80 per pound

  Palladium price US$185 per ounce

  Platinum price US$650 per ounce

  Gold price US$350 per ounce

  Cobalt price US$10 per pound

  Exchange Rate C$1.00 = US$0.685

The projected pre-tax operating cash flow for the mine life is shown in Table 14:

TABLE 14 PRE-TAX CASH FLOW SUMMARY
FNX-Dynatec Joint Venture McCreedy West Mine Property
	2003	2004	2005	2006	2007	Total	Unit Cost
							C$/ ton
							milled
Tonnes Milled ( '000)	87	307	340	339	206	1,278
Gross Revenue (C$ '000)	15,996	53,152	57,813	54,980	31,642	213,553	167.16
Operating Costs (C$ '000)	12,762	38,945	42,596	40,382	25,841	160,526	125.66
Capital Costs (C$ '000)	14,387	5,161	35	-	(1,638)	17,900	14.01
Pre-Tax Cash Flow	(11,183)	9,046	15,182	14,598	5,801	35,127	27.49
(C$ '000)

Note: 1. Operating costs include milling, smelting and refining.

2. Cash flow projection based on forecast prior to Inco strike.

The pre-tax cash flow shown in Table 14 generates a Net Present Value of C$22.3 million at a discount rate of 10%. It is important to note that this estimate is based on forecasts made assuming there would be no revenue interruption due to the Inco strike. Provided the strike is settled shortly, there should be no material difference to the cash flow as a result of the work stoppage at Inco.

In RPA's opinion, the project demonstrates positive economic viability at present metal prices.

MINE LIFE AND PAYBACK

Although the reserve life is fairly short at 4.5 years, the annual cash flow at current prices is relatively robust. With the advantage of operating in an existing mine and with a favourable processing arrangement with Inco, capital costs and associated risk are relatively minor in comparison to other mining projects. Simple payback occurs early in 2005.

RPA expects that development of additional reserves during production will extend mine life. Exploration is ongoing to extend the resource and reserves base on the McCreedy West Mine property and the adjacent Levack property. The PM and Boundary zones on McCreedy West are undergoing resource delineation drilling and additional drilling around the Inter Main deposit is aimed at extending resources where potential is open as well as to extend and upgrade resources between the Inter Main and Inter Main West deposits.

FNX is assessing the resource and reserves potential of Inco's mineral inventory at Levack. Work includes the compilation, evaluation, and classification of resources that were identified by Inco in its Mineral Reserve Inventory for Levack prior to, and at the time of, mine closure. These resources include:

  deposits being mined at the time of mine closure

  reserves that were part of the mine plan and scheduled for mining remnants of deposits including pillars

  extensions of deposits

  zones identified and currently delineated by exploration drilling

Advanced exploration targets on the Levack property, including the 1300 and the 1900 zones, have been the subject of FNX drilling and geological interpretation since May 30, 2003. FNX is employing block modelling techniques to establish resources for these zones similar to work done for deposits on the McCreedy West Property.

OTHER RELEVANT DATA AND INFORMATION

All relevant data and information is presented in this report. RPA is not aware of other relevant data and information, available as of the date of this report, that will materially affect conclusions reached in this report.

INTERPRETATION AND CONCLUSIONS

RPA reviewed and audited the FNX-Dynatec Joint Venture Mineral Resource estimates for the contact deposits: Inter Main, Inter Main West, East Main, Upper Main, Upper Main Hanging Wall; as well as for the 950 Footwall Vein Complex and the 700 Footwall Vein Complex deposits; all on the McCreedy West Mine property. The Mineral Resource estimates for the contact deposits and the 950 Footwall Vein Complex were completed variously from mid January to mid July 2003. RPA has reviewed the Mineral Reserves that FNX and Dynatec have estimated for the Inter Main, East Main and Upper Main contact deposits as well as for the 700 Footwall Vein Complex.

The "contact" and "Footwall Vein" deposits for which FNX is reporting Mineral Resources, are typical of others mined by Inco from 1970 to 1997 on the McCreedy West mine property and elsewhere at mines located along the SIC North Range.

In RPA's opinion the data collection (drilling, sampling, assaying) and QA/QC work by FNX is above industry standard and conforms to best practices guidelines set by the OSC/TSE Mining Standards Task Force (1999). The drilling and assay database, consisting of past Inco surface and underground drilling and recent FNX holes, is extensive and adequate for Mineral Resource estimation, and supports the classification assigned to the resources by FNX and Dynatec. RPA has minor concerns that do not affect the Mineral Resource estimates in any material way. Older Inco surface and underground drill holes have only dip surveys downhole and lack corresponding azimuth readings and therefore there is some uncertainty in the Inco drill hole intercepts used in resource estimation.

The FNX estimation of Mineral Resources for the contact deposits and the 950 Footwall Vein Complex, by 3 -Dimensional computer block modelling, has been done to industry standards and is reasonable, in RPA's opinion. The 700 Complex Indicated and Inferred Resources are estimated by the cross sectional polygonal method. Grades are cut and the resource incorporates internal and external mining dilution and a recovery factor of 85%. Methodology is keeping with industry standards for resource and reserves estimation for vein deposits, particularly at operating mines where reserves are estimated on an additive basis with respect to resources, not as an economic subset of resources. In RPA's opinion the FNX-Dynatec estimate for the 700 Complex is reasonable.

The resource block modelling and estimation methodology and parameters are reasonable for estimation of Indicated and Inferred Resource grade and tonnage for the contact deposits and the 950 Complex. Some refinements to the modelling should be considered for future resource updates for the 950 Complex.

Conversion of Mineral Resources to Mineral Reserves was done as part of a Life of Mine Plan prepared by Dynatec for the FNX-Dynatec Joint Venture. In RPA's opinion the LOMP has been prepared in sufficient detail that, in combination with the Inco Off-Take Agreement, the requirements for NI43-101 for a feasibility study have been met.

The LOMP shows that at present metal prices, the 4.5 year project returns a NPV of C$22.3 million at a discount rate of 10%.

RECOMMENDATIONS

RPA's recommendations concerning resource estimation are interpreted through the various sections of this report as appropriate. They are restated below as follows:

GENERAL AND CONTACT DEPOSITS

  RPA recommends more regularized core sampling with a maximum of interval of 5 ft. or less in potential resources intercepts. This will facilitate compositing for block modelling and offer better local grade resolution in the grade block model.

  The maximum number of samples for block interpolation at 10 to 20 combined with ID2 interpolation may over smooth grade somewhat. Interpolation parameters, lower number of maximum samples/octant search etc., should be examined for future resource and reserves estimation where better local grade resolution will be required for mine planning.

950 COMPLEX

  RPA recommends that additional studies be undertaken to determine how sensitive the block model grade estimate is to capping levels, and what capping levels would be appropriate for this deposit. In RPA's opinion, the Pt and Pd grades in the 950 Complex should probably be capped at something closer to 15 g/t, while for Au the cap should be in the order of 10 g/t.

  RPA recommends that additional work be carried out to refine the grade interpolation search parameters employed. Variography for PGEs and Au within the 950 Complex may be warranted and should be considered by FNX in future resource updates.

  RPA notes that the search orientation is not optimal for some portions of the 950 Complex volume model owing to the variations in dip of the mineralization and will result in poor local grade estimation, even though the global resource estimate may not be affected too much. RPA recommends that this be rectified as soon as possible. One possible means of correcting the problem would be to divide the wireframe model into a number of smaller, less complex, domains, each with their own search ellipsoid and sample dataset.

  RPA recommends that, unless some resource classification scheme is tied to the use of the 50 ft. x 50 ft. x 5 ft. grade interpolation search, that this ellipsoid be discarded. RPA further suggests that the minimum sample number constraint of 5 seems somewhat restrictive, while the maximum sample limit at 20 seems a bit too high. RPA recommends that additional work be carried out to refine the search parameters employed.

  RPA agrees with the Mineral Resource classification for the 950 Complex currently made on a purely geologic basis but recommends that further work be done on the estimation parameters to develop a more formal set of criteria.

700 COMPLEX

  For future resource updates RPA recommends that 700 Complex resources be reported separately from reserves and that resources include only internal dilution as necessary to achieve minimum mining width. External mining dilution and recovery factors should be applied to report reserves. Reporting resources and reserves as a subset of resources will be consistent with NI 43-101 guidelines.

  A small number of resource polygons with zone composite lengths at or slightly less than the minimum mining width may not be sufficiently diluted for expected overbreak. RPA recommends that these polygons be identified and mining dilution reviewed to ensure consistent application of the 1.5 ft. overbreak factor.

REFERENCES AND SOURCES OF INFORMATION

Bloom, Lynda (2003): FNX sampling and assay quality audit for assays to mid December 2002. Unpublished Company report prepared by Analytical Solutions Inc., February 3, 2003, 17 p.

Coats, C.J. A., and Snajdr, P. (1984): Ore deposits of the North Range, Onaping and Levack area, Sudbury in Pye, E. G., Naldrett, A. J. and Giblin, P. E. eds. The geology and ore deposits of the Sudbury Structure. Ontario Geological Survey Special Volume 1, p. 327-346.

Davis, C.R., and Bray, M. (2001): McCreedy West Mine 700 Complex mining options. Unpublished Inco Technical Services report, June 14, 2001, 32 p.

Davis, Christopher R., Anderson, Michael J., Tavchandjian, Olivier and Cochrane, Lawrence B. (----): Quality assurance/quality control (QA/QC) for resource estimation at Inco Techinical Services Limited. Unpublished paper In Press, 23 p.

Dynatec Corporation (2003): FNX-Dynatec Sudbury Joint Venture McCreedy West Project work program 2003 exploration & mine operating plan. Unpublished report, January 2003, revised May 2003, 55 p.

Dynatec Corporation (2003): FNX-Dynatec Sudbury Joint Venture McCreedy West Project Life of Mine Operating Plan. Unpublished report, July 2003, volume 1 and Volume 2.

FNX Mining Company Inc. (2003): FNX Sudbury exploration procedures. Unpublished Company draft document, 22 p.

Goudie, Peter (2002): Presentation by Peter Goudie, Executive Vice President, Marketing, Inco Limited to Mineral Resource Analysts Group, Toronto, December 13, 2002, 4 p.

Hitchens, Austin, Hocevar, Bill (2002): Dynatec Corporation FNX Mining Company Inc. McCreedy West 700 Complex advanced underground exploration and mining plan. Unpublished Dynatec Report, September 9, 2002, 23 p.

Lavigne, Jamie (2003a): Update of Intermain, Eastmain, and Uppermain Grade, NSR, and Dilution Block Models. May 23, 2003, 29 p.

Lavigne, Jamie (2003b): Mineral Resource estimate for the McCreedy Mine Intermain, Eastmain and Levack deposits. Unpublished Company draft report, January, 2003, 8 p.

Norrish, Kevin and Sternby, Ingrid (2003): Metals commentary: demand for refined nickel grows in China. The Northern Miner Vol. 89, No. 24, p. 10.

Patterson, James M. (2001): Technical report on mineral properties in the Sudbury Basin, Ontario for Fort Knox Gold Resources Inc. Published (SEDAR) report, November 7, 2001, 111 p.

Roscoe, William, Gow, Neil and Agnerian, Hrayr (1991): The contour method. The Northern Miner Magazine, September/October 1991 issue, 3 p.

Routledge, Richard E. (2003): Report on the Mineral Resources of the McCreedy West Mine Property, Sudbury Area, Ontario prepared for FNX Mining Company Inc.

Published (SEDAR) Roscoe Postle Associates Inc. report, March 5, 2003, 105 p.

Spiteri Geological and Mining Consultants Inc. (2001): Fort Knox Gold Resources Inc. technical review and mineral asset valuation of Sudbury area properties, Sudbury, Canada. Unpublished, private and confidential Company report, November 1, 2001, 36 p.

Spiteri Geological and Mining Consultants Inc. (2001): Fort Knox Project, Sudbury, Ontario independent check sampling and assaying program. Unpublished Company report, July 27, 2001, 8 p.

Toronto Stock Exchange and Ontario Securities Commission (1999): Setting new standards, recommendations for public mineral exploration and mining companies, Mining Standards Task Force final report. Published report, January 1999, 141 p.

SIGNATURE PAGE

This report titled "Review of the Mineral Resources and Mineral Reserves of the McCreedy West Mine Property, Sudbury, Ontario prepared for FNX Mining Company Inc." and dated August 22, 2003 was prepared by and signed by the following authors:

(signed)

Dated at Toronto, Ontario	Richard E. Routledge, B.Sc., M.Sc.,
(Applied), P.Geol.
August 22, 2003	Consulting Geologist

(signed)

Dated at Toronto, Ontario	Graham G. Clow, B. Eng., P.Eng.
August 22, 2003	Consulting Mining Engineer

CERTIFICATE OF QUALIFICATIONS

RICHARD E. ROUTLEDGE

As an author of this report entitled "Report on the Mineral Reserves of the McCreedy West Mine property, Sudbury, Ontario prepared for FNX Mining Company Inc.", dated August 22, 2003 (the Technical Report) of FNX Mining Company Inc. (FNX) and on behalf of FNX (the Issuer), I hereby make the following statements:

  My name is Richard E. Routledge and I am a Consulting Geologist employed by Roscoe Postle Associates Inc. (RPA). My office address is Suite 501, 55 University Avenue, Toronto, Ontario M5J 2H7.

  I am a Qualified Person for the purposes of National Instrument 43-101 of the Canadian Securities Administrators. I have received the following university degrees:

B. Sc. (Major Geology) 1971 - Sir George Williams University, Montreal, Quebec M. Sc. (Applied Mineral Exploration) 1973 - McGill University, Montreal, Quebec.

I am registered as a Professional Geologist in the Northwest Territories, Canada and have applied for registration in the Association of Professional Geoscientists of Ontario.

The Technical Report is based on my personal review of technical reports provided by FNX and Inco and on information available in public files. I have been practising as a geologist for 30 years. My relevant experience for the purpose of the Technical Report is:

  Exploration Geologist, Quebec 1971 to 1973
  Consulting Geologist with Derry, Michener and Booth 1973 to 1982
  Consulting Geologist and Associate, Derry, Michener, Booth and Wahl 1982 to 1985
  Evaluations and Special Projects Geologist for Teck Explorations Ltd. 1985-1992
  Vice President Exploration for Greater Lenora Resources Corp. 1993-1994
  Consulting Geologist with RPA from 1994 to present
  I visited the FNX offices in Sudbury and the project site from February 3, 2003 to February 7, 2003, on April 17, 2003, from June 3 to June 4, 2003, from July 24 to 25, 2003 and on August 6, 2003. I visited the 570 and 750 Levels of the 700 Footwall Vein Complex underground on February 6, 2003.

  I am responsible for all sections of the Technical Report.

  I am not aware of any material fact or material change with respect to the subject matter of the Technical Report, which is not reflected in the Technical Report, the omission to disclose of which makes the Technical Report misleading.

  I am independent of the Issuer applying the tests set out in section 1.5 of National Instrument 43-101.

  I have had no prior involvement with the properties that are the subject of the Technical Report. I reviewed and audited the resources of another nickel-copper deposit located in the Sudbury North Range for a non-related third party in 1999.

  I have read National Instrument 43-101F1 and the Technical Report has been prepared in compliance with National Instrument 43-101 and Form 43-101F1, except where noted in the Technical Report.

(signed)

Dated at Toronto, Ontario
August 22, 2003	Richard E. Routledge, M. Sc., P. Geol.

CERTIFICATE OF QUALIFICATIONS

GRAHAM G. CLOW

As an author of this report entitled "Report on the Mineral Reserves of the McCreedy West Mine property, Sudbury, Ontario prepared for FNX Mining Company Inc.", dated August 22, 2003 (the Technical Report) of FNX Mining Company Inc. (FNX) and on behalf of FNX (the Issuer), I hereby make the following statements:

  My name is Graham G. Clow and I am a Consulting Mining Engineer and Principal of Roscoe Postle Associates Inc. (RPA). My office address is Suite 501, 55 University Avenue, Toronto, Ontario M5J 2H7.

  I am a Qualified Person for the purposes of National Instrument 43-101 of the Canadian Securities Administrators. I have received the following degrees:

B.Sc 1972 - Geological Engineering, Queen's University, Kingston, ON
B.Sc 1974 - Mining Engineering, Queen's University, Kingston, ON

I am registered as a Professional Engineer in the Province of Ontario. I am a Member of the Canadian Institute of Mining, Metallurgy and Petroleum, and a Member of the Society of Mining Engineers of the American Institute of Mining and Metallurgy.

The Technical Report is based on my personal review of technical reports provided by FNX and on information available in public files. I have been practising as a mining engineer for 29 years. My relevant experience for the purpose of the Technical Report is:

  Review and report on numerous mining operations and projects around the world for due diligence and regulatory requirements during more than 12 years as a consultant.

  Senior Engineer to Mine Manager at eight base metal Canadian mines
  Senior person in charge of the construction of two mines in Canada
  Senior VP Operations in charge of five base metal mining operations in four different countries.
  President of a gold mining company with one mine in Canada
  I have not visited the property.

  I am responsible for the mining and economic analysis sections of the Technical Report.

  I am not aware of any material fact or material change with respect to the subject matterof the Technical Report, which is not reflected in the Technical Report, the omission to disclose of which makes the Technical Report misleading.

  I am independent of the Issuer applying the tests set out in section 1.5 of National Instrument 43-101.

  I have had no prior involvement with the properties that are the subject of the Technical Report

  I have read National Instrument 43-101F1 and the Technical Report has been prepared in compliance with National Instrument 43-101 and Form 43-101F1, except where noted in the Technical Report.

(signed)

Dated at Toronto, Ontario
August 22, 2003	Graham G. Clow, P. Eng.

APPENDIX 1

FNX SUMMARY RESOURCE REPORTS

GENERAL BLOCK MODEL PARAMETERS, RESULTS, AND VALIDATION

Zone: McCreedy West, Inter Main Zone
Run Date: July 29, 2003
Effective Date: June 24, 2003
Drill Holes
Number of holes	63 Total: 26 FNX surface, 30 FNX Underground, 7 pre-FNX (Inco - allunderground)
Core Size
	FNX Surface holes is NQ, FNX Underground is BQ
Assays
Number:	468
Total footage:	1580.65 ft
Average core length:	3.4 ft
Assay Statistics	Cu	Ni	Co	Pt	Pd	Au	As
Mean (length weighted)	.24	2.16	.07
Median
Maximum	4.21	7.73	.24
Minimum	<0.005	<0.005	<0.005
Standard Deviation	.2325	1.534	.0498
Variance	..0547	2.353	.0024
Composites
Compositing method	Total intersections composited to 5 ft target length with no residuals
Composite length	Composites are length and density weighted.
	Average Length: 4.97 ft
Composite Statistics	Cu	Ni	Co	Pt	Pd	Au	As
Mean	.25	2.23	.07
Median
Maximum	1.15	5.21	.19
Minimum	<0.005	<0.005	<0.005
Standard Deviation	.1656	1.276	.0419
Variance	.0274	1.629	.0018
Specific Gravity	38 measurements of SG by pycnometer (solvent) representing range of sulphide content. Regression of SG vs Ni calculated: SG=.3305*Ni+2.8563 and applied to individual assays

Block Model
Origin (lower left X,Y,Z)	3560, -1690, 11570
Block Size (ft) (X,Y,Z)	40, 10, 10
# Rows/Cols/Levels	31, 70, 60
Interpolation
Method	Inverse Distance Power 2
Search Type	Ellipsoidal
Search Orientation	Axes Rotations: X=-45, Y=0, Z=35
Search Distance	X=250, Y=100, Z=20
Minimum # samples	5
Maximum # samples	10
Octant Search (Y/N)	Not used
Secondary Search(s)	2nd=1.5*Primary,
	3rd=2*Primary
Model Results
Tonnage (total model)	1,019,928 tons
Grade (total model)	Cu	Ni	Co	Pt		Pd		Au	As
	.23	2.23	.07
Model Validation
Wirframe Volume (cu ft)	9,183,937
Blk Model Volume (cu ft)	9,179,767
% Volume Difference	.05
Model Validation
Comparison with NN
Estimate
	Tons	Cu	Ni	Co	Pt		Pd	Au	As
ID Model:	1,019,928.23		2.23
NN Model:	1,019,833.24		2.32
% difference:	.01	4.2	3.88
Classification:	Tons	Cu	Ni	Co	Pt		Pd	Au	As
Indicated:	1,020,000.23		2.23	.07
Inferred:
Notes:	The Inter Main Zone is located east of previous mine workings at the McCreedy West Deposit. There is no previous development or mining in the Inter Main Zone. The Inter Main Resource Estimate was completed using conventional wireframing and block modelling techniques using Datamine Software. Parameters used in the definition of the mineralized zone include a minimum width of 8 ft (true) and a minimum Ni grade of 1%. Narrower, higher grade intersections were expanded to include dilution to attain the minimum width. Composites were calculated using density weighting. Grade and density were interpolated into each block. The resource was updated during March 2003 to incorporate additional assay data and refined geological interpretation based on additional drill holes. All other data (e.g. SG) and modeling parameters used in the updated model were not varied from the February model. The revised wireframe for the Inter Main resulted in exclusion/confirmation of those portions previously classified as inferred and based largely on interpreted geological continuity the resource is classified as indicated.

July 29 Notes:

Although a rigorous quantitative evaluation was not completed, the new underground holes supported very well the results of the previous (May 2003) model. The current model was completed to integrate the new drill results. All other data (e.g. SG) and modeling parameters used in the updated model were not varied from the February and May models.

There is a 7% increase in tonnage at essentially the same Ni grade. Although the general shape of the Inter Main is essentially the same, there continues to be minor modification of the limits of mineralization on the southern and southeastern parts of the model. This is a concern for classification. However, the limiting holes have intersected the mineralized horizon indicated by rock type and contain Ni mineralization, albeit below cutoff grade at minimum widths. Given the favourable indications of continuity, these portions of the model are recommended to remain as indicated resource but are identified as target areas for continued definition drilling.

GENERAL BLOCK MODEL PARAMETERS, RESULTS, AND VALIDATION

Zone: McCreedy West Mine, Inter Main West Zone
Date: February 10, 2003
Drill Holes
Number of holes	6 Holes: all Inco
Core Size
Assays
Number:	25
Total footage:	177.4
Average core length:	7.1
Assay Statistics	Cu	Ni	Co	Pt	Pd	Au	As
Mean	.45	2.21
Median
Maximum	1.32	4.67
Minimum	.02	.05
Standard Deviation	.3668	1.322
Variance	.1346	1.748
Composites
	Total intersections composited to 7 ft target length with no residuals
Compositing method	Composites length and density weighted.
# Composites	27
Composite length	Average Length: 6.94 ft
Composite Statistics	Cu	Ni	Co	Pt	Pd	Au	As
Mean	.46	2.25
Median
Maximum	1.28	3.95
Minimum	.08	.05
Standard Deviation	.3351	1.164
Variance	.1123	1.355
Specific Gravity	As per the Inter Main Zone
Block Model
Origin (lower left X,Y,Z)	3060, -1300, 12000
Block Size (ft) (X,Y,Z)	40, 20, 10
# Rows/Cols/Levels	11, 14, 20
Interpolation
Method	Inverse Distance Power 1
Search Type	Ellipsoidal
Search Orientation	Axes Rotations: X=-45, Y=0, Z=35
Search Distance	X=250, Y=100, Z=20
Minimum # samples	5
Maximum # samples	10
Octant Search (Y/N)	Not used
Secondary Search(s)	2nd=1.5*Primary, 3rd=2*Primary
Model Results
Tonnage (total model)	111,748 tons
Grade (total model)	Cu	Ni	Co	Pt	Pd	Au	As
	.53	2.31
Model Validation
Wireframe Volume (cu ft)	1154671
Blk Model Volume (cu ft)	1151875 note: volume computed for complete proto model - see notes below
% Volume Difference	.24
Model Validation
Comparison with NN
Estimate
	Tons	Cu	Ni	Co	Pt	Pd	Au	As
ID Model:	111,748.53		2.31
NN Model:	114,322.56		2.64
% difference:	2.25	5.6	12.5
Classification:	Inferred Resource
Notes:	The Inter Main West zone is interpreted as the western and up dip extension of the more completely defined Inter Main Zone. The Inter Main West Zone was modeled using Datamine Software utilizing conventional block modelling and wireframing techniques. The protomodel extends to an elevation of 12,160 ft. However, to ensure that no blocks occupied developed ground, the resource grade and tonnage reported here is based on a model filtered to include only those blocks below 12,150 ft. Parameters used in the Inter Main West Zone Resource are as per the Inter Main Zone including a minimum 8 ft true width and a minimum of 1 % Ni. The Inter Main West forms a well-defined geological zone of consistent lithology and position relative to the footwall contact. Given the relatively small number of holes and their irregular spacing currently in the zone, a model Ni grade of 2.6 % greater than the input composite grade and 12.5% less than a nearest neighbor (polygonal) grade is considered reasonable and the resource is classified as Inferred.

GENERAL BLOCK MODEL PARAMETERS, RESULTS, AND VALIDATION

Zone: McCreedy West, East Main
Date: February 10, 2003 Revised: April 10, 2003
Drill Holes
Number of holes	24 Total. 6 FNX and 16 pre-FNX (data supplied by Inco)
Core Size	NQ for FNX holes
Assays
Number:	166
Total footage:	705
Average core length:	4.25
Assay Statistics	Cu	Ni	Co	Pt	Pd	Au	As
Mean	.42	1.81
Median
Maximum	10.5	5.87
Minimum
Standard Deviation	.5455	1.621
Variance	.2976	2.628
Composites
Compositing method	Total intersections composited to 5 ft target length with no residuals
	Composites are length and density weighted.
Composite length	4.93 ft
Composite Statistics	Cu	Ni	Co	Pt	Pd	Au	As
Mean	.42	1.87
Median
Maximum	2.54	5.77
Minimum	.01	.01
Standard Deviation	.3836	1.481
Variance	.1472	2.194
Specific Gravity	58 measurements of SG completed at ALS Chemex by Solution Pycnometer.
	Linear regression calculated with analytical data: SG=.3233*Ni+2.8534. This
	equation was applied to assay data for SG sample calculation.
Block Model
Origin (lower left X,Y,Z)	2610, -880, 12360
Block Size (ft) (X,Y,Z)	20, 10, 10
# Rows/Cols/Levels	24, 80, 72
Interpolation
Method	Inverse Distance Power 2
Search Type	Ellipsoidal
Search Orientation	X=-45, Y=0, Z=-10
Search Distance	X=50 ft, Y=200 ft, Z=50 ft
Minimum # samples	5
Maximum # samples	20
Octant Search (Y/N)	Not used
Secondary Search(s)	2nd = primary*2, 3rd = primary*3
Model Results
Tonnage (total model)	Not determined
Grade (total model)	Cu	Ni	Co	Pt	Pd	Au	As
	nd	nd
Model Validation
Wireframe Volume (cu ft)	2,507,514
Blk Model Volume (cu ft)	Nd
% Volume Difference	Nd
Model Validation
Comparison with NN
Estimate
	Tons	Cu	Ni	Co	Pt	Pd	Au	As
ID Model:	nd	nd	nd
NN Model:	nd	nd	nd
% difference:	nd	nd	nd
Classification:	Indicated/Inferred
	Tons	Cu	Ni	Co	Pt	Pd	Au	As
Indicated:	131,228.40		2.55
Inferred:	nd	nd	nd
Notes:	The East Main Zone is located at a near surface position east of previous mine development in the McCreedy West Deposit. Resource modeling was completed using conventional wireframing and block modeling techniques with Datamine Software. Parameters used include a minimum true width of 8 ft and a cut off of 1% Ni. The zone wireframe was extended to surface. Grade and density was interpolated into each block. The tabulated resource includes only those blocks below 12850 elevation thus leaving a > 200 ft crown pillar (as per the recommendation of Dynatec Corp). The average model Ni grade is 13.7% higher than the average composite data used in the interpolation and is 13.5% lower than the nearest neighbor model Ni grade. This appears to be an issue of support due to distribution and orientation of drill holes. The lower 1/3 to ¼ of the East Main includes a number of holes that intersect the zone at a very low angle. The balance of the East Main Zone is characterized by holes with typical intersections much closer to true. The average Ni grade for assays in the lower part of the deposit is 1.4% Ni (length weighted) and the average Ni block grade is 1.25% Ni. The average assay grade for the upper part of the East Main is 2.71% Ni and the average block grade is 2.54% Ni. Given the lack of available information on the survey of the oblique holes, the lower portion of the East Main is inferred and the upper part is indicated.
Revision Notes (April 10, 2003): The elevation limits that define the Indicated Resource were maintained for the revised model. Only the blocks within the indicated levels were re-interpolated. The decrease in indicated tons is due to geological re-interpretation. The wireframe volume decrease is approximately -21% and the tonnage change is similar. This is due to the change in interpretation through the indicated resource from a continuous zone with a pronounced "elbow" to two discontinuous zones at distinct relative positions.

GENERAL BLOCK MODEL PARAMETERS, RESULTS, AND VALIDATION

Zone: McCreedy West, Upper Main
Date: February 8, 2003

Drill Holes
Number of holes	18 Total: 8 FNX, 10 pre-FNX (Inco)
Core Size	FNX core is NQ
Assays
Number:	82
Total footage:	362.8 ft
Average core length:	4.42 ft
Assay Statistics	Cu	Ni	Co	Pt	Pd	Au	As
Mean	.51	1.88
Median
Maximum	1.78	3.99
Minimum	<.005	<.005
Standard Deviation	.32	.91
Variance	.10	.82
Composites
Compositing method	Total intersections composited to 5 ft target length with no residuals
Composite length	Composites length and density weighted.
	Average Length: 4.97 ft
Composite Statistics	Cu	Ni	Co	Pt	Pd	Au	As
Mean	.52	1.90
Median
Maximum	1.35	3.28
Minimum	.12	.12
Standard Deviation	.27	.74
Variance	.07	.55
Specific Gravity	No direct SG measurements available for the Upper Main Zone. SG calculated from Upper Main FNX analytical (i.e. assay) data using the Inco equation of:
	SG=100/(100/2.88+0.0166*Cu-0.1077*Ni-.328*S) and SG assigned to all assays using the linear regression of Ni vs calculated SG.

Block Model
Origin (lower left X,Y,Z)	2190, -800, 12350
Block Size (ft) (X,Y,Z)	20, 10, 10
# Rows/Cols/Levels	16, 25, 22
Interpolation
Method	Inverse Distance Power 2
Search Type	Ellipsoidal
Search Orientation	Axes Rotations: X=-45, Y=0, Z=0
Search Distance	X=50, Y=100, Z=20
Minimum # samples	5
Maximum # samples	20
Octant Search (Y/N)	Yes
Secondary Search(s)	2nd =1.5* Primary, 3rd = 2.5* Primary
Model Results
Tonnage (total model)	47,995 tons
Grade (total model)	Cu	Ni	Co	Pt	Pd	Au	As
	.46	1.88
Model Validation
Wirframe Volume (cu ft)	455942
Blk Model Volume (cu ft)	455437
% Volume Difference	0.11%
Model Validation
Comparison with NN
Estimate
	Tons	Cu	Ni	Co	Pt	Pd	Au	As
ID Model:	47,995.46		1.87
NN Model:	47,748.48		1.84
% difference:	.5	4.2	1.6
Classification:	Indicated Resource
Notes:	The Upper Main zone lies directly below a portion of the Upper Main mined out by Inco. The Upper Main resource estimate was completed by conventional wireframing and block modeling techniques. The upper limits of the wireframe were constrained by Datamine strings defining the lowermost Upper Main mine workings. This string file was provided by Inco. Parameters used in the definition of the mineralized zone include a minimum width of 8 ft (true) and a minimum Ni grade of 1%. Narrower, higher grade intersections were expanded to include dilution to attain the minimum width. Composites were calculated using density weighting. Grade and density were interpolated into each block. In order to incorporate more samples than that available within the volume of the resource and to therefore get a more a reliable estimate, samples from drill holes in the proximal mined out area were used. This was accomplished via selection within a 2nd, larger wireframe.

GENERAL BLOCK MODEL PARAMETERS, RESULTS, AND VALIDATION

Zone: McCreedy West Mine, Upper Main Hanging Wall Zone
Date: February 8, 2003

Drill Holes
Number of holes	7 Total: 2 FNX holes, 5 pre-FNX (Inco)
Core Size	FNX Core is NQ
Assays
Number:	48
Total footage:	142.1
Average core length:	2.96
Assay Statistics	Cu	Ni	Pt	Pt	Pd	Au	As
Mean	.32	1.44
Median
Maximum	1.35	4.32
Minimum	<.005	.15
Standard Deviation	.23	.76
Variance	.05	.58
Composites
Compositing method	Total intersections composited to 5 ft target length with no residuals.
	Composites length and density weighted.
Composite length	Average Length: 4.9 ft
Composite Statistics	Cu	Ni	Pt	Pt	Pd	Au	As
Mean	.32	1.46
Median
Maximum	1.08	2.88
Minimum	.10	.50
Standard Deviation	.21	.57
Variance	.44	.32
Specific Gravity	No direct SG measurements available for the Upper Main Zone. SG calculated from Upper Main FNX analytical (i.e. assay) data using the Inco equation of:
SG=100/(100/2.88+0.0166*Cu-0.1077*Ni-.328*S) and SG assigned to all
	assays using the linear regression of Ni vs calculated SG

Block Model
Origin (lower left X,Y,Z)	2040, -1140, 12300
Block Size (ft) (X,Y,Z)	40, 20, 10
# Rows/Cols/Levels	17, 22, 27
Interpolation
Method	Inverse Distance Power 2
Search Type	Ellipsoidal
Search Orientation	Axes Rotations: X=-20, Y=-5, Z=20
Search Distance	X=300, Y=100, Z=20
Minimum # samples	5
Maximum # samples	20
Octant Search (Y/N)	Not Used
Secondary Search(s)	2nd =1.5* Primary 3rd = 2.5* Primary
Model Results
Tonnage (total model)	128,000 tons
Grade (total model)	Cu	Ni	Co	Pt	Pd	Au	As
	.31	1.44
Model Validation
Wireframe Volume (cu ft)	1,254,977
Blk Model Volume (cu ft)	1,255,312
% Volume Difference	.03
Model Validation
Comparison with NN
Estimate
	Tons	Cu	Ni	Co	Pt	Pd	Au	As
ID Model:	127,596.31		1.44
NN Model:	127,731.29		1.45
% difference:	.1	7	1.4
Classification:	Inferred Resource
Notes:	The Upper Main Hanging Wall zone is located approximately 75 ft in the hanging wall relative to the Upper Main zone. It forms a significantly larger body than the Upper main extending down dip and across strike of the Upper Main. It is currently only informed by 7 drill holes and such remain an inferred resource. The Upper Main Hanging Wall resource zone was estimated using conventional wireframe and block model techniques. The wireframe was created using a minimum width of 8 feet (true) and a minimum Ni grade of 1%. Assays were composited to 5 feet and the composites are density weighted.

GENERAL BLOCK MODEL PARAMETERS, RESULTS, AND VALIDATION

Zone: 950
Date: February 14, 2003
Drill Holes
Number of holes	75 total; 14 FNX, 61 Inco
Core Size	FNX is BQ
Assays
Number:	838
Total footage:	3932.4
Average core length:	4.7
Assay Topcuts	Topcuts on assay data have been applied based on evaluation cumulative frequency curve shape. Highest Pt values are cut to 25 g/t (4 samples affected). Highest Pd values are cut to 29 g/t (4 samples affected). Highest Au values are cut to 18 g/t (1 sample affected)

Assay Statistics	Cu	Ni	Co	Pt	Pd	Au	As
Mean	1.2	.26		1.89	1.74	.68
Median
Maximum	32.08	25.6		25	29	18
Minimum	<0.005	<0.005		<0.015	<0.015	<0.015
Standard Deviation	3.23	.8202		2.413	2.993	1.249
Variance	10.43	.6727		5.825	8.957	1.559
	* data based on cut assays
Composites	Total intersections composited to 5 ft target length with no residuals Composites length and density weighted.
Compositing method

Composite length	Average composite length = 5 ft
Composite Statistics	Cu	Ni	Co	Pt	Pd	Au	As
Mean	1.28	.27		1.93	1.81	.7
Median
Maximum	24.27	8.64		13.56	22.01	10.56
Minimum	.01	<0.005		<0.015	<0.015	<0.015
Standard Deviation	2.257	.5114		1.969	2.135	.9907
Variance	5.094	.2662		3.646	4.558	.9815
Specific Gravity	101 direct measurements of SG by solution pycnometer. Regression equation fit to SG vs Cu data: SG=.0415*Cu+2.8056 is applied to assay data and interpolated blocks

Block Model
Origin (lower left X,Y,Z)	2260, -650, 11940
Block Size (ft) (X,Y,Z)	10, 10, 5
# Rows/Cols/Levels	40, 82, 113
Interpolation
Method	Inverse Distance Power 4
Search Type	Ellipsoidal
Search Orientation	X=-50, Y=0, Z=0
Search Distance	X=50, Y=50, Z=5
Minimum # samples	5
Maximum # samples	20
Octant Search (Y/N)	Not used
Secondary Search(s)	2nd= primary search*2, 3rd = primary search*3
Model Results (1)
Tonnage (total model)	736,943 tons
Grade (total model)	Cu	Ni	Co	Pt	Pd	Au	As
	1.15	.22		1.82	1.82	.63
Model Results (2)
Tonnage (total model)	519,876
Grade (total model)	Cu	Ni	Co		Pt	Pd	Au	As
	1.44	.27			2.27	2.26	.77
Model Validation
Wireframe Volume (cu ft)	11,974,070 (total wireframe)
Blk Model Volume (cu ft)	11,977,656 (proto model)
% Volume Difference	.03
Model Validation
Comparison with NN
Estimate
	Tons	Cu	Ni	Co	Pt	Pd	Au	As
ID Model:	736,942	1.15	.22		1.82	1.82	.63
NN Model:	735,215	1.19	.22		1.86	1.87	.65
% difference:	.23	3.4	0		2.2	2.2	3.1
Classification:	Indicated Resource
Notes:	The 950 Zone is a footwall vein deposit hosted dominantly by Sudbury Breccia. Mineralization consists of veins, veinlets, and disseminations of Ni- Cu sulphide and PGM. Part of the 950 zone has been previously mined by Inco. The 950 zone was modeled (wireframed) to include drill holes in the mined out portion. Subsequent to block modeling and interpolation, the model was constrained to only those blocks in the unmined volume from section 2425E and east. Those numbers tabulated above and discussed here are for the block model from section 2425E and eastward. The Model Results (1) results are for the total model. Based on assumed mining costs and the off-take agreement, the block model was filtered to include only those blocks with a value > CDN$87 and was evaluated for block distribution and continuity. This block model is tabulated as Model Results (2) . It is recommended that this lower tonnage model be quoted as the resource figure.

APPENDIX 2

RESOURCE DRILL INTERCEPTS FOR CONTACT DEPOSITS AND THE 950 FOOTWALL VEIN COMPLEX

APPENDIX 2

RESOURCE DRILL INTERCEPTS FOR CONTACT DEPOSITS AND THE 950 FOOTWALL VEIN COMPLEX
FNX-Dynatec Joint Venture McCreedy West Mine Property, Sudbury Area, Ontario
												Tonnage
Drill	From	To	Length	Cu	Ni	Co	Fe	S	Pt	Pd	Au	Factor	Zone
Hole No.	(ft.)	(ft.)	(ft.)%		%	%	%	%	g/t	g/t	g/t	(t/ft3)
33330	627.60	637.00	9.40	0.17	1.37	0.05						0.101	Upper Main HW
33410	681.10	695.50	14.40	0.11	1.62	0.06						0.103	Upper Main HW
469790	578.50	597.50	19.00	0.26	1.24	0.04		10.67	0.04	0.04	0.00	0.099	Upper Main HW
484260	621.50	650.80	29.30	0.36	1.16	0.04		11.93	0.11	0.06	0.00	0.099	Upper Main HW
574980	388.20	404.00	15.80	0.19	1.29	0.06	21.94	12.82	0.04	0.04	0.00	0.100	Upper Main HW
FNX3000	725.50	760.50	35.00	0.55	1.77	0.06	29.86	16.32	0.07	0.12	0.01	0.104	Upper Main HW
FNX3051	757.20	776.40	19.20	0.24	1.84	0.07	29.94	16.78	0.03	0.04	0.02	0.105	Upper Main HW
28840	503.40	526.20	22.80	0.96	1.73	0.06						0.104	Upper Main
484330	538.90	558.90	20.00	0.68	1.90	0.05		16.23	0.14	0.21	0.00	0.106	Upper Main
574410	153.60	160.30	6.70	0.66	1.85	0.04		16.46	0.14	0.10	0.00	0.105	Upper Main
574540	136.00	165.00	29.00	0.60	1.65	0.06		16.91	0.08	0.19	0.02	0.103	Upper Main
574560	128.50	162.50	34.00	0.76	2.07	0.06		19.08	0.20	0.25	0.00	0.107	Upper Main
574610	146.00	162.90	16.90	0.72	2.55	0.09		23.14	0.14	0.14	0.00	0.111	Upper Main
574620	217.00	237.00	20.00	0.31	1.41	0.05		12.56				0.101	Upper Main
574630	165.50	173.50	8.00	0.82	1.02	0.03		9.73				0.098	Upper Main
942540	270.50	290.00	19.50	0.33	1.85	0.05	32.29	19.58	0.00	0.00	0.00	0.105	Upper Main
942550	241.80	318.60	76.80	0.36	2.23	0.06	37.08	21.88				0.108	Upper Main
FNX0007	75.00	85.00	10.00	0.25	2.31	0.09	33.75	20.64	0.03	0.07	0.02	0.108	Upper Main
FNX0008	115.60	133.30	17.70	0.54	2.14	0.07	36.02	19.56	0.06	0.12	0.02	0.108	Upper Main
FNX0009	119.00	129.20	10.20	0.62	2.04	0.07	29.49	19.49	0.02	0.04	0.02	0.106	Upper Main
FNX0010	159.30	175.30	16.00	0.52	1.72	0.05	30.45	16.63	0.06	0.07	0.02	0.104	Upper Main
FNX0030	158.00	174.00	16.00	0.39	1.95	0.05	32.82	17.85	0.07	0.12	0.02	0.106	Upper Main
FNX0031	177.30	191.20	13.90	0.33	1.94	0.05	32.76	17.78	0.05	0.09	0.02	0.106	Upper Main
FNX0032	172.00	181.60	9.60	0.22	1.45	0.05	26.17	14.66	0.04	0.06	0.02	0.102	Upper Main
FNX0033	156.80	172.50	15.70	0.49	1.73	0.05	32.05	16.14	0.06	0.10	0.02	0.104	Upper Main
103210	1053.30	1069.10	15.80	0.48	3.16	0.12	-	19.75	0.10	0.14	0.00	0.118	Inter Main
103210	1105.60	1115.90	10.30	0.41	3.69	0.15	-	20.33	0.07	0.16	0.00	0.125	Inter Main

APPENDIX 2

RESOURCE DRILL INTERCEPTS FOR CONTACT DEPOSITS AND THE 950 FOOTWALL VEIN COMPLEX
FNX-Dynatec Joint Venture McCreedy West Mine Property, Sudbury Area, Ontario
												Tonnage
Drill	From	To	Length	Cu	Ni	Co	Fe	S	Pt	Pd	Au	Factor	Zone
Hole No.	(ft.)	(ft.)	(ft.)%		%	%	%	%	g/t	g/t	g/t	(t/ft3)
520890	631.80	650.70	18.90	0.20	0.82	0.05	-	7.75	-			0.098	Inter Main
527470	1055.00	1070.00	15.00	0.07	1.26	0.04	-	8.51	-			0.100	Inter Main
527490	1098.40	1110.90	12.50	0.18	2.60	0.12	-	22.31	-			0.116	Inter Main
527500	1103.39	1111.70	8.31	0.09	2.39	0.11	-	22.62	-			0.120	Inter Main
567090	611.00	630.30	19.30	0.22	2.01	0.09	-	16.60	0.00	0.00	0.00	0.109	Inter Main
596390	500.00	520.30	20.30	0.47	1.04	0.04	16.61	8.14	0.22	0.12	0.00	0.099	Inter Main
FNX0085	576.00	611.50	35.50	0.25	1.40	0.07	23.03	11.96	0.03	0.04	0.02	0.103	Inter Main
FNX0086	540.40	553.00	12.60	0.07	1.02	0.04	16.21	7.21	0.02	0.02	0.02	0.100	Inter Main
FNX0087	468.50	505.00	36.50	0.17	2.38	0.08	30.40	17.35	0.03	0.04	0.02	0.112	Inter Main
FNX0091	380.00	395.00	15.00	0.25	1.47	0.04	20.53	10.44	0.05	0.09	0.02	0.104	Inter Main
FNX0098	551.80	568.80	17.00	0.28	2.03	0.10	30.11	17.23	0.02	0.03	0.02	0.110	Inter Main
FNX0104	546.00	568.00	22.00	0.30	2.91	0.07	32.87	19.41	0.05	0.11	0.02	0.116	Inter Main
FNX0112	489.70	512.60	22.90	0.09	1.14	0.06	18.35	9.43	0.02	0.02	0.02	0.100	Inter Main
FNX0122	501.20	516.50	15.30	0.22	3.19	0.08	36.41	21.37	0.10	0.15	0.03	0.120	Inter Main
FNX0123	461.20	495.00	33.80	0.23	3.30	0.11	39.14	23.61	0.02	0.06	0.02	0.122	Inter Main
FNX0124	477.70	506.30	28.60	0.24	3.55	0.13	41.54	25.58	0.03	0.08	0.02	0.125	Inter Main
FNX0125	467.00	502.00	35.00	0.16	3.03	0.14	37.28	24.07	0.02	0.04	0.02	0.120	Inter Main
FNX0126	456.80	497.40	40.60	0.28	3.02	0.11	35.15	21.47	0.02	0.04	0.02	0.118	Inter Main
FNX0127	453.30	475.40	22.10	0.18	1.63	0.05	21.04	11.75	0.04	0.05	0.02	0.103	Inter Main
FNX0128	467.10	495.00	27.90	0.28	2.82	0.07	35.83	19.60	0.04	0.09	0.02	0.118	Inter Main
FNX0128	514.00	535.00	21.00	0.38	1.68	0.04	22.82	11.70	0.20	0.28	0.04	0.105	Inter Main
FNX0138	567.60	576.20	8.60	0.21	1.19	0.05	19.03	10.24	0.03	0.04	0.01	0.100	Inter Main
FNX0148	379.00	425.00	46.00	0.31	3.24	0.08	36.03	20.61	0.09	0.18	0.02	0.120	Inter Main
FNX0149	440.00	450.00	10.00	0.18	0.71	0.03	14.13	6.74	0.06	0.06	0.02	0.096	Inter Main
FNX0156	484.40	548.30	63.90	0.14	1.76	0.06	23.85	12.92	0.02	0.04	0.02	0.106	Inter Main
FNX0157	494.40	523.30	28.90	0.13	0.95	0.03	14.75	7.27	0.02	0.03	0.05	0.099	Inter Main
FNX0174	466.80	490.90	24.10	0.34	2.43	0.07	28.67	16.67	0.08	0.20	0.03	0.112	Inter Main

APPENDIX 2

RESOURCE DRILL INTERCEPTS FOR CONTACT DEPOSITS AND THE 950 FOOTWALL VEIN COMPLEX
FNX-Dynatec Joint Venture McCreedy West Mine Property, Sudbury Area, Ontario
												Tonnage
Drill	From	To	Length	Cu	Ni	Co	Fe	S	Pt	Pd	Au	Factor	Zone
Hole No.	(ft.)	(ft.)	(ft.)%		%	%	%	%	g/t	g/t	g/t	(t/ft3)
FNX0176	408.80	417.70	8.90	0.30	2.27	0.06	23.38	14.56	0.06	0.11	0.02	0.109	Inter Main
FNX0177	401.70	418.10	16.40	0.35	4.18	0.11	45.68	27.45	0.11	0.21	0.02	0.130	Inter Main
FNX0182	501.60	535.00	33.40	0.25	3.42	0.10	40.26	23.08	0.05	0.07	0.02	0.122	Inter Main
FNX0183	480.70	525.00	44.30	0.20	3.29	0.11	39.13	23.00	0.04	0.07	0.02	0.122	Inter Main
FNX0184	434.30	458.60	24.30	0.21	1.47	0.03	16.83	4.04	0.06	0.08	0.02	0.103	Inter Main
FNX0187	526.50	544.20	17.70	0.24	4.02	0.14	43.28	28.13	0.02	0.04	0.02	0.130	Inter Main
FNX0188	441.40	471.50	30.10	0.46	3.01	0.06	37.43	21.41	0.11	0.18	0.02	0.118	Inter Main
FNX0206	546.30	567.40	21.10	0.32	2.64	0.10	32.91	19.57	0.03	0.06	0.02	0.114	Inter Main
FNX0207	501.60	519.60	18.00	0.18	1.95	0.11	27.41	15.80	0.02	0.03	0.02	0.108	Inter Main
FNX0218	505.10	521.30	16.20	0.29	2.76	0.09	34.96	19.00	0.09	0.14	0.03	0.116	Inter Main
FNX3001	1308.40	1339.20	30.80	0.16	1.90	0.04	22.02	12.41	0.05	0.10	0.02	0.106	Inter Main
FNX3002	1301.25	1330.25	29.00	0.14	1.42	0.03	18.09	9.67	0.05	0.08	0.02	0.102	Inter Main
FNX3002	1346.10	1393.10	47.00	0.41	2.39	0.07	31.39	17.44	0.08	0.13	0.02	0.112	Inter Main
FNX3005	1351.50	1361.40	9.90	0.30	0.96	0.04	20.04	9.67	0.07	0.10	0.07	0.099	Inter Main
FNX3007	1232.30	1239.80	7.50	0.22	1.24	0.03	16.44	8.80	0.05	0.07	0.02	0.101	Inter Main
FNX3007	1270.30	1283.40	13.10	0.18	1.64	0.06	21.09	12.44	0.05	0.07	0.02	0.105	Inter Main
FNX3008	1335.90	1345.50	9.60	0.11	0.89	0.05	15.63	8.24	0.02	0.03	0.02	0.098	Inter Main
FNX3009	1502.90	1531.50	28.60	0.28	3.20	0.11	39.91	23.75	0.07	0.09	0.02	0.121	Inter Main
FNX3010	1467.40	1522.70	55.30	0.20	1.72	0.05	24.88	13.07	0.04	0.09	0.02	0.105	Inter Main
FNX3013	1232.60	1242.00	9.40	0.38	2.15	0.08	27.37	17.79	0.06	0.04	0.02	0.109	Inter Main
FNX3014	1281.10	1311.30	30.20	0.29	2.85	0.08	34.35	19.43	0.03	0.05	0.02	0.117	Inter Main
FNX3016	1276.20	1303.40	27.20	0.29	3.84	0.11	47.85	25.91	0.05	0.09	0.02	0.128	Inter Main
FNX3020	1316.90	1379.00	62.10	0.34	3.03	0.09	36.27	20.21	0.06	0.12	0.01	0.118	Inter Main
FNX3022	1330.75	1337.00	6.25	0.38	1.31	0.04	20.50	10.60	0.08	0.11	0.02	0.103	Inter Main
FNX3023	1281.30	1294.70	13.40	0.73	1.23	0.06	15.79	10.17	0.07	0.06	0.03	0.100	Inter Main
FNX3026	1589.90	1646.70	56.80	0.31	2.25	0.06	30.36	13.83	0.04	0.10	0.02	0.110	Inter Main
FNX3027	1433.80	1450.00	16.20	0.34	1.58	0.04	21.93	11.29	0.05	0.17	0.02	0.104	Inter Main

APPENDIX 2

RESOURCE DRILL INTERCEPTS FOR CONTACT DEPOSITS AND THE 950 FOOTWALL VEIN COMPLEX
FNX-Dynatec Joint Venture McCreedy West Mine Property, Sudbury Area, Ontario
												Tonnage
Drill	From	To	Length	Cu	Ni	Co	Fe	S	Pt	Pd	Au	Factor	Zone
Hole No.	(ft.)	(ft.)	(ft.)%		%	%	%	%	g/t	g/t	g/t	(t/ft3)
FNX3029	1627.00	1638.40	11.40	0.37	1.28	0.03	19.01	9.41	0.06	0.10	0.02	0.101	Inter Main
FNX3036	1304.90	1338.40	33.50	0.25	1.73	0.08	25.72	14.87	0.03	0.04	0.02	0.107	Inter Main
FNX3040	1526.80	1556.60	29.80	0.17	3.03	0.13	36.87	22.77	0.02	0.03	0.04	0.119	Inter Main
FNX3042	1563.30	1580.50	17.20	0.10	1.21	0.03	15.21	7.77	0.03	0.07	0.02	0.100	Inter Main
FNX3043	1525.60	1533.90	8.30	0.20	2.11	0.08	28.01	15.96	0.03	0.05	0.02	0.109	Inter Main
FNX3045	1501.30	1526.00	24.70	0.09	1.13	0.03	16.26	8.06	0.03	0.04	0.02	0.099	Inter Main
FNX3049	1429.60	1437.60	8.00	0.11	2.32	0.07	27.17	15.43	0.06	0.04	0.02	0.111	Inter Main
FNX3052	1511.20	1545.30	34.10	0.21	2.53	0.12	34.20	19.74	0.04	0.06	0.02	0.114	Inter Main
FNX3053	1602.90	1614.00	11.10	0.18	2.25	0.07	29.92	15.99	0.12	0.17	0.02	0.111	Inter Main
FNX3054	1506.00	1527.20	21.20	0.33	1.81	0.04	24.73	13.43	0.07	0.08	0.02	0.107	Inter Main
FNX3056	1438.20	1452.30	14.10	0.10	1.40	0.06	18.59	11.16	0.02	0.02	0.02	0.102	Inter Main
91970	968.00	980.70	12.70	0.15	1.24	0.05		6.06	0.02	0.06	0.00	0.100	Inter Main West
91970	1003.00	1022.80	19.80	1.26	2.94	0.11		19.70	0.17	0.24	0.03	0.118	Inter Main West
103040	969.30	987.30	18.00	0.24	2.49	0.10		9.32	0.16	0.14	0.05	0.113	Inter Main West
665310	99.00	115.00	16.00	0.19	0.61	0.02	13.60	5.40				0.095	Inter Main West
665320	123.00	210.40	87.40	0.46	2.18	0.05	27.64	14.45				0.111	Inter Main West
857410	16.90	37.20	20.30	0.28	3.74	0.10	47.40	23.51	0.00	0.10	0.00	0.128	Inter Main West
857420	21.50	34.80	13.30	0.34	2.79	0.06	31.47	19.14	0.00	0.32	0.00	0.118	Inter Main West
28350	285.80	306.90	21.10	0.46	4.46	0.14						0.134	East Main
28940	444.90	452.70	7.80	0.34	1.10	0.03						0.099	East Main
33070	455.10	459.30	4.20	0.12	1.51	0.03						0.120	East Main
33150	597.30	621.20	23.90	0.75	1.53	0.06						0.103	East Main
33150	634.20	648.00	13.80	1.90	2.51	0.10						0.113	East Main
33170	626.00	643.50	17.50	0.33	1.15	0.05						0.100	East Main
33170	659.00	668.70	9.70	0.80	2.84	0.11						0.117	East Main
209990	142.70	167.10	24.40	0.57	4.72	0.18		25.45	0.00	0.14	0.00	0.137	East Main
528260	279.30	314.20	34.90	0.27	2.34	0.06		15.36				0.109	East Main

APPENDIX 2

RESOURCE DRILL INTERCEPTS FOR CONTACT DEPOSITS AND THE 950 FOOTWALL VEIN COMPLEX
FNX-Dynatec Joint Venture McCreedy West Mine Property, Sudbury Area, Ontario
												Tonnage
Drill	From	To	Length	Cu	Ni	Co	Fe	S	Pt	Pd	Au	Factor	Zone
Hole No.	(ft.)	(ft.)	(ft.)%		%	%	%	%	g/t	g/t	g/t	(t/ft3)
528290	314.00	323.00	9.00	0.25	1.23	0.03		8.22				0.100	East Main
528310	419.60	448.00	28.40	0.29	1.39	0.04		9.41	0.07	0.06	0.00	0.101	East Main
942210	282.00	332.40	50.40	0.31	1.45	0.04	25.01	13.50	0.00	0.00	0.61	0.103	East Main
942220	486.70	532.00	45.30	0.23	0.70	0.01	14.21	6.56	0.00	0.00	0.01	0.096	East Main
942230	305.00	334.00	29.00	0.36	1.65	0.03	26.61	15.03	0.00	0.05	0.00	0.105	East Main
942250	366.40	401.00	34.60	0.49	0.75	0.02	15.20	6.31	0.02	0.06	0.01	0.096	East Main
942270	286.00	348.50	62.50	0.59	1.49	0.03	25.21	14.02				0.103	East Main
942290	222.30	294.80	72.50	0.30	0.91	0.02	15.43	8.78				0.097	East Main
942290	315.50	358.90	43.40	0.31	0.97	0.03	18.54	8.13				0.098	East Main
942300	425.00	440.00	15.00	0.20	0.28	0.01	9.60	2.60				0.092	East Main
527470	1055.00	1070.00	15.00	0.07	1.25	0.04		8.48				0.099	East Main
527490	1098.40	1110.90	12.50	0.18	2.60	0.12		22.31				0.115	East Main
567090	611.00	630.30	19.30	0.22	2.01	0.09		16.59	0.00	0.00	0.00	0.109	East Main
596390	500.00	512.20	12.20	0.68	1.43	0.05	20.37	11.07	0.12	0.18	0.00	0.102	East Main
FNX3037	272.80	298.20	25.40	0.40	3.48	0.09	39.63	23.15	0.07	0.14	0.02	0.124	East Main
FNX3038	286.40	300.20	13.80	0.34	3.16	0.07	37.12	21.12	0.10	0.16	0.02	0.120	East Main
FNX3039	270.30	284.80	14.50	0.33	3.74	0.10	45.04	25.89	0.10	0.15	0.02	0.126	East Main
FNX3046	320.20	349.20	29.00	0.27	1.84	0.04	25.90	12.71	0.07	0.10	0.02	0.107	East Main
FNX3047	378.90	397.20	18.30	0.52	1.57	0.03	21.95	11.28	0.06	0.09	0.02	0.104	East Main
FNX3048	448.30	467.10	18.80	0.42	4.85	0.13	48.34	31.68	0.11	0.20	0.02	0.136	East Main
FNX3057	553.70	565.80	12.10	0.73	1.64							0.104	East Main
FNX3058	542.80	556.90	14.10	0.81	3.27	0.07	36.21	22.11	0.13	0.22	0.02	0.120	East Main
FNX3063	276.10	297.90	21.80	0.78	2.84	0.07	35.89	20.29	0.07	0.12	0.02	0.116	East Main
28780	1012.50	1045.00	32.50	0.83	0.16	0.01		0.96	3.55	1.91	0.59	0.089	950
321820	379.00	394.00	15.00	2.84	1.10	0.01		3.41	3.24	2.98	0.73	0.091	950
321820	412.00	427.00	15.00	2.30	0.62	0.01		2.62	3.50	3.63	1.03	0.091	950
321860	401.80	416.60	14.80	0.69	0.33	0.00		0.87	1.74	0.77	0.46	0.088	950

APPENDIX 2

RESOURCE DRILL INTERCEPTS FOR CONTACT DEPOSITS AND THE 950 FOOTWALL VEIN COMPLEX
FNX-Dynatec Joint Venture McCreedy West Mine Property, Sudbury Area, Ontario
												Tonnage
Drill	From	To	Length	Cu	Ni	Co	Fe	S	Pt	Pd	Au	Factor	Zone
Hole No.	(ft.)	(ft.)	(ft.)%		%	%	%	%	g/t	g/t	g/t	(t/ft3)
321890	474.80	500.00	25.20	0.32	0.07	0.00		0.37	4.81	2.00	0.45	0.088	950
321900	420.00	440.00	20.00	0.53	0.19	0.00		0.68	1.13	1.10	0.31	0.088	950
321900	450.00	460.00	10.00	0.16	0.02	0.00		0.13	0.17	0.21	0.10	0.088	950
321900	507.50	537.60	30.10	0.72	0.23	0.00		0.72	1.97	1.67	0.43	0.088	950
321930	479.00	490.00	11.00	0.45	0.06	0.00		0.46	1.59	1.26	0.26	0.088	950
321930	508.00	519.00	11.00	0.85	0.18	0.01		1.09	0.79	1.51	0.27	0.089	950
484340	788.00	852.00	64.00	0.88	0.31	0.00		0.97	1.77	1.45	0.67	0.089	950
484340	882.80	931.30	48.50	0.76	0.25	0.01		0.88	1.66	2.05	0.58	0.089	950
527300	855.00	866.00	11.00	0.31	0.04	0.00		0.27	0.15	0.19	1.24	0.088	950
527300	938.00	973.70	35.70	0.85	0.50	0.00		1.10	1.68	2.16	0.72	0.089	950
527310	830.00	840.30	10.30	0.61	0.20	0.00		0.64	3.26	2.56	0.90	0.088	950
527310	850.50	886.00	35.50	0.74	0.22	0.00		0.86	1.76	1.91	0.69	0.089	950
916370	344.90	391.90	47.00	1.38	0.09	0.00	6.01	1.52	1.34	1.59	0.82	0.089	950
916370	447.60	459.10	11.50	4.25	0.37	0.01	8.71	4.88	1.57	4.58	1.76	0.092	950
916530	341.70	383.20	41.50	1.99	0.08	0.00	6.58	2.11	1.93	2.63	0.77	0.090	950
916530	403.00	420.30	17.30	0.85	0.07	0.00	5.24	0.94	1.95	1.63	0.42	0.089	950
916530	431.80	445.70	13.90	2.00	0.36	0.00	6.26	2.39	2.29	2.93	0.71	0.090	950
916540	346.20	357.60	11.40	0.34	0.06	0.00	6.00	0.38	1.23	0.96	0.27	0.088	950
916540	383.40	412.70	29.30	1.15	0.13	0.00	5.73	1.24	1.74	1.63	0.63	0.089	950
916540	427.00	473.40	46.40	1.55	0.47	0.00	5.93	1.93	1.64	2.43	0.55	0.089	950
916550	415.00	473.30	58.30	1.67	0.28	0.00	7.81	1.85	3.95	2.19	2.04	0.090	950
916940	510.60	537.80	27.20	1.60	0.21	0.00	6.90	1.68	3.29	1.75	0.88	0.090	950
927220	434.70	450.00	15.30	1.28	0.10	0.01	5.92	1.33	1.46	1.57	0.34	0.089	950
927230	421.30	450.00	28.70	2.59	0.11	0.00	6.01	2.83	1.73	2.07	0.31	0.091	950
927240	426.60	433.80	7.20	0.26	0.02	0.00	5.40	0.25	0.41	0.14	0.14	0.088	950
927260	476.70	496.70	20.00	0.64	0.07	0.01	6.91	0.69	1.72	0.79	0.29	0.088	950
927270	448.10	500.00	51.90	0.54	0.21	0.00	5.24	0.70	1.02	1.24	0.48	0.088	950

APPENDIX 2

RESOURCE DRILL INTERCEPTS FOR CONTACT DEPOSITS AND THE 950 FOOTWALL VEIN COMPLEX
FNX-Dynatec Joint Venture McCreedy West Mine Property, Sudbury Area, Ontario

												Tonnage
Drill	From	To	Length	Cu	Ni	Co	Fe	S	Pt	Pd	Au	Factor	Zone
Hole No.	(ft.)	(ft.)	(ft.)%		%	%	%	%	g/t	g/t	g/t	(t/ft3)
927280	426.00	451.00	25.00	2.00	0.33	0.01	7.85	2.24	1.84	2.65	0.25	0.090	950
927280	464.90	481.00	16.10	1.15	0.11	0.00	5.12	1.19	1.11	1.24	0.26	0.089	950
927290	319.50	351.20	31.70	2.10	0.21	0.00	7.72	2.12	2.95	2.79	0.84	0.090	950
927290	380.90	385.60	4.70	2.46	0.14	0.01	7.50	2.36	1.92	3.77	0.34	0.091	950
927290	404.90	420.00	15.10	1.81	0.18	0.01	7.24	1.88	5.73	5.84	3.35	0.090	950
927290	456.00	488.90	32.90	1.48	0.41	0.00	7.43	1.78	3.30	2.01	0.59	0.089	950
927300	315.00	330.00	15.00	0.56	0.10	0.00	5.40	0.29	1.10	0.96	0.17	0.088	950
927300	379.90	386.90	7.00	2.44	0.38	0.00	10.30	2.83	2.26	2.88	0.31	0.091	950
927500	48.70	57.30	8.60	4.07	0.49	0.00	7.78	4.40	2.93	3.90	0.67	0.092	950
927520	81.30	87.50	6.20	1.40	0.26	0.01	5.70	1.49	3.63	2.67	2.88	0.089	950
927520	112.50	179.10	66.60	1.25	0.26	0.00	6.74	1.46	3.00	1.99	0.62	0.089	950
927550	337.30	356.80	19.50	1.53	0.27	0.00	5.04	1.61	1.85	1.98	0.92	0.090	950
927550	381.20	418.10	36.90	2.33	0.27	0.01	7.25	2.48	2.53	2.66	0.63	0.090	950
927550	473.30	495.00	21.70	0.81	0.26	0.01	6.50	0.94	1.38	1.21	0.37	0.089	950
942490	359.50	382.30	22.80	0.68	0.14	0.00	4.70	0.68	3.31	2.06	0.23	0.088	950
942490	429.80	450.30	20.50	1.94	0.11	0.00	5.16	2.02	1.25	1.73	0.68	0.090	950
942490	503.80	514.50	10.70	1.34	0.20	0.00	5.20	1.46	1.37	3.02	0.14	0.089	950
942500	350.00	412.80	62.80	0.74	0.14	0.00	4.90	0.82	1.59	1.19	0.42	0.089	950
942500	432.20	478.70	46.50	0.57	0.10	0.00	5.99	0.62	1.32	1.23	0.54	0.088	950
942510	374.10	428.00	53.90	1.82	0.19	0.00	6.79	1.91	1.74	1.58	0.68	0.090	950
942510	444.00	473.00	29.00	1.87	0.30	0.00	5.38	2.09	2.49	3.04	0.61	0.090	950
942520	334.90	353.00	18.10	2.71	0.36	0.00	7.05	3.08	1.45	1.56	0.45	0.090	950
942520	458.00	483.90	25.90	0.85	0.54	0.00	4.51	1.18	1.31	1.33	0.86	0.089	950
942530	383.80	396.80	13.00	0.54	0.08	0.00	4.40	0.56	1.03	0.62	0.45	0.088	950
942530	480.30	499.10	18.80	8.64	1.01	0.00	10.52	9.72	2.24	7.45	3.77	0.097	950
942720	61.50	70.00	8.50	2.86	0.12	0.01	7.04	3.11	1.39	1.97	0.75	0.091	950
942750	101.60	106.40	4.80	0.24	0.02	0.00	3.40	0.21	2.61	1.03	0.38	0.088	950

APPENDIX 2

RESOURCE DRILL INTERCEPTS FOR CONTACT DEPOSITS AND THE 950 FOOTWALL VEIN COMPLEX
FNX-Dynatec Joint Venture McCreedy West Mine Property, Sudbury Area, Ontario

												Tonnage
Drill	From	To	Length	Cu	Ni	Co	Fe	S	Pt	Pd	Au	Factor	Zone
Hole No.	(ft.)	(ft.)	(ft.)%		%	%	%	%	g/t	g/t	g/t	(t/ft3)
942760	81.80	103.20	21.40	1.28	0.52	0.00	6.04	1.67	1.77	2.03	0.67	0.089	950
942780	113.00	125.00	12.00	2.21	0.16	0.00	7.38	2.24	3.53	2.81	1.45	0.090	950
942810	83.00	98.60	15.60	0.87	0.11	0.01	5.78	0.93	2.95	1.61	0.73	0.089	950
942810	125.00	154.50	29.50	0.90	0.19	0.00	6.17	1.01	1.98	1.27	0.61	0.089	950
942820	93.00	106.40	13.40	0.78	0.08	0.00	5.29	0.83	0.48	0.65	0.15	0.089	950
942820	131.30	139.80	8.50	1.22	0.09	0.00	5.87	1.30	1.59	1.77	0.40	0.089	950
942830	94.10	114.00	19.90	0.77	0.21	0.00	6.79	0.85	2.63	1.77	0.63	0.089	950
942840	85.00	97.50	12.50	0.95	0.31	0.00	6.91	1.08	2.07	0.97	0.42	0.089	950
942850	140.40	207.50	67.10	1.07	0.52	0.00	5.26	1.38	1.35	1.04	1.07	0.089	950
942850	222.50	289.00	66.50	2.71	0.37	0.00	6.90	3.07	2.03	2.88	0.57	0.090	950
942860	167.90	184.50	16.60	2.43	0.55	0.00	5.23	2.67	2.90	2.65	0.77	0.090	950
942860	207.20	225.00	17.80	0.62	0.24	0.00	8.06	0.74	1.09	1.25	0.25	0.088	950
942870	140.00	162.50	22.50	0.77	0.48	0.00	6.13	1.01	2.16	1.33	0.47	0.089	950
942880	134.80	165.00	30.20	1.18	0.19	0.00	5.83	1.14	3.87	2.96	0.75	0.089	950
942890	91.70	97.50	5.80	0.82	0.09	0.00	5.50	0.87	6.81	3.06	0.86	0.089	950
942890	124.10	139.80	15.70	0.36	0.05	0.00	5.26	0.39	0.21	0.39	0.06	0.088	950
942900	94.40	137.60	43.20	0.92	0.27	0.00	5.06	1.05	1.37	1.67	0.72	0.089	950
942910	84.00	91.10	7.10	1.14	0.10	0.00	5.30	1.20	1.85	1.71	0.48	0.089	950
942930	175.00	187.50	12.50	0.34	0.06	0.01	6.00	0.39	1.71	0.89	0.31	0.088	950
942930	204.20	340.60	136.40	2.79	0.43	0.00	6.57	3.13	2.25	2.72	1.40	0.090	950
942940	173.30	179.10	5.80	1.32	0.34	0.00	6.20	1.43	2.33	1.37	1.34	0.089	950
942940	224.20	238.40	14.20	1.23	0.60	0.01	6.92	1.53	1.80	1.77	0.85	0.089	950
942950	116.40	143.00	26.60	0.59	0.05	0.00	6.05	0.62	0.91	0.74	0.70	0.088	950
942960	124.50	142.50	18.00	0.53	0.15	0.01	7.18	0.60	1.27	0.88	0.85	0.088	950
942970	85.00	97.50	12.50	0.74	0.08	0.00	5.14	0.71	1.84	1.04	0.50	0.089	950
942980	75.00	142.10	67.10	0.40	0.16	0.00	5.09	0.52	0.81	0.78	0.36	0.088	950
942990	208.80	213.60	4.80	8.62	0.42	0.01	11.28	9.21	5.48	7.15	0.96	0.096	950

APPENDIX 2

RESOURCE DRILL INTERCEPTS FOR CONTACT DEPOSITS AND THE 950 FOOTWALL VEIN COMPLEX

FNX-Dynatec Joint Venture McCreedy West Mine Property, Sudbury Area, Ontario
												Tonnage
Drill	From	To	Length	Cu	Ni	Co	Fe	S	Pt	Pd	Au	Factor	Zone
Hole No.	(ft.)	(ft.)	(ft.)%		%	%	%	%	g/t	g/t	g/t	(t/ft3)
942990	263.20	286.50	23.30	1.51	0.26	0.00	5.66	1.69	1.50	1.83	0.50	0.089	950
942990	338.50	382.60	44.10	0.53	0.35	0.01	4.79	0.74	5.85	1.19	0.50	0.088	950
943000	158.20	182.30	24.10	1.65	0.49	0.01	6.67	1.82	1.80	1.45	0.65	0.090	950
943000	259.30	370.00	110.70	0.76	0.23	0.01	7.61	0.93	1.42	1.09	0.32	0.089	950
943000	385.70	455.30	69.60	1.04	0.31	0.01	7.07	1.28	1.59	2.25	1.07	0.089	950
964010	185.90	192.30	6.40	1.00	0.33	0.00	7.37	1.09	1.45	1.95	0.48	0.089	950
964010	307.60	414.00	106.40	0.44	0.15	0.00	4.79	0.56	1.63	1.29	0.40	0.088	950
964050	168.10	175.00	6.90	1.34	0.14	0.00	7.35	1.49	1.30	1.85	1.87	0.089	950
964050	214.80	245.00	30.20	0.39	0.03	0.00	4.28	0.41	0.35	0.35	0.10	0.088	950
964220	57.90	100.20	42.30	1.95	0.62	0.01	7.94	2.46	2.04	2.20	1.12	0.090	950
964220	137.00	181.80	44.80	1.55	0.66	0.00	6.39	2.01	1.67	1.72	0.70	0.089	950
964230	95.60	122.50	26.90	1.51	0.07	0.00	4.64	1.58	1.65	1.60	1.28	0.089	950
964230	181.80	317.50	135.70	1.28	0.23	0.00	6.23	1.46	2.20	2.02	1.02	0.089	950
964240	161.90	175.50	13.60	0.61	0.13	0.00	5.64	0.57	3.68	2.51	0.55	0.088	950
964240	266.10	328.00	61.90	2.70	1.31	0.02	8.62	3.62	3.18	3.14	0.73	0.090	950
964250	329.20	420.40	91.20	2.27	0.38	0.00	6.93	2.42	2.29	2.95	1.29	0.090	950
FNX0012	448.70	570.90	122.20	0.50	0.08	0.00	4.97	0.61	1.15	0.87	0.54	0.088	950
FNX0013	534.40	560.80	26.40	1.93	0.33	0.00	5.85	2.12	2.52	3.16	0.50	0.090	950
FNX0013	573.00	583.20	10.20	1.03	0.08	0.00	7.19	1.03	1.49	1.72	1.21	0.089	950
FNX0014	498.10	540.10	42.00	2.72	0.86	0.01	6.92	3.27	1.22	2.39	0.77	0.090	950
FNX0015	429.80	444.80	15.00	1.09	0.09	0.01	7.15	1.12	0.61	1.87	1.09	0.089	950
FNX0015	480.30	560.90	80.60	0.84	0.14	0.00	5.54	0.91	1.79	1.27	0.45	0.089	950
FNX0016	382.60	407.40	24.80	0.29	0.09	0.00	3.48	0.35	1.62	1.24	0.32	0.088	950
FNX0016	480.60	518.90	38.30	1.95	0.23	0.00	5.70	2.11	1.37	1.92	0.65	0.064	950
FNX0016	590.10	608.50	18.40	0.32	0.06	0.00	4.63	0.33	4.33	2.82	0.21	0.088	950
FNX0017	483.60	518.20	34.60	0.60	0.15	0.00	4.12	0.64	0.77	0.88	0.24	0.088	950
FNX0017	539.00	572.60	33.60	1.29	0.62	0.00	5.48	1.54	1.69	2.22	1.21	0.089	950

APPENDIX 2

RESOURCE DRILL INTERCEPTS FOR CONTACT DEPOSITS AND THE 950 FOOTWALL VEIN COMPLEX
FNX-Dynatec Joint Venture McCreedy West Mine Property, Sudbury Area, Ontario

												Tonnage
Drill	From	To	Length	Cu	Ni	Co	Fe	S	Pt	Pd	Au	Factor	Zone
Hole No.	(ft.)	(ft.)	(ft.)%		%	%	%	%	g/t	g/t	g/t	(t/ft3)
FNX0018	477.80	485.00	7.20	0.13	0.02	0.00	5.71	0.16	0.24	0.18	0.17	0.088	950
FNX0018	535.50	549.60	14.10	1.04	0.20	0.00	6.66	1.09	1.68	1.32	0.62	0.089	950
FNX0019	381.60	410.00	28.40	8.54	0.08	0.00	8.65	8.32	3.28	5.45	1.76	0.096	950
FNX0019	445.00	515.00	70.00	0.66	0.28	0.00	4.74	0.81	1.68	1.29	0.53	0.088	950
FNX0020	366.60	377.00	10.40	0.93	0.08	0.00	3.88	0.82	1.01	1.08	0.44	0.089	950
FNX0020	417.20	430.30	13.10	1.89	0.33	0.00	7.18	1.96	1.85	2.64	0.87	0.090	950
FNX0020	481.40	517.10	35.70	0.72	0.06	0.00	4.54	0.72	1.91	1.42	0.35	0.087	950
FNX0021	404.30	442.80	38.50	0.89	0.09	0.00	5.14	0.99	2.89	1.63	0.57	0.089	950
FNX0021	475.00	490.00	15.00	0.58	0.04	0.00	4.53	0.65	0.70	0.90	0.15	0.088	950
FNX0021	550.00	554.90	4.90	0.05	0.02	0.00	4.56	0.11	1.77	0.86	0.05	0.088	950
FNX0022	413.10	429.40	16.30	0.57	0.08	0.00	1.86	0.62	0.80	0.96	0.37	0.088	950
FNX0022	465.40	507.10	41.70	0.97	0.17	0.00	5.36	1.16	1.87	2.36	0.63	0.089	950
FNX0023	360.40	409.60	49.20	0.27	0.09	0.00	4.13	0.30	0.49	0.41	0.29	0.088	950
FNX0023	455.00	470.00	15.00	1.35	0.22	0.00	4.15	1.38	1.42	1.82	0.75	0.089	950
FNX0023	516.10	523.00	6.90	1.14	0.12	0.00	4.57	1.12	1.78	1.95	0.68	0.089	950
FNX0024	423.40	447.20	23.80	0.39	0.03	0.00	3.96	0.42	0.59	0.50	0.40	0.088	950
FNX0024	499.50	545.50	46.00	0.77	0.13	0.00	5.54	0.83	1.54	1.90	0.37	0.089	950
FNX0025	576.90	600.70	23.80	0.76	0.09	0.00	4.60	0.81	1.56	1.66	0.70	0.089	950

Source data from FNX Mining Company Inc.